Exhibit 10.1

MEMORANDUM OF DESIGNATION AND UNDERSTANDING

This MEMORANDUM OF DESIGNATION AND UNDERSTANDING (“Agreement”) is entered into as of April 10, 2015, by and among (i) BRE Imagination Holdco LLC (“Purchaser”), Blackstone Real Estate Partners VIII L.P. (together with its parallel funds and applicable alternative investment vehicles, “BREP VIII”; and, together with the Purchaser, the “Blackstone Parties”) on the one hand, and (ii) Blackstone Mortgage Trust, Inc., a Maryland corporation (“BXMT”) on the other hand, to memorialize the understanding of the Blackstone Parties and BXMT in respect of their acquisition of a specified portfolio of real estate-related assets, loans, mortgages and other interests being sold by one or more affiliates of General Electric Capital Corporation (such portfolio, the “Kensington Portfolio”). Capitalized terms used but not defined herein have the meanings given to them in the Purchase and Sale Agreement, dated as of April 10, 2015, by and among the Seller Parties and Purchaser, a copy of which is attached as Schedule I hereto (as it may be amended or supplemented from time to time in accordance with this Agreement, the “Purchase and Sale Agreement”) regarding the acquisition of the Kensington Portfolio.

RECITALS:

A. BREP VIII has identified the Kensington Portfolio as an investment to be pursued and consummated by BREP VIII and/or its parallel funds, applicable alternative investment vehicles and/or subsidiaries and certain other investment funds, vehicles, accounts, trusts or companies sponsored or managed by affiliates of BREP VIII (“Other Blackstone Funds” and, together with BREP VIII and their respective affiliates, collectively, “Blackstone”).

B. Purchaser is a subsidiary of BREP VIII and pursuant to that certain Limited Guaranty dated as of April 10, 2015, BREP VIII has guaranteed certain of the obligations of the Purchaser under the Purchase and Sale Agreement.

C. Subject to its rights under the Purchase and Sale Agreement, BXMT anticipates acquiring, or certain of BXMT’s Affiliates acquiring, the portion of the Kensington Portfolio specified on Schedule II attached hereto (the “BXMT Allocated Loans”) from the Seller Parties on the terms and conditions set forth in the Purchase and Sale Agreement.

D. Subject to its rights under the Purchase and Sale Agreement, the balance of the Kensington Portfolio not being acquired by BXMT is intended to be acquired directly or indirectly by BREP VIII and the Other Blackstone Funds and by Wells Fargo Bank, N.A. (the “Other Allocated Assets”). Commercial Loans included in the Other Allocated Assets shall be referred to in this Agreement as the “Other Allocated Loans”.

E. (i) The purchase price allocation relating to the acquisition of the BXMT Allocated Loans by BXMT has been reviewed by an independent valuation expert and by a special committee of the Board of Directors of BXMT and (ii) the determination of the allocation of the investment opportunity relating to the Kensington Portfolio and the BXMT Allocated Loans has been made by Blackstone in good faith in accordance with its investment allocation policies and procedures and the terms and conditions of the Second Amended and Restated Management Agreement, dated as of October 23, 2014, by and between BXMT and BXMT Advisors L.L.C.

F. In connection with the foregoing, the parties desire to enter into this Agreement with respect to BXMT’s acquisition of the BXMT Allocated Loans, and certain other agreements with respect to the rights of the parties with respect to the transactions contemplated under the Purchase and Sale Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, each of the parties hereto agree as follows:

1. Designation. Pursuant to Section 12.9 of the Purchase and Sale Agreement, Purchaser agrees to promptly designate BXMT, or such Affiliate or Affiliates of BXMT as BXMT may designate, as the Purchaser Party Designee for the BXMT Allocated Loans and BXMT agreed to accept such designation.

2. Purchase and Sale Agreement Obligations.

a. BXMT’s Performance of Obligations. Except for obligations that BXMT is not reasonably capable of performing because Purchaser is the signatory and the Purchaser Representative under the Purchase and Sale Agreement (which obligations the Blackstone Parties agree to timely perform or to cause one of the Other Blackstone Funds or any of their respective Affiliates to timely perform, in each case as required under the Purchase and Sale Agreement), BXMT agrees to timely perform all of the obligations of the Purchaser Parties under the Purchase and Sale Agreement with respect to the BXMT Allocated Loans in accordance with the terms and conditions of the Purchase and Sale Agreement. Without limiting the foregoing, and subject to the terms and conditions of the Purchase and Sale Agreement and BXMT’s rights under this Agreement, at each Closing that includes BXMT Allocated Loans, BXMT agrees to pay to the applicable Seller Parties the portion of the Unadjusted Purchase Price allocable to such BXMT Allocated Loans under the Purchase and Sale Agreement, as such amount shall be adjusted as expressly provided for under the Purchase and Sale Agreement.

b. Blackstone Parties’ Performance of Obligations. Subject to the terms and conditions of the Purchase and Sale Agreement, the Blackstone Parties agree to timely perform or to cause one of the Other Blackstone Funds or any of their respective Affiliates to timely perform, all of the obligations of the Purchaser Parties under the Purchase and Sale Agreement with respect to the Other Allocated Assets. Without limiting the foregoing, and subject to the terms and conditions of the Purchase and Sale Agreement and the Blackstone Parties’ rights under this Agreement, at each Closing that includes Other Allocated Assets, the Blackstone Parties agree to pay or to cause one of the Blackstone Parties’ Affiliates to pay to the applicable Seller Parties the portion of the Unadjusted Purchase Price allocable to such Other Allocated Assets under the Purchase and Sale Agreement, as such amount shall be adjusted as expressly provided for under the Purchase and Sale Agreement.

3. Other Rights and Obligations under Purchase and Sale Agreement. Purchaser and BXMT also agree as follows:

a. Amendments; Consents; Approvals. Purchaser agrees that, without the prior written consent of BXMT, which may be withheld in its sole discretion, it shall not amend, supplement or modify the Purchase and Sale Agreement, grant consents or approvals or waive any conditions thereto, in each case to the extent the same affects the BXMT Allocated Loans or the rights or obligations of BXMT (or any Affiliate of BXMT) as a Purchaser Party Designee. Purchaser shall: (i) provide BXMT no less than two (2) days’ advance written notice of any proposed amendments, modifications or supplements to the Purchase and Sale Agreement; (ii) promptly provide BXMT with copies of (A) any written materials received from the Seller Parties (including, without limitation, memoranda, summaries, complaints and any other materials provided to Purchaser pursuant to the Purchase and Sale Agreement), and (B) written notices from or to the Seller Parties, the Blackstone Parties, any third-parties or any Governmental Entity given to or received by the Blackstone Parties, in each case relating to the BXMT Allocated Loans or the rights or obligations of BXMT (or any Affiliate of BXMT) as a Purchaser Party Designee; and (iii) endeavor to keep BXMT reasonably informed of the transactions contemplated by the Purchase and Sale Agreement.

b. Exercise of Pre-Closing Rights. As the Purchaser Representative under the Purchase and Sale Agreement, Purchaser agrees to deliver any notice or election to the Seller Parties with respect to the BXMT Allocated Loans or any of the Purchaser Party rights that relate to BXMT’s rights or obligations under the Purchase and Sale Agreement as directed by BXMT.

c. Pro Rata Share.

i. “BXMT Pro Rata Share” shall mean the fraction, expressed as a percentage (x) the numerator of which is the aggregate Unpaid Principal Balance of the BXMT Allocated Loans as shown on the Signing Portfolio Tape and (y) the denominator of which is the aggregate Unpaid Principal Balance of all of the Commercial Loans as shown on the Signing Portfolio Tape.

ii. “Blackstone/Wells Fargo Pro Rata Share” shall mean the fraction, expressed as a percentage (x) the numerator of which is the aggregate Unpaid Principal Balance of the Other Allocated Loans as shown on the Signing Portfolio Tape and (y) the denominator of which is the aggregate Unpaid Principal Balance of all of the Commercial Loans as shown on the Signing Portfolio Tape.

d. Indemnification Claims Against Seller.

i. Cooperation. The Blackstone Parties and BXMT agree to cooperate fully and to keep each other reasonably informed in connection with respect to any claims for indemnification made against the Seller Parties under the Purchase and Sale Agreement and with respect to any Third Party Claims.

ii.	Allocation of Indemnity Claims. Pursuant to Section 11.6(c)(i)(B) of the Purchase and Sale Agreement, the liability of the Seller Parties with respect to Section 11.2(a) with respect to Purchased Commercial Loans shall not exceed $250 Million (the “Non-Fundamental Loan Rep Cap”); and pursuant to Section 11.6(c)(iii) of the Purchase and Sale Agreement, the liability of the Seller Parties under Article XI shall not exceed $6 Billion (the “Aggregate Liability Cap”). BXMT shall promptly notify Purchaser of any claims that BXMT makes against the Seller Parties seeking a recovery under Article XI of the Purchase and Sale Agreement (“BXMT Claims”). BXMT agrees not to pursue or recover from the Seller Parties’ amounts on account of BXMT Claims in excess of the BXMT Pro Rata Share of the Non-Fundamental Loan Rep Cap or the BXMT Pro Rata Share of the Aggregate Liability Cap without the consent of Purchaser, which may be withheld in its sole discretion. The Blackstone Parties shall promptly notify BXMT of any claims that the Blackstone Parties make against the Seller Parties seeking a recovery under Article XI of the Purchase and Sale Agreement (together with the matters referred to in Section 11.2(a) of the French PSA) (“Blackstone Claims”). The Blackstone Parties agree not to pursue or recover from the Seller Parties amounts on account of Blackstone Claims in excess of the Blackstone/Wells Fargo Pro Rata Share of the Non-Fundamental Loan Rep Cap or the Blackstone/Wells Fargo Pro Rata Share of the Aggregate Liability Cap without the consent of BXMT, which may be withheld it its sole discretion.

iii.	Equitable Allocation of Deductible. The Blackstone Parties and BXMT agree to equitably allocate between them any recoveries by the Blackstone Indemnity Parties (as hereinafter defined) and the BXMT Indemnity Parties (as hereinafter defined) that are subject to the deductibles set forth in Section 11.6(b) of the Purchase and Sale Agreement in proportion to the BXMT Pro Rata Share and the Blackstone/Wells Fargo Pro Rata Share.

e. Third-Party Claims.

i.	Purchaser Indemnification. Subject to BXMT’s obligation to first seek recovery from the Seller Parties for Losses recoverable from the Seller Parties under the Purchase and Sale Agreement, the Purchaser shall indemnify, defend and hold harmless BXMT and its subsidiaries, Affiliates, consultants, contractors and subcontractors and their respective employees, agents and representatives (collectively, the “BXMT Indemnity Parties”) from and against any Losses to the extent such Losses arise directly or indirectly from, result from or relate to the Other Allocated Assets that are Transferred to Blackstone.

ii.	BXMT Indemnification. Subject to the Blackstone Parties’ obligation to first seek recovery from the Seller Parties for Losses recoverable from the Seller Parties under the Purchase and Sale Agreement, BXMT shall indemnify, defend and hold harmless each Blackstone Party and its subsidiaries, Affiliates, consultants, contractors and subcontractors and their respective employees, agents and representatives (collectively, the “Blackstone Indemnity Parties”) from and against any Losses to the extent such Losses arise directly or indirectly from, result from or relate to the BXMT Allocated Loans that are Transferred to BXMT.

iii.	Notice of Claims. Each Person entitled to indemnification pursuant to Sections 3(e)(i) and 3(e)(ii) (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom the indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claims that it may have under Sections 3(e)(i) and 3(e)(ii), as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give notice shall not release the Indemnifying Party from its obligations under Sections 3(e)(i) and 3(e)(ii), as applicable, except to the extent that the failure prejudices the ability of the Indemnifying Party to contest that claim. None of BXMT or the Purchaser shall have any obligation or liability pursuant to this Section 3(e) with respect to any Third Party Claims unless notice of a claim pursuant to this Section 3(e)(iii) shall have been given within two (2) years of the Initial Closing.

iv.

Defense of Third Party Claims. If a claim for indemnification pursuant to Sections 3(e)(i) and 3(e)(ii) arises from any Action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the indemnifying party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Section 3 unless (1) the Indemnified Party is advised by counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party and the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct, (2) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within thirty (30) Business Days after notice of the assertion of any such claim or institution of any such Third Party Claim, or (3) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 3(e)(iv), (1) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Sections 3(e)(i) and 3(e)(ii) without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnified Party or require the Indemnified Party to admit any fault, culpability or failure to act by or on behalf of the Indemnified Party, and (2) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Sections 3(e)(i) and 3(e)(ii) without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provisions of this Section 3(e)(iv), if the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

v.	Limitations on Third Party Claims Liability.

1.	Notwithstanding the indemnifications set forth in Sections 3(e)(i) and 3(e)(ii), the Purchaser shall not have any obligation or liability to the BXMT Indemnity Parties and

BXMT shall not have any obligation or liability to the Blackstone Indemnity Parties with respect to any indirect, incidental, consequential, special or punitive damages.

2.	An Indemnified Party shall first seek full recovery for any indemnifiable claims under this Agreement from the Seller Parties pursuant to and to the extent available under the Purchase and Sale Agreement. The Indemnifying Party’s obligation under this Agreement shall be reduced by the amount of any such recovery from the Seller Parties under the Purchase and Sale Agreement, to the extent collected. If the amount of any Losses suffered by any Indemnified Party is reduced by recovery from the Seller Parties under the Purchase and Sale Agreement, an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

vi.	The provisions of this Paragraph 3 shall be the sole and exclusive remedies available to a party with respect to any Third Party Claim.

f. Commercially Reasonable Efforts; HSR Act; Expenses Under Purchase and Sale Agreement. BXMT and Purchaser each agree to comply with the provisions of Section 5.2 of the Purchase and Sale Agreement, including with respect to (A) using Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the BXMT Allocated Loans and the Other Allocated Assets as contemplated in the Purchase and Sale Agreement, and (B) making any filings pursuant to the HSR Act or any other Antitrust Law as provided in the Purchase and Sale Agreement. To the extent the Purchase and Sale Agreement allocates any costs or expenses to the “Purchaser Parties,” BXMT and the Purchaser agree that such costs or expenses will be the responsibility (i) of the Purchaser Party for which the benefit of such cost or expense relates (or ratably shared between the applicable Purchaser Parties) and/or (ii) of the Purchaser Party for which such cost or expense is necessary.

4. Confidentiality. BXMT acknowledges and agrees to be bound by the confidentiality and press release provisions of the Purchase and Sale Agreement, as if such provisions were set forth herein in their entirety. In addition, neither the Blackstone Parties nor BXMT shall disclose any information with respect to the transaction contemplated under this Agreement nor the existence of this Agreement to any person or entity without the written consent of the other party, other than: (a) their respective officers, directors, employees, agents, attorneys, accountants, advisors; (b) as required by any law, rule or regulation or judicial process (including any Required Filing) or as necessary for the enforcement of this Agreement; (c) as requested or required by any state, federal or foreign authority or examiner regulating Purchaser or BXMT; and (d) to the Seller Parties. The Blackstone Parties and BXMT agree to seek the other’s prior written consent (not to unreasonably withheld, conditioned or delayed) prior to issuing any press release with respect to the transactions contemplated by the Purchase and Sale Agreement. Notwithstanding the foregoing, but otherwise subject to the terms of this Agreement and the Purchase and Sale Agreement, each of BXMT and the Blackstone Parties shall be permitted to make any Required Filings without the consent of any other party.

5. Remedies.

a.	In the event BXMT defaults in the performance of its obligations under this Agreement and the Purchase and Sale Agreement to purchase the BXMT Allocated Loans (a “BXMT Purchase Default”), BXMT shall indemnify, defend and hold harmless the Blackstone Indemnity Parties from and against any Losses to the extent such Losses arise directly or indirectly from, result from such BXMT Purchase Default. Notwithstanding the indemnifications set forth in this clause 5(a), BXMT shall not have any obligation or liability to the Blackstone Indemnity Parties (A) for any amounts in excess of the amount of the Termination Fee, and the amount of any actual third party costs and expenses paid by the Blackstone Indemnity Parties in connection with pursuing the Transaction or (B) with respect to any indirect, incidental, consequential, special or punitive damages.

b.	In the event the Blackstone Parties default in the performance of their obligations under this Agreement and the Purchase and Sale Agreement to purchase the Other Allocated Assets (a “Blackstone Purchase Default”) and no BXMT Purchase Default has occurred, (i) BXMT shall not be responsible for payment of any portion of the Termination Fee, (ii) the Blackstone Parties shall reimburse BXMT for the amount of any actual third party costs and expenses paid by the BXMT Indemnity Parties in connection with pursuing the Transaction and (iii) the Blackstone Parties shall not be responsible for any indirect, incidental, consequential, special or punitive damages.

c.	The provisions of this Paragraph 5 shall be the sole and exclusive remedies available to a party in the event of a BXMT Purchase Default or Blackstone Purchase Default.

6. Further Assurances. Purchaser and BXMT shall use commercially reasonable efforts to execute such instruments, documents, approvals and consents as are reasonably necessary or proper in order to complete and ensure the transactions contemplated hereby.

7. Effect of Agreement. This Agreement memorializes the understanding and agreement of the parties hereto with respect to the subject matter hereof, and each of the parties hereto hereby represents and warrants as of the date hereof that (i) this Agreement has been duly authorized, executed and delivered thereby and is the valid and legally binding obligation thereof in accordance with and subject to the terms and conditions of this Agreement and (ii) the execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both violate any provision of law, statute, rule, regulation or executive order to which such party is subject; violate any judgment, order, writ or decree of any court applicable to such party; or result in the breach of or conflict with any term, covenant, condition or provision of, or constitute a default under, any material contract or other agreement or instrument, to which such party is or may be bound or affected.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors, assigns, and legal representatives of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and assigns, any rights or benefits under or by reason of this Agreement. Neither this Agreement, nor any of the rights, obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party.

9. Entire Agreement. It is expressly understood and agreed that this Agreement contains the entire agreement and understanding concerning the subject matter herein, and supersedes and replaces all prior negotiations and agreements between the parties hereto, whether written or oral.

The parties hereto acknowledge that they have read this Agreement and have executed it without relying upon any statements, representations, or warranties, written, or oral, not expressly set forth herein or incorporated herein by reference.

10. Waiver, Modification and Amendment. No provision herein may be waived unless in writing signed by the party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by written agreement executed by all of the parties hereto.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

12. Severability. In the event that one or more of the provisions or portions thereof of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each of the remaining provisions or portion thereof shall remain, continue to be valid and effective and be enforceable to the fullest extent permitted by law.

13. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives, and permitted assigns.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all when taken together shall constitute the Agreement. This Agreement may be executed by facsimile signature or in portable document format (PDF).

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BRE IMAGINATION HOLDCO LLC

By:	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VIII L.P. on behalf of itself and/or one or more of its parallel funds, alternative investment vehicles and/or subsidiaries

By:	Blackstone Real Estate Associates VIII L.P., its general partner

By:	BREA VIII L.L.C., its general partner

By:	/s/ Kenneth A. Caplan
	Name:	Kenneth A. Caplan
	Title:	Senior Managing Director

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Randall S. Rothschild
	Name:	Randall S. Rothschild
	Title:	Secretary and Managing Director, Head of Legal and Compliance

Schedule I

Purchase and Sale Agreement

(See attached)

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GENERAL ELECTRIC CAPITAL CORPORATION

and Certain Affiliates

as Seller Parties,

and

BRE IMAGINATION HOLDCO LLC,

BRE IMAGINATION GERMANY I LLC

AND

BRE IMAGINATION GERMANY II LLC

as Purchaser

Dated April 10, 2015

RECITALS:		1

ARTICLE I PURCHASE AND SALE		2

1.1	Purchase and Sale of Purchased Interests, Transferred Properties and Purchased Commercial Loans	2
1.2	Purchase Price	3
1.3	Payment of Estimated Initial Purchase Price and Estimated Deferred Purchase Price	6
1.4	Prorations, Calculations and Other Adjustments	6
1.5	Alternative Transactions	15
1.6	Allocations	15

ARTICLE II INSPECTION AND TITLE MATTERS		16

2.1	Purchaser Parties’ Inspections and Due Diligence	16
2.2	Due Diligence Indemnity	17
2.3	Title Matters	17
2.4	Potentially Excluded Equity Assets	22
2.5	Potentially Excluded Purchased Commercial Loans	23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		23

3.1	Organization, Power and Authority of the Seller Parties	23
3.2	Purchased Interests	24
3.3	Noncontravention; Consents	24
3.4	Capitalization, Subsidiaries and Joint Ventures	25
3.5	Existing Policies and Surveys; Ground Leases	26
3.6	Absence of Material Adverse Change	26
3.7	Litigation	26
3.8	Portfolio Tape	26
3.9	Tax Matters	27
3.10	Employees; Benefit Plans	29
3.11	No Condemnation	29
3.12	Environmental Matters	29
3.13	Rent Rolls	30
3.14	Purchased Commercial Loans	30
3.15	Material Contracts	32
3.16	Financial Advisor	33
3.17	Insurance	33
3.18	Certain Payments	33
3.19	Compliance with Laws	33
3.20	Affiliate Transactions	33
3.21	Existing Loans	34
3.22	Compliance	34
3.23	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES	34

-ii-

(continued)

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES		36

4.1	Organization, Power and Authority of the Purchaser	36
4.2	Noncontravention; Consents	36
4.3	Financial Advisor	36
4.4	Litigation	36
4.5	Funding	37
4.6	Investment Representation	37
4.7	Solvency	37
4.8	Compliance	37
4.9	Canada Value Added Tax	38
4.10	No Other Representations and Warranties; No Reliance; Purchaser Parties Investigation	38

ARTICLE V COVENANTS		38

5.1	Conduct of the Business Pending Transfer	38
5.2	Commercially Reasonable Efforts	42
5.3	Public Announcements	44
5.4	Confidentiality	45
5.5	Transfer Taxes	45
5.6	Tax Treatment; Tax Returns	46
5.7	Real Property Taxes	48
5.8	Tax Elections	49
5.9	Termination of Rights to GE Names and GE Marks	49
5.10	Distributions	50
5.11	Post-Closing Access	50
5.12	Mutual Release of the Other Parties	50
5.13	Certain State Disclosure Requirements	51
5.14	Resignations	51
5.15	Compliance with ROFRs and Pre-Emptive Rights	52
5.16	Employment Matters	52
5.17	Transition Services Arrangements	52
5.18	Financing Arrangements	52
5.19	Purchaser Party Designee	53
5.20	Existing Loans	53
5.21	Seller Financing	54
5.22	Works Councils/Employee Representative Bodies	54
5.23	Commercial Loan Backlog	54
5.24	Loan Transfers	54
5.25	Excluded Asset Benefits	55
5.26	Certain Prohibited Transfers	55
5.27	Bulk Sales	55
5.28	Certain Insurance Matters	55
5.29	Local Transfer Agreements	56
5.30	Certain Credit Support Arrangements	57
5.31	Certain Loan Documentation	57

-iii-

(continued)

ARTICLE VI OPTION ASSETS		58

6.1	Option Assets	58
6.2	Exercise of Option	58
6.3	Option Unadjusted Asset Purchase Price Amounts	58
6.4	Effect of Option Exercise	58
6.5	Kick-Out Rights	58

ARTICLE VII DEFERRED ASSETS AND ROFR AND PRE-EMPTIVE RIGHTS		59

7.1	Deferred Assets	59
7.2	Effect of Deferring the Transfer of the Deferred Interests	60
7.3	ROFR and Pre-Emptive Right Assets	61

ARTICLE VIII CASUALTY AND CONDEMNATION		63

8.1	In General	63
8.2	Insurance and Condemnation Proceeds	63
8.3	Restoration Plans	63

ARTICLE IX CLOSING		63

9.1	Initial Closing	63
9.2	Conditions to each Party’s Obligation to effect the Transactions	64
9.3	Conditions to Obligations of the Seller Parties to the Initial Closing	65
9.4	Conditions to Obligations of Purchaser Parties to the Initial Closing	66
9.5	Deferred Closing	67
9.6	Conditions to Obligations of the Seller Parties to the Deferred Closing	67
9.7	Conditions to Obligations of the Purchaser Parties to the Deferred Closing	67
9.8	Non-United States Properties and Purchased Interests	68

ARTICLE X TERMINATION; DEFAULT AND REMEDIES		68

10.1	Termination	68
10.2	Effect of Termination	69
10.3	Defaults and Remedies	69
10.4	Termination with respect to Deferred Closing	70
10.5	Termination Fee	71

ARTICLE XI SURVIVAL; INDEMNIFICATION		72

11.1	Survival of Representations and Warranties	72
11.2	Indemnification by the Seller Parties	72
11.3	Indemnification by the Purchaser Parties	72
11.4	Character of Indemnity Payments	73
11.5	Notice and Resolution of Claims	73
11.6	Limitations on Liability	75
11.7	Exclusive Remedy; Nature of Representations and Warranties	78

ARTICLE XII GENERAL PROVISIONS		78

12.1	Amendment	78
12.2	Extension; Waiver	78

-iv-

(continued)

12.3	Representative	78
12.4	Notices	79
12.5	Interpretation	80
12.6	Counterparts	80
12.7	Entire Agreement; No Third-Party Beneficiaries	80
12.8	Governing Law	80
12.9	Assignment; Binding Agreement	80
12.10	Enforcement	81
12.11	Severability	82
12.12	Time is of the Essence	82
12.13	Expenses	82
12.14	Schedule References and Sections	82
12.15	Joint and Several Liability; Post-Closing Rights; Joint Action	83
12.16	Effect of Pre-Closing Actions	83
12.17	Further Assurances	83
12.18	Schedule 5.5(b)	83

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Employment Matters
Exhibit C	-	Purchased Interest Assignment and Assumption Agreement
Exhibit D	-	Lease Assignment Agreement
Exhibit E	-	Purchased Commercial Loan Assignment and Assumption Agreement

-vi-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 10, 2015, is entered into by and among General Electric Capital Corporation, a Delaware corporation (“Seller” and, together with the Seller Designees permitted pursuant to this Agreement, the “Seller Parties”), on the one hand, and BRE Imagination Holdco LLC, a Delaware limited liability company, BRE Imagination Germany I LLC, a Delaware limited liability company and BRE Imagination Germany II LLC, a Delaware limited liability company (collectively, “Purchaser” and together with the Purchaser Party Designees permitted pursuant to this Agreement, the “Purchaser Parties”), on the other hand. Each of the Seller Parties and the Purchaser Parties shall be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

RECITALS:

A.	The Seller Parties desire to sell, transfer, convey, assign and deliver to the applicable Purchaser Party (or a Purchaser Party Designee permitted by this Agreement): (i) the Interests (the “Purchased Interests”) in each of the entities set forth on Schedule 1 (as such Schedule 1 may be amended in accordance with this Agreement, each such entity, a “Purchased Entity”), (ii) all of the Seller Parties’ right, title and interest in each of the properties described on Schedule 2 (as such Schedule 2 may be amended in accordance with this Agreement) (together with the Property-Related Interests related to each such property, each a “Transferred Property” and, collectively, the “Transferred Properties” and together with the Underlying Properties, collectively, the “Properties”), and (iii) each of the Commercial Loans set forth on the Signing Portfolio Tape (as such Signing Portfolio Tape may be amended in accordance with this Agreement, collectively, the “Purchased Commercial Loans”), together with the Commercial Loan-Related Assets, in each case, in accordance with the terms and conditions set forth in this Agreement. For purposes of this Agreement, “Equity Assets” shall mean the collective reference to the Purchased Interests and the Transferred Properties.

B.	The Purchaser Parties desire to purchase and acquire from the Seller Parties the Purchased Interests, the Transferred Properties and the Purchased Commercial Loans, in each case, in accordance with the terms and conditions set forth in this Agreement.

C.	Concurrently with the execution hereof, certain Affiliates of the Purchaser Parties have executed and delivered to certain Affiliates of the Seller Parties doing business in the Republic of France a letter agreement in which such Affiliates of the Purchaser Parties irrevocably offer to purchase certain assets of such Affiliates of the Seller Parties (the “Irrevocable Offer”). In addition, on the date hereof, certain Affiliates of the Purchaser Parties have delivered to certain Affiliates of the Seller Parties a counterpart signature page to an accession and amendment agreement to this Agreement (the “French Accession and Amendment Agreement”) pursuant to which, upon effectiveness, certain terms and conditions of this Agreement would be amended and supplemented as set forth in the French Accession and Amendment Agreement. In the event that such Affiliates of the Seller Parties determine to accept the Irrevocable Offer, then such Affiliates of the Seller Parties will deliver a signed counterpart of the French Accession and Amendment Agreement to such Affiliates of the Purchaser Parties in accordance with the terms and conditions of the Irrevocable Offer.

D.	Concurrently with the execution hereof, as an inducement for the Seller Parties to enter into this Agreement, the Guarantor has executed and delivered the Guarantee to Seller (on behalf of the Seller Parties).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of Purchased Interests, Transferred Properties and Purchased Commercial Loans.

(a) Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, at the applicable Initial Closing, each of the applicable Seller Parties shall Transfer to the applicable Purchaser Party, and the applicable Purchaser Party shall purchase and acquire from such Seller Party, (i) all of the Purchased Interests (other than any Deferred Interests, if applicable), (ii) all of such Seller Parties’ right, title and interest in the Transferred Properties (other than any Deferred Properties, if applicable), and (iii) the Purchased Commercial Loans (other than any Deferred Commercial Loans, if applicable).

(b) Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, if applicable, at each Deferred Closing, each of the Seller Parties, as applicable, shall Transfer to the applicable Purchaser Party, and the applicable Purchaser Party shall purchase and acquire from such Seller Party, (i) the applicable Deferred Interests, (ii) the applicable Deferred Properties, and/or (iii) the applicable Deferred Commercial Loans, in each case, subject to the satisfaction or waiver of the applicable Deferral Condition related to such Deferred Interests, Deferred Property or Deferred Commercial Loan.

(c) On the terms and subject to the conditions of this Agreement, from and after the applicable Closing at which the applicable Properties, Purchased Interests or Purchased Commercial Loans are Transferred to the applicable Purchaser Parties, such Purchaser Parties shall assume and be solely responsible for the payment, performance and discharge of all Liabilities (i) with respect to any applicable Property, under the applicable Leases, Assumed Contracts, and, if applicable, Ground Leases, affecting such Property, including all performance obligations of the lessor or ground lessee, as applicable, thereunder, in each case, to the extent arising or accruing on or after the applicable Closing, (ii) with respect to all Purchased Interests, relating to the operation of the Purchased Entities from and after the applicable Closing, and (iii) with respect to any Purchased Commercial Loans, arising or accruing on or after the applicable Closing Date, in each case, excluding the Excluded Liabilities (the “Assumed Liabilities”).

(d) In the event a Transferred Property, Purchased Interest or Purchased Commercial Loan is removed from the Transaction pursuant to the provisions of this Agreement (each an “Excluded Asset”), Schedule 1, Schedule 2 or the applicable Portfolio Tape, as applicable, shall automatically be deemed to be updated to reflect the removal of such Excluded Asset. In the event a property, entity or Designated Backlog Asset is added to the Transaction pursuant to the provisions of this Agreement, Schedule 1, Schedule 2 or the applicable Portfolio Tapes, as applicable, shall automatically be deemed to be updated to reflect such addition.

(e) The Seller Parties own (or shall own immediately prior to the applicable Closing), directly or indirectly, all of the Purchased Interests, Transferred Properties and Purchased Commercial Loans, and where applicable in this Agreement, all references to the Seller Parties shall include any Affiliate of a Seller Party that directly owns a Purchased Interest, Transferred Property or Purchased Commercial Loans and (i) any reference in this Agreement to a Seller Party taking or not taking any action, including the payment of any proration amount, shall refer, where applicable, to the Seller Parties causing such Affiliates of a Seller Party that directly owns a Purchased Interest, Transferred Property or Purchased Commercial Loan to taking such action and (ii) any reference in this Agreement to a Seller Party making a representation or warranty shall be deemed to be the Seller Party making such representation on behalf of the applicable Affiliates of Seller Party that directly own such Purchased Interest, Transferred Property or Purchased Commercial Loan making such representation. Seller agrees to cause the Transfer of each Transferred Property, Purchased Interest or Purchased Commercial Loan to the Purchaser Parties in accordance with the terms and subject to the conditions of this Agreement.

1.2 Purchase Price.

(a) Subject to the terms and conditions of this Agreement and the applicable adjustments set forth in Section 1.2(b) and Section 1.2(c) and as otherwise provided in this Agreement, the aggregate purchase price payable with respect to the Purchased Interests, the Transferred Properties and the Purchased Commercial Loans shall be equal to the sum of (i) the Unadjusted Asset Purchase Price Amounts with respect to each of the Transferred Properties and each of the Purchased Interests and (ii) the Unadjusted Loan Purchase Price with respect to each of the Purchased Commercial Loans ((i) and (ii) collectively, the “Unadjusted Purchase Price”). The purchase price for the Purchased Interests and the Transferred Properties, including adjustments thereto and applicable prorations, shall be payable in the currency of the jurisdiction in which the applicable Properties or Underlying Properties are located, except that the Unadjusted Purchase Prices for all Transferred Properties and Purchased Interests located in Central and Western Europe (excluding the United Kingdom) shall be payable in Euros. The purchase price for the Purchased Commercial Loans (or each portion or tranche thereof) shall be payable in the currency in which the applicable Purchased Commercial Loan (or each portion or tranche thereof) is payable and, for Transfers in Europe which require the purchase price for a Purchased Interest or the Transferred Property to be paid to a notary’s account before being credited to the relevant Seller Party, such purchase price shall be payable in accordance with the instructions of such notary and such payment shall discharge in full the relevant Purchaser Party’s obligations to pay such purchase price hereunder.

(b) At each applicable Closing, the portion of the Unadjusted Purchase Price payable to the Seller Parties with respect to the Purchased Interests and Transferred Properties shall be an amount equal to:

(i) the sum of the Unadjusted Asset Purchase Price Amounts with respect to each of the Purchased Interests and Transferred Properties Transferred at the applicable Closing, plus or minus,

(ii) to the extent applicable, with respect to any Purchased Interests or any Transferred Properties Transferred at such Closing, the net amount of the Proration Items and other adjustments provided for pursuant to Section 1.4 and this Section 1.2 as set forth on the applicable Initial Closing Statement or the applicable Deferred Closing Statement (the applicable amount payable at the Initial Closing with respect to any Transferred Properties and any Purchased Interests, the “Estimated Initial Equity Purchase Price”; and the applicable amount payable at any Deferred Closing with respect to any Transferred Properties and any Purchased Interests, the “Estimated Deferred Equity Purchase Price”). Notwithstanding the foregoing, the Unadjusted Purchase Price with respect to those certain Purchased Interests set forth on Schedule 1 to this Agreement relating to the Underlying Properties and listed as the Martinez Cogen Property, Petrarca and Artemis shall be equal to the Unadjusted Asset Purchase Price for each Purchased Interest set forth on Schedule 1, without any further adjustments pursuant to Section 1.4 of this Agreement.

(c) At each applicable Closing, the portion of the Unadjusted Purchase Price payable to the Seller Parties with respect to the Purchased Commercial Loans shall be an amount equal to (A) the sum of the Unadjusted Loan Purchase Price with respect to each of the Purchased Commercial Loans Transferred at the applicable Closing, plus or minus, (B) to the extent applicable, with respect to any Purchased Commercial Loans Transferred at such Closing, the net amount of the Proration Items and other adjustments provided for pursuant to Section 1.4 and this Section 1.2, the estimates of such amounts shall be as set forth on the applicable Initial Closing Statement or the applicable Deferred Closing Statement (the applicable amount payable at the Initial Closing with respect to any Transferred Purchased Commercial Loans, the “Estimated Initial Debt Purchase Price”; and the applicable amount payable at any Deferred Closing with respect to any Transferred Purchased Commercial Loans, the “Estimated Deferred Debt Purchase Price”). The procedures relating to the payment of the purchase price for each Purchased Commercial Loan shall be in accordance with the applicable provisions of Section 1.4. At each applicable Closing, without duplication, the portion of the Unadjusted Loan Purchase Price payable to the Seller Parties with respect to the applicable Purchased Commercial Loans shall be adjusted on the applicable Closing Date as follows:

(i) Fully Prepaid Commercial Loans. If any Purchased Commercial Loans have been repaid or prepaid in full prior to being Transferred to a Purchaser Party, such Purchased Commercial Loans will not be Transferred to any Purchaser Party (a “Fully Prepaid Commercial Loan”), shall be removed from the applicable Portfolio Tapes and the Unadjusted Purchase Price shall be reduced by the Unadjusted Loan Purchase Price with respect to each such Fully Prepaid Commercial Loan. Additionally, the Purchaser Parties shall be entitled to a credit on the applicable Closing Unpaid Principal Balance Statement with respect to such Fully Prepaid Commercial Loan in an amount equal to the Applicable Prepayment Reduction Amount, if any and in the event that no further Closings are expected with respect to Purchased Commercial Loans, such Applicable Prepayment Reduction Amount, if any, shall be paid by wire transfer of the applicable currency to the account designated by the applicable Purchaser Party within ten (10) Business Days of the earlier to occur of the date such Purchased Commercial Loan becomes a Fully Prepaid Commercial Loan or the date it is determined by the Parties acting reasonably there will be no further Closings with respect to Purchased Commercial Loans. Notwithstanding the foregoing, if any Purchased Commercial Loans with an Unadjusted Loan Purchase Price that is less than the Unpaid Principal Balance of such Purchased Commercial Loan is paid or repaid in full prior to being Transferred to a Purchaser Party, then in lieu of receiving a credit of the Applicable Prepayment Adjustment Amount, the Purchaser Parties shall receive a credit in the amount equal to the sum of (x) the principal repayment or prepayment in excess of the Unadjusted Loan Purchase Price, and (y) all Commercial Loan Prepayment Fees.

(ii) Partially Prepaid Commercial Loans. If any Purchased Commercial Loans have been repaid or prepaid in part prior to being Transferred to a Purchaser Party, the Unadjusted Loan Purchase Price in respect of each such partially prepaid Purchased Commercial Loan shall be reduced by an amount equal to the product of (A) the difference between the Unpaid Principal Balance of the Purchased Commercial Loan reflected on the Signing Portfolio Tape and the Unpaid Principal Balance of the Purchased Commercial Loan reflected on the applicable Closing Unpaid Principal Balance Statement, and (B) the Loan Portfolio Percentage Premium. Additionally, the Purchaser Parties shall be entitled to a credit on the applicable Closing Unpaid Principal Balance Statement with respect to such partially prepaid Purchased Commercial Loan in an amount equal to the Applicable Prepayment Reduction Amount in connection with such prepayment, if any.

(iii) Accrued Interest; Default Interest; Late Charges. The Seller Parties shall receive a credit at the applicable Closing of each Purchased Commercial Loan in an amount equal to all accrued and unpaid basic interest (to the extent currently payable) from the beginning of the month (or other periods) through the Adjustment Time to the applicable Adjustment Time, provided that such amount shall only be payable if no default or event of default exists as of such Adjustment Time; provided further, that the applicable Purchaser Party shall be entitled to (A) all accrued and unpaid interest (including any default interest) from and after the Adjustment Time, and (B) all default interest on each Purchased Commercial Loan that is Transferred to a Purchaser Party at such Closing. The Seller Parties shall not receive any credit with respect to any accrued default interest or late charges with respect to any Purchased Commercial Loan.

(iv) Reserves and Deposits. With respect to each applicable Closing at which any Purchased Commercial Loan is Transferred to the Purchaser Parties, the Seller Parties or the applicable Purchased Entities shall deliver or cause to be delivered to the Purchaser Parties all funds in reserve and deposit accounts made by or on behalf of an Obligor or which are security for the applicable Purchased Commercial Loan being Transferred and are held by or on behalf of any Seller Party.

(v) Letters of Credit. With respect to each applicable Closing at which any Purchased Commercial Loan is Transferred to the Purchaser Parties, the Seller Parties shall deliver or cause to be delivered to the Purchaser Parties all Commercial Loan-Related Assets, including, all deposits and credit support received from the related Obligors or as security for the applicable Purchased Commercial Loan in the form of bonds or letters of credit being held by or on behalf of the Seller Parties, at Seller Parties’ cost (including the payment of any third party transfer fees and expenses). If any of the letters of credit included in the Commercial Loan-Related Assets are not transferable, the Seller Parties shall request and use Commercially Reasonable Efforts, following the Transfer of the applicable Purchased Commercial Loan to the Purchaser Parties, the related Obligors to cause new letters of credit to be issued in favor of applicable Purchaser Parties in replacement thereof and shall cooperate with Purchaser Parties in connection with having such new letters of credit issued by on behalf of such Obligors in the name of Purchaser Parties, with all costs and expenses of the replacement to be paid for by the Seller Parties or the applicable Purchased Entities (if prior to its Transfer hereunder).

(vi) Origination/Commitment Fees. With respect to each Closing at which a Designated Backlog Asset is Transferred to the Purchaser Parties, the Seller Parties shall provide the Purchaser Parties with a credit at such Closing equal to 50% of all Origination Fees collected with respect to such Designated Backlog Asset.

(vii) Prepayment Notice in Advance of Closing. With respect to any Purchased Commercial Loan where the Loan Portfolio Percentage Premium is greater than 100% for which a notice of full or partial prepayment is issued prior to the Closing Date, no Loan Portfolio Percentage Premium for the amount being prepaid shall be payable for any purposes under this Agreement in respect of (A) any Purchased Commercial Loan to be fully prepaid, and (B) the portion of any Purchased Commercial Loan that will be partially prepaid.

(viii) Agency Fees. All Agency Fees payable to the Seller Parties or an Affiliate of Seller shall be prorated as of the Adjustment Time with the Purchaser Parties receiving a credit for all Agency Fees collected by or on behalf of the Seller Parties relating to periods from and after the Adjustment Time.

(ix) Receipt of Loan Payments. Amounts received by the Seller Parties from the applicable Obligor, as security for or in payment of any Purchased Commercial Loan from and after the applicable Closing Date on which the related Purchased Commercial Loan was Transferred with respect to which Purchaser Parties are entitled, shall be received by the Seller Parties, as agent, in trust for and on behalf of Purchaser Parties and the Seller Parties shall pay such amounts over to Purchaser Parties promptly, together with such reasonable information, to the extent known, as to the source and classification of such payments, including any invoice relating thereto. Amounts received by the Purchaser Parties from the applicable Obligor, as security for or in payment of any Purchased Commercial Loan from and after the applicable Closing Date on which the related Purchased Commercial Loan was Transferred with respect to which the Seller Parties are entitled, shall be received by the Purchaser Parties, as agent, in trust for and on behalf of the Seller Parties and Purchaser Parties shall pay such amounts over to the Seller Parties promptly, together with such reasonable information, to the extent known, as to the source and classification of such payments, including any invoice relating thereto.

(d) Each Party shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal, state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Party intending to deduct or withhold on a payment hereunder, other than solely as a result of a failure of a Seller Party to provide a FIRPTA Certificate as required pursuant to Schedule 9.2(c), shall use Commercially Reasonable Efforts to notify the Party on which such deduction or withholding is intended to be imposed not later than fifteen (15) days prior to the date such payment or transfer is to be made. The Purchaser Parties, on the one hand, and the Seller Parties, on the other hand, shall use Commercially Reasonable Efforts to cooperate with and take any actions requested by the other Party to minimize or establish an exemption from such deduction or withholding.

1.3 Payment of Estimated Initial Purchase Price and Estimated Deferred Purchase Price. At each applicable Closing, the Purchaser Parties shall pay to the Seller Parties an amount equal to (a) with respect to the applicable Initial Closing, the applicable portion of the Estimated Initial Purchase Price with respect to the Transferred Properties, Purchased Interests and Purchased Commercial Loans to be Transferred to the Purchaser Parties at such Initial Closing, and (b) with respect to any Deferred Closing, the applicable portion of the Estimated Deferred Purchase Price with respect to the Transferred Properties, Purchased Interests and Purchased Commercial Loans to be Transferred to the Purchaser Parties at such Deferred Closing, in each case, in immediately available funds by wire transfer to a Title Company mutually agreed upon by the Seller Parties and the Purchaser Parties to act as an escrow agent with respect to the transaction (“Escrow Agent”) to be disbursed to the Seller Parties in accordance with the provisions of this Agreement on the applicable Closing Date.

1.4 Prorations, Calculations and Other Adjustments.

(a) Generally.

(i) All prorations, calculations and other adjustments of the items described in this Section 1.4 shall be made at the applicable Closing based on the applicable Closing Statement prepared in accordance with this Section 1.4. As set forth in Section 1.2(b) and Section 1.2(c), the net amount of credits to the Purchaser Parties and the Seller Parties for Proration Items, as reflected on the applicable Closing Statement, shall result in an increase or decrease of the Unadjusted Purchase Price.

(ii) Except as otherwise set forth herein, (A) all items to be prorated and other adjustments to be made, as applicable, pursuant to Sections 1.2(b) and 1.2(c) and Section 1.4 (the “Proration Items”) and (B) all calculations to be made pursuant to Sections 1.2(b) and 1.2(c) and this Section 1.4 shall be made as of 11:59 p.m. of the day immediately preceding the applicable Closing Date (the “Adjustment Time”) and the net amount thereof either shall be paid by the Purchaser Parties to the Seller Parties or credited to the Purchaser Parties, as the case may be, at the applicable Closing. The Purchaser Parties shall be treated as the owner of the Purchased Interests, Transferred Properties or Purchased Commercial Loans, as applicable, Transferred at the applicable Closing, for amounts relating to periods beginning at and after the Adjustment Time applicable to such Closing. The Purchaser Parties and the Seller Parties acknowledge that, except as otherwise expressly provided herein, or elsewhere in the other agreements and documents contemplated hereunder, the purpose and intent as to prorations and adjustments is that the Seller Parties (or the applicable Purchased Entities) shall bear all expenses of ownership and operation of the Transferred Properties, the Purchased Interests and the Purchased

Commercial Loans Transferred at the Closing, and shall receive the benefit of all income therefrom, accruing until the Adjustment Time applicable to such Closing and the Purchaser Parties shall bear all such expenses of ownership and operation of the Transferred Properties, the Purchased Interests and the Purchased Commercial Loans and receive the benefit of all income therefrom accruing after the applicable Adjustment Time.

(iii) The Parties agree that any increase or decrease pursuant to this Section 1.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

(iv) With respect to any Purchased Interests:

(A) The purchase price with respect to any Purchased Interest Transferred at a Closing will be determined by first adjusting the Unadjusted Asset Purchase Price for each applicable Underlying Property owned by a Joint Venture on the applicable Closing Date pursuant to Section 1.4(a)(iv)(B) below and then calculating the distributions that would be made to the applicable Seller Party from a Hypothetical Sale. For purposes hereof, a “Hypothetical Sale” means a transaction where (1) the applicable Underlying Property or Underlying Properties owned by a Joint Venture on the applicable Closing Date are sold at their Unadjusted Asset Purchase Prices, as adjusted pursuant to Section 1.4(a)(iv)(B) (without duplication), then (2) all applicable Underlying Property indebtedness, including any secured mortgage and mezzanine indebtedness, is paid at par and without any penalties, yield maintenance, breakage or other fees and charges, then (3) other liabilities which are due on a sale of the Underlying Properties in question are paid, including the payment of disposition fees and incentive or promote fees under any Joint Venture or Subsidiary of a Joint Venture, and then (4) the remaining net proceeds are distributed to the partners or members in accordance with the Venture Agreements. For avoidance of doubt, fees which are incremental contingent fees, such as fees paid only if an Operating Partner is hired as a broker will not be debited in the calculation under this Section 1.4(a)(iv).

(B) For each Closing for which a Purchased Interest is Transferred to a Purchaser Party, the Unadjusted Asset Purchase Price for the applicable Underlying Property or Underlying Properties that are the subject of the Transfer will be adjusted as follows:

(1) The Unadjusted Asset Purchase Price will be increased by the amount of all reserves, deposits, loan escrows and other similar items held by or for the benefit of a Joint Venture or a Subsidiary of the Joint Venture and where the Purchaser, directly or indirectly, receives the benefit of the same as part of the transfer (collectively, “JV Reserve Items”);

(2) The Unadjusted Asset Purchase Prices shall be adjusted in accordance with Section 1.4(a)(iv)(C) and, to the extent not duplicative of Section 1.4(a)(iv)(C), the provisions of Section 1.4(b) below; and

(3) With respect to any Purchased Entity, the Unadjusted Asset Purchase Prices will be decreased by any Mandatory Removal Exceptions to the extent not cured by the Seller Parties prior to the applicable Closing.

(C) The following additional prorations shall be applied (without duplication of the prorations set forth in Section 1.4(b) or the payments or credits made in Section 1.4(a)(iv), and without any adjustment for title matters) to the prorations made under Section 1.4(a)(iv)(B):

(1) Intracompany receivable/payable balances, if any, will be settled prior to Closing and neither Purchaser Parties nor Seller Parties shall be entitled to a credit or adjustment therefor;

(2) The Parties acknowledge that franchise and similar taxes in the State of Texas (“Texas Franchise Taxes”) are generally payable 12 to 18 months after the attributable tax year. The Seller Parties will bear the burden for Texas Franchise Taxes for periods prior to Closing; and

(3) Current assets and current liabilities will be identified, with (x) “current assets” which shall include only cash and cash equivalents, deposits, tenant security deposits, prepaid expenses, reserves and escrows (including, without limitation, for tax, insurance, debt service, capital improvements or replacements) but specifically excluding goodwill, secured indebtedness, the value of the land, improvements and equipment and unspent capital contributions not otherwise expressly adjusted pursuant to the provisions of this Agreement; and (y) “current liabilities” which shall include only accounts payable, accrued payroll, accrued expenses (including accrued Texas Franchise Taxes and if the actual accrued Texas Franchise Taxes are not yet determined, then an estimated accrued amount for periods prior to the Closing) and refundable tenant security deposits and obligations to refund therefor.

(D) At the applicable Closing, the Parties will calculate the difference between the amount of the current assets less the amount of the current liabilities (the “Working Capital Figure”). The aggregate Unadjusted Asset Purchase Price attributable to the applicable Equity Entity will be increased by the amount of any positive Working Capital Figure and decreased by any negative Working Capital Figure so calculated.

(b) Proration of Rent with respect to Properties and Underlying Properties.

(i) Base or Fixed Rent. With respect to each Property, base or fixed rent (“Fixed Rent”) paid by any Tenant under the applicable Lease shall be prorated on an “if and when collected basis” as of the applicable Adjustment Time. The Purchaser Parties shall receive a credit at the Closing for any base or fixed rent paid by a Tenant to the applicable Seller Party or Purchased Entity with respect to a Property for the rent period in which such Closing occurs in an amount equal to the rent paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the applicable Closing Date through and including the last day of the rent period in which the applicable Closing occurs, and the denominator of which is the total number of days in the rent period in which the applicable Closing occurs.

(ii) Percentage Rent. With respect to each Property for which such rent is payable, payments of additional rent based upon the amount by which a designated percentage of any Tenant’s business, including gross revenues, achieved during the applicable period for which such rent is due under the applicable Lease (the “Percentage Rent Period”) exceeded base or fixed rent, breakpoint or some other standard (the “Percentage Rent”), if any, for any Percentage Rent Period in which the applicable Closing occurs shall be apportioned between the applicable Seller Party and the applicable Purchaser Party on an “if and when collected” basis, as of the Adjustment Time. The Purchaser Parties shall receive a credit at the applicable Closing for any Percentage Rent paid by a Tenant to the applicable Seller Party or Purchased Entity with respect to a Property for the rent period in which such Closing occurs in an amount equal to the rent paid for such rent period, multiplied by a fraction, the numerator of which is the number of days from and including the applicable Closing Date through and including the last day of the rent period in which the applicable Closing occurs, and the denominator of which is the total number of days in the rent period in which the applicable Closing occurs.

(iii) Additional Rent.

(A) With respect to each Property, payments of rent and any other amounts, receipts or reimbursements (other than Fixed Rent and Percentage Rent), including any parking fees, management fees, service fees, operating expense payments, insurance payments and tax payments (the “Additional Rent”), paid by any Tenant under the applicable Lease shall be prorated on an “if and when collected” basis, as of the applicable Adjustment Time. The Purchaser Parties shall receive a credit at the applicable Closing for any Additional Rent paid by a Tenant to the applicable Seller Party or Purchased Entity with respect to a Property for the rent period in which such Closing occurs in an amount equal to the rent paid for such rent period, multiplied by a fraction, the numerator of which is the number of days from and including the applicable Closing Date through and including the last day of the rent period in which the applicable Closing occurs, and the denominator of which is the total number of days in the rent period in which the applicable Closing occurs.

(iv) Percentage Rent and Additional Rent Reconciliation.

(A) Notwithstanding Section 1.4(b)(ii) or (iii), any reconciliation with Tenants under Leases for Additional Rent or Percentage Rent with respect to the calendar year in which the applicable Closing for a Property occurs (“Closing Year Additional and Percentage Rent”) shall be pursuant to this Section 1.4(b)(iv)(A). Any such reconciliation shall be prepared or caused to be prepared by the Purchaser Parties in the time frames required by the applicable Lease. The Purchaser Parties shall provide to the Seller Parties the calculation of the amount of any Closing Year Additional and Percentage Rent due from or to each Tenant and shall provide to the Seller Parties all reasonably requested documentation in connection therewith. If any amount is due from any Tenant pursuant to such reconciliation, the Purchaser Parties shall invoice, or cause the applicable Equity Entity to invoice, such Tenant for any such Closing Year Additional and Percentage Rent in the invoice to be sent to such Tenant in the ordinary course. The applicable Purchaser Party or Equity Entity shall pay to the Seller Parties the Seller Parties’ share of such amount calculated as of the Adjustment Time. If the amount of any Closing Year Additional and Percentage Rent collected exceeds the amount of Closing Year Additional and Percentage Rent payable by the Tenant under the terms of its Lease, then, the Seller Parties shall promptly pay to the Purchaser Parties the Seller Parties’ share of such excess amounts calculated as of the Adjustment Time.

(B) To the extent that any Tenant conducts an audit respecting rent or any other charges paid by the Tenant for any periods prior to the applicable Closing Date, the applicable Purchaser Party or Equity Entity and the Seller Parties shall cooperate in response to such audit and complying with all requirements under the applicable Leases (and at law or in equity) in connection therewith. If any Tenant becomes entitled to a refund of rent or any other charge with respect to a period prior to the Closing Date, any such refunds due to such Tenant (the “Pre-Closing Refunds”) shall be borne by the Parties as adjusted in accordance with the Adjustment Time.

(v) Delinquent Rent. With respect to each Property, any Fixed Rent, Additional Rent or Percentage Rent (collectively, “Rent”) that shall not have been paid when due under any Lease as of the applicable Closing shall be referred to as “Delinquent Rent.” During the six (6) month period immediately following the applicable Closing Date with respect to the Transfer of the applicable Property, the Purchaser Parties shall cooperate with the Seller Parties after the applicable Closing Date to collect any Delinquent Rent without any obligation to engage a collection agency, sue any tenant or exercise any legal remedies under the applicable Lease or incur any expense over and above its own regular collection expenses. Rent collected after a Closing Date from any tenant who owes delinquent Rent as of that Closing Date shall be applied (A) first, to the month in which the Closing occurs, (B) second, to any Rent due to Purchaser Parties for the period after the Closing Date, and (C) finally to Delinquent Rent with respect to the period prior to the Closing Date. Non-Delinquent Rent for the period after the Closing collected by Seller Parties shall be promptly remitted to Purchaser Parties.

(vi) Advance Rent Payments. With respect to each Property, in the event that any Seller Party or Subsidiary or Joint Venture thereof (other than a Purchased Entity) shall have received or receives after closing payments of rent or other charges under any Lease that relates to a period beginning after the Adjustment Time, the applicable Purchaser Party will receive a credit for such amount of rent or other charges (or its appropriate share thereof in the case of a Joint Venture). Purchaser Parties shall be entitled to all Rent from and after the Adjustment Time.

(c) Ground Rent for Properties and Underlying Properties. With respect to each Property, ground rent and all other amounts payable under the Ground Leases (if applicable for such Property) shall be prorated as of the applicable Adjustment Time. The Seller Parties will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited under any Ground Lease for such Property or Underlying Property, together with any interest that has actually accrued thereon to the extent Purchaser Parties receive the benefit of said deposits or prepaids upon the assumption of the applicable Ground Lease.

(d) Taxes for Properties and Underlying Properties; Other Expenses.

(i) If and to the extent that a Tenant with respect to any Property is obligated pursuant to a Lease to pay real property Taxes directly to the applicable Taxing Authority, there shall be no proration of such real property Taxes.

(ii) Except to the extent paid as part of Additional Rent, if and to the extent that a Tenant with respect to any Property is obligated pursuant to the Lease to reimburse the applicable Seller Party or Purchased Entity or Subsidiary thereof for payments of real property Taxes made directly by such Seller Party or Purchased Entity or Subsidiary thereof to the Tax Authority and such Seller Party, Purchased Entity or Subsidiary has paid any such real property Taxes and has not, prior to the applicable Adjustment Time, received a reimbursement for such paid real property Taxes from a Tenant, then the Purchaser Parties shall (A) cooperate with the Seller Parties after the applicable closing date to collect any such Tax payments without any obligation to engage a collection agency, sue any tenant or exercise any legal remedies under the applicable Lease or incur any expense over and above its own regular collection expenses and (B) upon receipt thereof, pay to the Seller Parties an amount equal to such paid real property Taxes.

(iii) If the Seller Party or Purchased Entity thereof maintains an impound or reserve account for payment of real property Taxes with respect to a Property using funds paid by the applicable Tenant pursuant to a Lease (a “Tax Impound Account”), (x) in the case of a Property other than an Underlying Property, the Seller Party shall retain the funds in the Tax Impound Account at Closing and shall provide the Purchaser Parties a credit on the Closing Statement for the amount, and (y) in the case of any Underlying Property, the Purchased Entity shall retain the funds in the Tax Impound Account at Closing and the Purchaser Parties shall not receive a credit therefor at Closing.

(iv) To the extent the real property Tax obligation in respect of any Lease is not set forth in Sections 1.4(d)(i), the Seller Parties shall pay, at or prior to the Closing, all real property Taxes for any Tax period or portion of a Tax period prior to the applicable Adjustment Time regardless of when payable, and the Purchaser Parties shall bear the economic burden of all real property Taxes for any Tax period or portion of a Tax period from and after the applicable Adjustment Time, and such real property Taxes shall be prorated as of the applicable Adjustment Time between the Seller Parties and the

Purchaser Parties as otherwise provided in Section 1.4(a), which proration shall be determined by apportioning such real property Taxes ratably over the taxable year on a daily basis. To the extent set forth in Section 5.7, all refunds of any real property Taxes paid by Seller Parties relating to Tax periods prior to Closing pursuant to the proration thereof (including refunds pursuant to Tax appeals pending at Closing) shall be for the account of Seller Parties and shall be paid over to Seller Parties to the extent received by a Purchaser Party or a Purchased Entity or an Affiliate of a Purchaser Party or a Purchased Entity.

(e) Other Proration Items. The following additional items shall be prorated with respect to each Property with the Seller Parties bearing the costs for the period prior to the Adjustment Time and the Purchaser Parties bearing the costs for the period after the Adjustment Time:

(i) all other operating expenses relating to the Properties (including professional fees, personal property taxes and business, professional, licensing and occupancy taxes);

(ii) utilities;

(iii) the Purchaser Parties shall receive a credit for an amount equal to the outstanding principal (plus any accrued but unpaid interest) relating to any Existing Loan that is not fully repaid prior to the applicable Closing; and

(iv) the Seller Parties shall also receive a credit for any escrows held in connection with an Existing Loan Transferred to a Purchaser Party.

(f) Tenant Security Deposits for Properties. The applicable Seller Party shall grant to the applicable Purchaser Party a credit in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases (but not any Joint Venture if the Operating Partner holds same (the “Security Deposits”)) not transferred to the Purchaser Parties at Closing. If any Security Deposit is in the form of a letter of credit that is transferable by its terms, Seller Parties shall deliver to the Purchaser Parties at Closing the original letter of credit together with any documents required to be delivered and/or executed by the Seller Parties in order to transfer the beneficial interest under such letter of credit to Purchaser Parties and Seller Parties shall pay any transfer or review fee imposed by the applicable issuing bank. If a Security Deposit in the form of letter of credit is not transferable by its terms (a “Non-Transferable LOC”), the Seller Parties and the Purchaser Parties shall reasonably cooperate, at Seller Parties’ sole cost and expense, with each other and all applicable tenants to cause each Non-Transferable LOC to be re-issued naming Purchaser Parties as the beneficiary thereof. Seller shall hold and administer each Non-Transferable LOC strictly in accordance with the Purchaser Parties’ direction during the period following the applicable Closing, and the Seller Parties hereby accept such appointment and acknowledge that each Non-Transferable LOC shall be held by the Seller Parties in the Seller Parties’ name in its capacity as agent for the Purchaser Parties and the Seller Parties hereby irrevocably disclaim any claim to each Non-Transferable LOC or the proceeds of any draw thereunder for the period following the Closing. The Seller Parties hereby agree that, from and after Closing (i) the Seller Parties shall present and draw upon each Non-Transferable LOC promptly upon the written demand of the Purchaser Parties and furnish the Purchaser Parties with the full proceeds of any such draw or draws; (ii) the Seller Parties shall not draw on a Non-Transferable LOC nor consent to any amendment, modification or termination of a Non-Transferable LOC without the prior written consent of the Purchaser Parties (which consent Purchaser Parties may grant or withhold in its sole discretion); and (iii) Seller Parties shall promptly forward to the Purchaser Parties any correspondence received by the Seller Parties with respect to a Non-Transferable LOC. The Purchaser Parties shall indemnify and hold the Seller Parties harmless from and against any and all Losses incurred by the Seller Parties arising out of any action taken by Seller under this Section based upon the Purchaser Parties’ instructions (except to the extent arising from the Seller Parties’ gross negligence or willful misconduct in performing the instructions reasonably requested).

(g) Portfolio Tape Calculation Amounts. With respect to each Closing at which any Purchased Commercial Loan shall be Transferred to the Purchaser Parties, the Seller Parties shall deliver or cause to be delivered to the Purchaser Parties: (i) a Closing Date CL Portfolio Tape, and (ii) a Closing Unpaid Principal Balance Statement, in each case, with respect to such Purchased Commercial Loans to be directly or indirectly Transferred to the Purchaser Parties at such Closing. For the avoidance of doubt, adjustments in respect of the Unpaid Principal Balance for any Purchased Commercial Loans shall be governed at each Closing by the applicable Closing Unpaid Principal Balance Statement.

(h) Other Prorations.

(i) The Seller Parties shall be responsible for all Leasing Costs relating to Leases or renewals, amendments, expansions and extensions of Leases entered into or which first become binding prior to March 31, 2015 or any Lease entered into after the date of this Agreement that has either not been approved by the Purchaser Parties or if such approval is not required, any Lease on terms that are not arms’ length market terms (the “Sellers’ Leasing Costs”). The Purchaser Parties shall be responsible for all Leasing Costs other than the Sellers’ Leasing Costs (the “Buyer’s Leasing Costs”). To the extent any Sellers’ Leasing Costs have not been fully paid as of the Closing Date, the Purchaser Parties shall receive a credit at the Closing against the Unadjusted Asset Purchase Price in the amount of the balance of the Sellers’ Leasing Costs remaining to be paid and the Purchaser Parties shall assume all obligations of the Seller Parties to pay the balance of the Sellers’ Leasing Costs as to which the Seller Parties shall have received such credit and to perform the obligations associated with the same.

(ii) With respect to any Existing Loan, the Seller Parties and the Purchaser Parties shall apportion as of the Closing Date any interest paid or due with respect to any period that includes the Closing.

(iii) With respect to the Purchased Commercial Loans identified on Schedule 1.4(h)(iii), Purchaser shall receive a credit at the Closing equal to the amount as calculated by the product of the applicable percentage set forth on Schedule 1.4(h)(iii) and the Outstanding Principal Balance of such Purchased Commercial Loans, including with respect to any partial prepayments made following the date hereof through the applicable Closing Date.

(i) Closing Statements; Calculation of Proration Items; Disputes.

(i) Applicable Time Period. Unless otherwise provided in this Agreement, the applicable Seller Parties will be charged and credited for the amounts of all of the Proration Items (other than Delinquent Rent and real property Taxes payable by the applicable Tenants) relating to the period up to and including the applicable Adjustment Time, and the applicable Purchaser Parties will be charged and credited for all of the Proration Items relating to the period after the applicable Adjustment Time. Notwithstanding anything herein to the contrary, (A) all prorations and adjustments with respect to the Purchased Interests and Transferred Properties shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the applicable Adjustment Time and based upon the actual number of days in the applicable time period and a three hundred sixty five (365) day year and (B) all prorations and adjustments with respect to the Purchased Commercial Loans shall be made on the basis of the actual number of days in the applicable time period and a three hundred sixty (360) day year. All prorations and adjustments made pursuant to this Section 1.4 shall be made without duplication whatsoever.

(ii) Closing Statements. The Seller Parties shall prepare in good faith and deliver to the Purchaser Parties for its review and consultation, (x) with respect to each Property and Purchased

Interest or Deferred Property and Deferred Purchased Interests, as applicable, a statement of estimated Proration Items as of the applicable Adjustment Time on a property-by-property basis, and Purchased Entity basis to the extent applicable and (y) with respect to the Purchased Commercial Loans or Deferred Commercial Loans, as applicable, the applicable Closing Unpaid Principal Balance Statement, in each case, together with all relevant supporting documentation, to be submitted to the Purchaser Parties in draft form no less than three (3) Business Days before the applicable Closing Date to be updated one (1) Business Day prior for the Adjustment Time, as necessary (such statement for the Initial Closing, the “Estimated Initial Closing Statement”; and such statement for a Deferred Closing, an “Estimated Deferred Closing Statement”); provided that any Estimated Initial Closing Statement or Estimated Deferred Closing Statement, as applicable, will not be required to include any Proration Items, Cash adjustment amounts or Unpaid Principal Balance calculations with respect to any Deferred Asset (or the applicable Deferred Interests relating thereto) that is not being Transferred at the applicable Closing. In the event that Seller Parties and the Purchaser Parties agree to revisions to the Estimated Initial Closing Statement or the Estimated Deferred Closing Statement, as applicable, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items (if applicable), applicable Closing Unpaid Principal Balance Statement and other credits and adjustments to the Unadjusted Purchase Price or Unadjusted Asset Purchase Price Amount, as applicable, to Purchaser no less than one (1) Business Day before the applicable Closing Date (the Estimated Initial Closing Statement or the revised statement, if any, the “Initial Closing Statement”; and the applicable Estimated Deferred Closing Statement or the revised statement, if any, the “Deferred Closing Statement”). The Proration Items and other credits and adjustments reflected in the applicable Closing Statement will be paid at the applicable Closing by the Purchaser Parties to the Seller Parties (if the Proration Items, credits and adjustments result in a net credit to the Seller Parties) or by the Seller Parties to the Purchaser Parties (if the Proration Items, credits and adjustments pursuant to this Section 1.4 result in a net credit to the Purchaser Parties) by increasing or reducing the cash to be delivered by the Purchaser Parties in payment of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, at the applicable Closing. As soon as practicable following the applicable Closing and, in any event, with respect to the Purchased Interests and Transferred Properties, not later than one hundred eighty (180) days (except, in the case of real property Taxes, twelve (12) months, in the case of Closing Year Additional and Percentage Rent, ninety (90) days following the date that such Rents are billed, and, in the case of Texas Franchise Taxes, twenty-four (24) months) after the applicable Closing, the Purchaser Parties shall prepare in good faith and deliver to the Seller Parties for their approval, which approval shall not be unreasonably withheld, delayed or conditioned, an update to the Initial Closing Statement (as approved by the Purchaser Parties, the “Adjusted Initial Closing Statement”) or the Deferred Closing Statement (as approved by Purchaser, each such updated Deferred Closing Statement, an “Adjusted Deferred Closing Statement”) which update will reflect the Purchaser Parties calculation of Proration Items and other credits and adjustments pursuant to this Section 1.4 as of the applicable Closing Date based on the information available as of the preparation date. As soon as practicable following the applicable Closing with respect to the Purchased Commercial Loans and, in any event, not later than one hundred eighty (180) days after the applicable Closing, the Purchaser Parties shall prepare in good faith and deliver to the Seller Parties for their approval, which approval shall not be unreasonably withheld, delayed or conditioned, an Adjusted Initial Closing Statement or an Adjusted Deferred Closing Statement which update will reflect (1) the Purchaser Parties calculation of Proration Items, credits and adjustments pursuant to Section 1.2(b) and (c) as of the applicable Closing Date based on the information available as of the preparation date and (2) the applicable Adjusted Closing Date Portfolio Tape. Re-prorations and adjustments will be made commencing after the Initial Closing when actual amounts are determined only where expressly provided in this Section 1.4.

(iii) Review by Accountants. If the Seller Representative disagrees with any Proration Items or other adjustments or calculations on any Adjusted Initial Closing Statement or any

Adjusted Deferred Closing Statement (each, an “Adjusted Closing Statement”), it shall provide a notice to the Purchaser Parties within sixty (60) days after its receipt of such Adjusted Closing Statement with respect to Purchased Interests and Transferred Properties, and fifteen (15) days with respect to Purchased Commercial Loans, setting forth the items with which it disagrees with reasonable detailed support in respect of such disagreement (the “Seller Objection Notice”). If the Parties are, after using their respective good faith efforts, unable to reach agreement on all such items within thirty (30) calendar days, with respect to Purchased Interests and Transferred Properties, and fifteen (15) days with respect to Purchased Commercial Loans, following the receipt by the Seller Parties of a Seller Objection Notice, the Purchaser Representative and the Seller Parties shall, within fifteen (15) calendar days after the end of such thirty (30) day period, cause Ernst & Young LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to the Purchaser Representative and the Seller Parties (the “Accountants”) to promptly review this Agreement and the disputed line items in such Adjusted Closing Statement for the purpose of resolving such dispute. In performing their review, the Accountants shall (A) apply only the provisions of this Section 1.4, (B) determine the accurate application of such provisions to only those line items in the applicable Adjusted Closing Statement as to which the Seller Parties have disagreed and which the Purchaser Representative and the Seller Parties have been subsequently unable to reach agreement, and (C) limit their determination of the appropriate amount of each of the line items in the applicable Seller Objection Notice, and shall make a final determination in writing, binding on the Parties, of the appropriate amount with respect to each such line item by selecting in its entirety either the position initially submitted to the Accountants by the Purchaser Parties’ or the position initially submitted to the Accountants by the Seller Parties pursuant to this Section 1.4(i)(iii) that the Accountants believe is, or is closest to, the most accurate calculation with respect to such disputed line item. The Accountants shall adopt in its entirety the position of the Seller Parties or the Purchaser Representative on each disputed line item and shall not choose any other figure for any such disputed line item but, for the avoidance of doubt, may adopt one Party’s position on some disputed line items and the other Party’s position on other disputed line items. The Accountants shall be required to deliver to the Purchaser Representative and the Seller Parties, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution of the disputed line items. The Purchaser Representative and the Seller Parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. If the Accountants determine that (x) the disputed line items result in a net loss for the Seller Parties, the Seller Parties shall be responsible for the Accountants’ fees and expenses, or (y) the disputed line items result in a net loss for the Purchaser Parties, the Purchaser Parties shall be responsible for the Accountants’ fees and expenses. In the event the Purchaser Representative and the Seller Parties are unable to agree on Accountants within fifteen (15) days after receipt by Purchaser Parties of a Seller Objection Notice (the “Resolution Period”), then each of the Purchaser Representative and the Seller Parties shall select an accountant on or prior to the fifteenth day after the receipt by the Purchaser Parties of the Seller Objection Notice and such accountants shall select the Accountant within five (5) Business Days of the last day of the Resolution Period.

(iv) Final Payment. Within three (3) Business Days after the delivery of an Accountant’s written report pursuant to paragraph (iii) above, (A) the Purchaser Parties shall pay to the Seller Parties, by wire transfer of immediately available funds to the account(s) designated by the Seller Parties pursuant to Section 1.3, an amount equal to the amount, if any, by which the net credit to the Seller Parties is greater, or the net credit to the Purchaser Parties is less, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Estimated Initial Purchase Price payable at the Initial Closing or the Estimated Deferred Purchase Price payable at the Deferred Closing, as applicable, or (B) the Seller Parties shall pay to the Purchaser Parties, by wire transfer of immediately available funds to the account(s) designated in writing by the Purchaser Parties, an amount equal to the amount, if any, by which the net credit to the Seller Parties is less, or the net credit to the Purchaser Parties is greater, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Estimated Initial Purchase Price payable at the Initial Closing or the Estimated Deferred Purchase Price payable at the Deferred Closing, as applicable.

(j) Prorations and other adjustments and calculations pursuant to this Section 1.4 shall not affect, be limited by, or be applied against any limitations, deductibles, thresholds or maximum amounts relating to the indemnification obligations and claims for Losses contained elsewhere in this Agreement.

(k) With respect to the Purchased Interests and Transferred Properties, if applicable, the Seller Parties and the Purchaser Parties shall apportion as of the Closing Date (i) any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing, and (ii) other items customarily apportioned in connection with the sale of similar properties in the jurisdiction of the applicable Property.

(l) Notwithstanding anything to the contrary in this Section 1.4, any Transfer Taxes described in Section 5.5 that are due and payable in connection with or as a result of the Transactions contemplated hereunder shall be covered exclusively by Section 5.5 hereof.

1.5 Alternative Transactions. Each of the Seller Parties and the Purchaser Parties shall reasonably cooperate with each other in connection with any request by a Party to restructure (x) any Equity Entity prior to the applicable Closing, or (y) the acquisition by the Purchaser Parties of any Purchased Interests, Properties, or Purchased Commercial Loans as (a) a merger of an Equity Entity thereof with and into a Purchaser Party or an Affiliate thereof, (b) a direct conveyance, assignment or other Transfer of a Property, Interests in an entity that owns a Property or a Purchased Commercial Loan by the applicable Seller Entity thereof to a Purchaser Party, and/or (c) another alternative structure designed to Transfer Purchased Interests, Properties, Purchased Entities, Underlying Properties and/or Purchased Commercial Loans to the Purchaser Parties (each, an “Alternative Transaction”), in each case, so long as such Alternative Transaction does not increase the Liabilities or adversely affect the tax, legal or structuring considerations of the Party requested to cooperate in such Alternative Transaction, as determined by such Party in its sole discretion, with respect to the Purchased Interests, Equity Entities, Properties, Underlying Commercial Loans or Purchased Commercial Loans to be acquired, or otherwise adversely affect such Party, as determined by such Party in its sole discretion. The foregoing restrictions shall not apply to a Seller Party’s right to: (i) file an entity classification election on Internal Revenue Service Form 8832 with respect to an Equity Entity, or (ii) file or cause to be filed an election pursuant to Section 338(g) of the Code solely to the extent that (in the case of (i) or (ii)) such election has been specifically identified on Schedule 5.1(i)(E). The Parties agree to reasonably cooperate to consummate any such Alternative Transaction that has been approved by both the Purchaser Parties and the Seller Parties in their sole discretion, including by executing and delivering such further instruments of assignment, merger, demerger, conveyance or other Transfer and take such other actions as may be necessary to carry out the purposes and intents of such Alternative Transaction in accordance with the purpose and intent of this Agreement.

1.6 Allocations. The Parties agree that the portion of the Unadjusted Purchase Price relating to the Transferred Properties and Purchased Interests shall be allocated among the Transferred Properties and Purchased Interests in accordance with the Unadjusted Asset Purchase Price for each Transferred Property and each Purchased Interest. The Parties further agree that the allocated Unadjusted Purchase Price with respect to each Purchased Commercial Loan shall be the actual amount paid by the Purchaser Parties to the Seller Parties at the Closing for such Purchased Commercial Loan determined in accordance with Section 1.2(c) of this Agreement. Any Applicable Prepayment Reduction Amount shall be applied to the Purchased Commercial Loan to which such Applicable Prepayment Reduction Amount relates; provided that, in the case of any Applicable Prepayment Reduction Amount relating to a Fully Prepaid Commercial Loan, such Applicable Prepayment Reduction Amount shall be applied pro-rata to all Purchased Commercial Loans acquired by the applicable Purchaser Party. Within sixty (60) days after the Initial Closing and each Deferred Closing, the Seller Parties and the Purchaser Parties will use their Commercially Reasonable Efforts to (a) agree on any further allocation of the Unadjusted Asset Purchase Price for each Transferred Property and each Purchased Interest required by Section 1060 of the Code or comparable provision of state or local law (or an equivalent requirement in a jurisdiction other than the United States), and (b) to the extent applicable to any Transactions contemplated by this Agreement, file Internal Revenue Service Form 8594 and any equivalent form required by a jurisdiction other than the United States on a basis consistent with such agreed allocation; provided, however, that if the Parties cannot agree on such allocation at least sixty (60) days prior to the filing of any Tax Return that requires inclusion of Internal Revenue Service Form 8594 or equivalent form required by a jurisdiction other than the United States with respect to such allocations, except for any extensions, then each such Party shall make their own determination and file a separate Internal Revenue Service Form 8594, or equivalent form required by a jurisdiction other than the United States, accordingly. The Seller Parties and the Purchaser Parties each agree to provide the other promptly with any other information required to complete Internal Revenue Service Form 8594 or equivalent form required by a jurisdiction other than the United States. Where applicable Law requires the Parties to agree on and report consistently an allocation of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price for Tax purposes in connection with any Transaction contemplated by this Agreement, the Parties shall use their Commercially Reasonable Efforts, including reasonable cooperation and good faith negotiation, to comply with such Law; if the Parties cannot agree on such allocation at least sixty (60) days prior to the filing of any Tax Return that requires inclusion of such agreed upon allocation, an allocation that complies with such Law shall be determined by an internationally recognized independent accounting firm (selected by the Seller Parties and the Purchaser Parties and any related costs shall be borne equally by the Seller Parties and the Purchaser Parties) which determination shall be final and binding on the Parties.

ARTICLE II

INSPECTION AND TITLE MATTERS

2.1 Purchaser Parties’ Inspections and Due Diligence.

(a) To the extent not provided by the Seller Parties prior to the date hereof, the Seller Parties, shall promptly, after the date hereof, provide and make available for review such information and data (other than any Confidential Documentation) in the Seller Parties’ possession or control concerning the Purchased Commercial Loans, the Properties, and the Equity Entities as the Purchaser Parties or any Purchaser Related Parties reasonably may request, including the Diligence Materials and such other information that becomes available after the date hereof with respect to the Properties, the Equity Entities, the Purchased Commercial Loans and the Commercial Loan Properties (collectively, the “Due Diligence”), subject to the terms and conditions of this Article II. The Due Diligence is at the Purchaser Parties’ sole cost and expense. Notwithstanding the continuation of the Due Diligence, the Purchaser Parties shall have no right to exclude any assets required to be purchased hereunder (other than as expressly set forth in this Article II or to terminate this Agreement (except in accordance with Article X).

(b) The Seller Parties shall (i) provide the Purchaser Parties and their officers, directors, employees, counsel, accountants, lenders, contractors, advisors, consultants and representatives (the “Purchaser Related Parties”) with reasonable access, during normal business hours, upon reasonable prior notice to such Seller Party (which reasonable prior notice shall provide such Seller Party with sufficient time to comply with any notice obligations such Seller Party may have to the applicable Tenant or Obligor), to the Transferred Properties and, to the extent that the applicable Seller Parties possess such inspection rights with respect to any Underlying Property or Commercial Loan Properties, to such Underlying Properties and Commercial Loan Properties (the “Inspections”); provided, however, that any such Inspections will not unreasonably disrupt or disturb (A) the ongoing operation of the Properties or the Commercial Loan Properties; (B) any services to the Equity Entities; (C) the rights of any Tenants; or (D) any rights of any third parties with respect to any Joint Ventures. In no event will the Purchaser Parties be permitted to perform any intrusive physical inspections, tests or investigations, including any Phase II environmental inspection of, any Property or Commercial Loan Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. The Seller Parties shall have the right to have a Representative present during any of the Purchaser Parties’ or the Purchaser Related Parties’ visits to or inspections of any Properties. The Purchaser Parties may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity (unless required by Law, in which event, to the extent not prohibited by applicable Law, the Purchaser Parties shall give to the Seller Parties at least ten (10) days’ prior written notice of such intended disclosure) the results of any inspection, sampling or testing conducted at any Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. The Purchaser Parties and all Purchaser Related Parties shall, in performing the Inspections, comply with the procedures set forth in this Agreement and with any and all Laws applicable to the applicable Property or Commercial Loan Property and shall not engage in any activities that would violate any Licenses and Permits, Leases, Ground Leases or Laws. The Purchaser Parties shall: (x) promptly pay when due the costs of all Inspections done by the Purchaser Parties or the Purchaser Related Parties, and (y) restore the Properties or Commercial Loan Properties to the condition in which the same were found before any such Inspection, but in no event later than ten (10) calendar days after such damage occurs.

(c) Except as contemplated by this Agreement, the Purchaser Parties may not communicate or conduct interviews with any employee, lender, partner, ground lessor or joint venturer of any Seller Person or any Tenant or any Obligor without the prior consent of the Seller Parties. Notwithstanding the foregoing, the Purchaser Parties may communicate with those employees or representatives that are designated by the Seller Parties, but such communication shall be solely for the purpose of performing the Due Diligence and the Inspections contemplated herein.

2.2 Due Diligence Indemnity. The Purchaser Parties shall defend, indemnify, and hold harmless the Seller Persons and their Affiliates from and against all claims, Actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of Tenants or otherwise, and including reasonable attorneys’ fees and costs, incurred, suffered by, or claimed against any Seller Person or any of their Affiliates to the extent caused by (i) an Inspection by the Purchaser Parties or any Purchaser Related Party, including the costs of remediation, restoration and other similar activities, mechanic’s and material or materialmen’s liens and attorneys’ fees and costs, to the extent arising out of or in connection with the Inspections but excluding the discovery of any pre-existing condition; or (ii) any breach of Section 2.1 by either the Purchaser Parties or any Purchaser Related Party or any of their respective partners, directors, officers, agents, members, shareholders, attorneys or other Representatives. The provisions of this Section 2.2 shall survive the Closing or any termination of this Agreement.

2.3 Title Matters.

(a) Each of the Seller Parties has made available, or will make available following the date hereof, to the Purchaser Parties or their counsel, copies of: (i) the most recent title insurance policy, commitment, or pro forma, whether owner’s or lender’s, if any, relating to each of the Properties and the Commercial Loan Properties (or, with respect to Properties located outside of the United States, land registry excerpts, property title or other local land record searches if applicable) in such Seller Party’s possession (each, an “Existing Policy” and collectively, the “Existing Policies”), and (ii) the most recent survey, if any, relating to each of the Properties in such Seller Party’s possession (each, an “Existing Survey” and collectively, the “Existing Surveys”).

(b) After the date hereof, the Purchaser Parties shall have the right to order current title commitments for one or more of the Properties (or, with respect to Properties located outside of the United States, land registry excerpts, property title or other land record searches if customarily obtained by prudent purchasers of real property interests) (together with the underlying exception documents, each, a “Title Commitments”) and new surveys or modifications, updates to or recertifications to the Existing Survey for one or more of the Properties

(each, a “New Survey”). For purposes of this Agreement, “Title Company” shall mean Chicago Title Insurance Company, together with one or more co-insurers or re-insurers selected by the Purchaser Parties. In addition, the Purchaser Parties shall have the right to order current title commitments for one or more of the Commercial Loan Properties and new surveys or modifications, updates to or recertifications to the Existing Survey for one or more of the Commercial Loan Properties.

(c) Purchaser Parties’ Objections.

(i) On or before the date that is seven (7) Business Days after the date upon which the Purchaser Parties have received a Title Commitment or New Survey (or an update to either of the foregoing) (the “Objection Date”), the Purchaser Parties’ counsel shall notify the Seller Parties’ counsel in writing of any matters shown on or arising out of the applicable Title Commitment (or any update thereto), New Survey (or any update thereto), the Existing Policies or the Existing Surveys that the Purchaser Parties believe constitute Material Title Exceptions and/or Mandatory Removal Exceptions (provided that the Purchaser Parties’ failure to provide written notice of a Mandatory Removal Exception shall not affect the Seller Parties’ obligation to cure such Mandatory Removal Exception in accordance with Section 2.3(g) below) (each such item, a “Title Objection”).

(ii) Notwithstanding anything herein to the contrary, any objection notice given by the Purchaser Parties pursuant to Section 2.3(c)(i) shall be given by Purchaser prior to the applicable Closing Date. If the Purchaser Parties fail to give an objection notice pursuant to Section 2.3(c)(i) with respect to any matter shown in any Title Commitment (or any update thereto) or New Survey (or any update thereto), Existing Policy, or Existing Survey on or before the applicable Objection Date, the Purchaser Parties shall be deemed to have irrevocably waived their right to object to such matter as a Material Title Exception and such Material Title Exception shall be deemed a Permitted Encumbrance; provided that the Purchaser’s Parties failure to deliver an objection notice with respect to a Mandatory Removal Exception shall not affect the Seller Parties obligation to cure such Mandatory Removal Exception in accordance with Section 2.3(g) below and no Mandatory Removal Exceptions shall be deemed waived pursuant to this Section 2.3(c)(ii).

(iii) Any title matters disclosed in the Title Commitments (or any update thereto), the Existing Policies or the Existing Surveys (or any update thereto) or the New Surveys (or any update thereto) that (A) (1) are raised by the Purchaser Parties on or before the applicable Objection Date, (2) materially impair the current use, operation, access or value of a Property or materially affects the operation of the business conducted thereon, and (3) are not Permitted Encumbrances, or (B) are Mandatory Removal Exceptions, shall be referred to collectively as “Material Title Exceptions.” Without limiting the generality of the foregoing, the Parties agree that the items set forth on Schedule 3.11 shall not be deemed to be Material Title Exceptions.

(d) Seller Parties’ Cooperation. The Seller Parties agree to reasonably cooperate with the Purchaser Parties in connection with, and shall provide to the Title Company, such customary affidavits, certifications and information as the Title Company (in the case of Properties located in the United States, Mexico or Canada) may reasonably require for the purposes of obtaining new title policies for the Properties located in the United States, Mexico and Canada or, at the Purchasers Parties’ election, endorsements to the Existing Policies (the “Title Policies”), including, without limitation, (i) such affidavits, certifications and indemnities as may be required by the Title Company in order to issue so-called “non-imputation” endorsements (where such endorsements are available), if the Purchaser Parties should elect to obtain Title Policies, (ii) evidence sufficient to establish (x) the legal existence of the Seller Parties and Equity Entities, as applicable, and (y) the authority of the respective signatories of the Seller Parties to bind the Seller Parties, and (iii) a certificate of good standing for each Seller Party; provided, however, that any such Title Policies, including satisfaction of any and all requirements to obtain the same

(other than deliveries by the Seller Parties contemplated by this Section 2.3(d)), shall be at the Purchaser Parties’ sole cost and expense (other than the costs and expenses of any endorsement or affirmative coverage arranged by the Seller Parties to elect to cure a Material Title Exception or Mandatory Removal Exception in accordance with Section 2.3(h)) and the Title Policies shall in no way be deemed a condition to the Purchaser Parties’ obligations to effect and close the Transactions. The Purchaser Parties agree to work with the Title Company’s Atlanta, Georgia office in collaboration with its New York office on the affidavits, certifications and information to be delivered by the Seller Parties to the Title Company under this Section 2.3(d).

(e) Permitted Encumbrances. As to each Property, the following items shall be deemed acceptable to the Purchaser Parties and all such items shall constitute “Permitted Encumbrances” hereunder to which the Purchaser Parties may not object:

(i) all unpaid personal property, real estate and any excise Taxes related thereto, and all water, sewer, utility, trash and other similar charges, in each case that are (A) not yet due and payable and delinquent as of the applicable Closing Date but are or may become or give rise to a Lien on all or any portion of such Property, or (B) being contested in good faith by the owner of such Property and have been paid in full (it being understood that such items may be subject to apportionment or adjustment at the applicable Closing as provided herein);

(ii) undetermined or inchoate liens, rights of distress and charges incidental to construction, maintenance or current operations that have not at such time been filed or exercised or that relate to obligations not due or payable;

(iii) in respect of Properties located in Canada, reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, and/or any statutory limitations to title set out by statute;

(iv) the rights of the Tenants as tenants only without any purchase options or rights of refusal pursuant to Leases or otherwise relating to the premises leased by a Tenant, other than any Ground Leases, now in effect or which may be in effect on the applicable Closing Date;

(v) the terms and conditions of the Ground Leases and any matter affecting the fee estate of lessor under a Ground Lease under a Ground Lease only and such matter does not encumber the leasehold estate;

(vi) except for any Mandatory Removal Exception, any Material Title Exceptions deemed to be a Permitted Encumbrance pursuant to this Section 2.3 or otherwise waived by the Purchaser Parties as provided in this Section 2.3;

(vii) other than Mandatory Removal Exceptions, all easements, rights of way, encumbrances, covenants, conditions, restrictions that appear of record (other than Mandatory Removal Exceptions), provided that no such matter materially impairs the current use or value of such Property or the operation of the business conducted thereon in any material manner;

(viii) all matters created or caused by or on behalf of, or with the written consent of, the Purchaser Parties or any Affiliate thereof;

(ix) all Laws, including all environmental, building and zoning restrictions affecting such Property or the ownership, use or operation thereof adopted by any Governmental Entity having jurisdiction over such Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Property, except to the extent that the Property is not in material compliance with any Laws relating to zoning; the Parties hereby acknowledge and agree that the failure of any Property to have any required certificate of occupancy or other permit or license (other than on account of a failure of such Property to be in material compliance with a Law relating to zoning) shall not be treated as a title or survey matter and shall be deemed to be a Permitted Encumbrance;

(x) any Liens of mechanics, material or materialmen, contractors, consultants, or other workmen or suppliers for labor and/or material provided to or for the benefit of the Property for or on behalf of any Tenant, to the extent such Liens encumber such Tenant’s leasehold interest only, are fully reimbursable by a Tenant, and are Liens for which a Tenant has an obligation to remove under a Lease (each, a “Tenant Lien”);

(xi) Liens securing obligations for which a credit in an amount sufficient to cause such Lien to be removed from or endorsed over in the Title Policy, together with the fees associated with such removal or endorsement, will be given to the Purchaser Parties at the Closing or that are reflected on the Estimated Initial Closing Statement or Estimated Deferred Closing Statement;

(xii) with respect to Commercial Loan Properties, the terms and conditions set forth in any of the Purchased Commercial Loans, including any intercreditor agreements, subordination agreements, participation agreements, cross collateralization agreements and similar agreements related thereto, and the rights of the Obligors set forth therein;

(xiii) Liens securing Existing Loans relating to such Property; and

(xiv) all other documents and matters listed or referred to on Schedules 3.6 and 3.19.

(f) Resolution of Material Title Exceptions.

(i) Upon receipt of the notice described in Section 2.3(c), the Seller Parties shall have the right, by the date that is ten (10) Business Days after receipt of notice of such Title Objection (or no later than five (5) Business Days prior to the applicable Closing Date, unless the applicable notice of such Title Objection is provided within five (5) Business Days of the applicable Closing Date) or such other date as expressly provided herein, by written notice to the Purchaser Parties with respect to each Property affected by any such Material Title Exceptions, to elect to cure such Material Title Exception in accordance with Section 2.3(h). If the Seller Parties (x) do not elect to cure any Material Title Exception, or (y) in the event the Seller Parties have elected to cure any Material Title Exception and fail to cure in accordance with Section 2.3(h) by the applicable Closing Date, the Purchaser Parties shall have the election to either (A) terminate this Agreement with respect to such Purchased Commercial Loan, Transferred Property or such Purchased Interest with respect to such Underlying Property, in which case such Purchased Commercial Loan, Transferred Property shall be deemed an Excluded Asset and if the Underlying Property is owned by a Joint Venture, the related Purchased Interests shall be deemed an Excluded Asset, or (B) proceed to Closing with respect to the affected Transferred Property, Purchased Commercial Loan or Purchased Interest; provided, however, that, in the event that the Seller Parties have elected to cure any such Material Title Exception, then the Purchaser Parties shall not be entitled to terminate this Agreement with respect the applicable Purchased Commercial Loan, Transferred Property or Purchased Interests for so long as the Seller Parties shall be using their Commercially Reasonable Efforts to cure such Material Title Exception or any Debt Removal Exception.

(ii) Except to the extent that Seller Parties shall have elected to cure any Material Title Exception, Seller Parties shall not be required and are not obligated to bring any Action or proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of Material Title Exceptions or take any other Action of any kind or nature to render title to any of the Properties free and clear of any title or survey exceptions, objections or encumbrances (except as provided below with respect to Mandatory Removal Exceptions), and the Purchaser Parties shall have no right of specific performance or other relief against the Seller Parties to cause any Material Title Exceptions to be satisfied or cured.

(g) Resolution of Mandatory Removal Exceptions. Notwithstanding the provisions of Section 2.3(f), but subject to the provisions of Section 2.3(h), at or prior to the applicable Closing:

(i) relating to any applicable Transferred Property or any applicable Purchased Interest with respect to an Underlying Property, the Seller Parties shall, or shall cause the applicable Equity Entities to, at the sole cost and expense of the Seller Parties, pay in full or cause to be canceled and discharged, bonded or otherwise cause the Title Company to insure over (other than with respect to a Security Lien and subject to the reasonable approval of the Purchaser Parties) or otherwise cure in accordance with Section 2.3(h): (i) any mortgage, deed of trust or other security instrument securing any indebtedness (each, a “Security Lien”) that does not secure an Existing Loan, (ii) all mechanics’ and contractors’ Liens which encumber any Property as of the Closing Date (other than Tenant Liens), and (iii) all Liens against such Property which evidence monetary obligations of any Seller Party or any Equity Entity (or an Affiliate thereof) other than with respect to an Existing Loan (in each case, excluding the Permitted Encumbrances, the “Property Removal Exceptions”); provided that the Seller Parties’ obligation to discharge any liens under clause (ii) and (iii) shall be capped, per Property, at an amount equal to the greater of (x) $250,000, and (y) five percent (5%) of the Unadjusted Asset Purchase Price Amount with respect to the applicable Property;

(ii) relating to a Purchased Commercial Loan, the Seller Parties shall, at their sole cost and expense, cure any defect or impairment that results in the applicable Commercial Loan Mortgage not being a first priority lien on the applicable Commercial Loan Property to the extent such lien is contemplated pursuant to the terms of the Purchased Commercial Loan (a “Debt Removal Exception”; together with the Property Removal Exceptions, collectively, the “Mandatory Removal Exceptions”); and

(iii) notwithstanding anything to the contrary contained herein, the Seller Parties shall, to the extent required to be paid by the landlord under a Lease, cause to be paid in full all past due real and personal property Taxes as provided in Section 1.4(d).

(h) Curing Title Matters. Notwithstanding anything herein to the contrary, the Seller Parties shall be deemed to have removed, satisfied or cured a Material Title Exception or Mandatory Removal Exception if, at the Seller Parties’ sole cost and expense, the Seller Parties, jointly and severally, shall either: (i) take such Actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception or Mandatory Removal Exception; (ii) in the case of Properties located in the United States, Mexico or Canada, cause the Title Company to remove such Material Title Exception or Mandatory Removal Exception as an exception to the Title Policy issued at Closing or agree to, subject to the reasonable approval of the Purchaser Parties, affirmatively insure against the same, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of the Seller Parties or otherwise; or (iii) other than with respect to a Debt Removal Exception, deliver (A) the Seller Parties’ own funds (or direct that a portion of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, be delivered), in an amount needed to fully discharge any such Material Title Exception or Mandatory Removal Exception, to the Title Company with instructions for the Title

Company to apply such funds to fully discharge same and the Title Company agrees to remove the same from the Title Policy, and (B) in the case of Properties located in the United States, Mexico or Canada, if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Material Title Exception or Mandatory Removal Exception of record. Other than with respect to a Debt Removal Exception the extent that funds are needed to cure any Mandatory Removal Exception or Material Title Exception, the Seller Parties shall have the right to direct that any portion of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, being paid at the Closing to be delivered to the applicable title company to cure same.

(i) With respect to each applicable country named on Annexes 1 through 14 hereof, this Section 2.3 shall be amended (and restated, as applicable) with respect to each such country as provided for on such Annexes 1 through 14.

2.4 Potentially Excluded Equity Assets.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Parties shall have the right to deliver one or more written notices to the Seller Parties electing to exclude a Designated Equity Asset (which notice shall provide, in reasonable detail, the reason for such exclusion) (each, an “Exclusion Notice”) from the Transactions subject to the following terms and conditions.

(b) Designated Equity Assets.

(i) With respect to an Exclusion Notice relating to a Designated Equity Asset (each a “Specified Equity Asset”), the Purchaser Parties and the Seller Parties shall negotiate in good faith for a period of fourteen (14) days after delivery by the Purchaser Parties of the applicable Exclusion Notice and attempt to find a commercially reasonable solution with respect to each Specified Equity Asset, which may include an adjustment to the Unadjusted Asset Purchase Price payable with respect to such Specified Equity Asset or a mutual election by the Purchaser Parties and the Seller Parties to exclude such Specified Equity Asset from the Transactions. If the Purchaser Parties and the Seller Parties mutually agree in writing during such fourteen (14) day period to exclude the applicable Specified Equity Asset from the transactions, such Specified Equity Asset shall be deemed an Excluded Asset. If the Purchaser Parties and the Seller Parties mutually agree upon a reduction of the Unadjusted Asset Purchase Price for such Specified Equity Asset, such reduced Unadjusted Asset Purchase Price shall be reflected in a writing executed by Purchaser Representative and Seller Representative. If the Purchaser Parties and the Seller Parties are unable to reach a mutually agreed upon solution for a Specified Equity Asset within the 14-day period specified above, then, within five (5) Business Days following the conclusion of such fourteen (14)-day negotiation period, the Purchaser Representative (on behalf of the Purchaser Parties) shall have the right to submit to arbitration the appropriate reduction, if any, to the Unadjusted Asset Purchase Price by delivery of a written notice to the Seller Parties specifying such election (each a “Equity Arbitration Notice”). Within ten (10) days of the Purchaser Representative’s delivery of the Equity Arbitration Notice (the “Equity Response Period”), the Seller Parties shall have the option by delivery or written notice to Purchaser (each an “Equity Response Notice”) to exclude such Specified Equity Asset in which case such Specified Equity Asset shall be a deemed Excluded Asset. If the Seller Parties fail to timely deliver an Equity Response Notice the appropriate reduction, if any, to the Unadjusted Asset Purchase Price for such Specified Equity Asset shall be determined by arbitration in accordance with paragraph (ii) below.

(ii) Within five (5) days of the expiration of the Equity Response Period, each of the Purchaser Parties and the Seller Parties shall identify one of the Equity Arbitrators with respect to the arbitration relating to the applicable Specified Equity Asset. If the Purchaser Parties and the Seller Parties

elect the same Equity Arbitrator, such Equity Arbitrator shall be the arbitrator with respect to the applicable arbitration. If the Purchaser Parties and the Seller Parties do not select the same Equity Arbitrator, the unnamed arbitrator in the definition of Equity Arbitrator shall be the arbitrator with respect to the applicable arbitration. If either the Purchaser Parties or the Seller Parties fails to timely select an Equity Arbitrator, the arbitrator with respect to such arbitration shall be the Equity Arbitrator selected by the other Party. In connection with any such matter submitted to arbitration, within ten (10) days following the appointment of the designated Equity Arbitrator, each of the Purchaser Parties and the Seller Parties shall submit to the designated Equity Arbitrator its written estimate of the “as is” fair market value of the Specified Equity Asset as of the date of this Agreement (which cannot be in excess of the original applicable Unadjusted Equity Asset Purchase Price) (each, an “Equity FMV Estimate”), supported by a written statement setting forth in such detail as it deems appropriate its basis for such valuation. The designated Equity Arbitrator shall provide copies of each such submission to the other party. If either the Purchaser Parties or the Seller Parties fails (such Party being herein referred to as the “Non-Submitting Party”) to submit an Equity FMV Estimate within such ten (10) day period, the Equity FMV Estimate submitted by the other Party shall be deemed correct and conclusive for all purposes with respect to this Agreement, the arbitration shall be deemed concluded and the Unadjusted Asset Purchase Price for such Specified Equity Asset shall be deemed to be modified to be the such Equity FMV Estimate. If the Purchaser Parties and the Seller Parties each submit an Equity FMV Estimate, the designated Equity Arbitrator shall select one of the submitted Equity FMV Estimates as the correct determination of the fair market value and shall have no right to propose a middle ground or any modification of any of the proposed positions. The Equity Arbitrator’s selection shall be final and binding upon the Parties and shall be conclusive for all purposes with respect to this Agreement and the Unadjusted Equity Purchase Price for such Specified Equity Asset shall be deemed to be modified to be equal to the Equity FMV Estimate so selected.

(iii) The aggregate Unadjusted Asset Purchase Prices of Specified Equity Assets that may be subject to the provisions of this paragraph (b) shall not exceed Five Hundred Million U.S. Dollars ($500,000,000).

(c) Arbitration Expenses. Any decision of an Equity Arbitrator may not include, and the Parties specifically waive, any award of attorney’s fees. Accordingly, each Party shall bear its own attorneys’ fees incurred in connection with any arbitration proceeding. The fees and expenses of any Equity Arbitrator in connection with each arbitration shall be borne fifty (50%) by the Purchaser Parties and fifty (50%) by the Seller Parties.

2.5 Potentially Excluded Purchased Commercial Loans. The Parties have made the agreements and covenants with respect to certain of the Purchased Commercial Loans set forth in Schedule 2.5 to this Agreement, which is hereby incorporated into this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules referenced below in this Article III, subject to the terms of Section 12.14, the Seller Parties, jointly and severally, represent and warrant to the Purchaser Parties as follows:

3.1 Organization, Power and Authority of the Seller Parties. Each Seller Party is (a) a corporation, limited liability company, unlimited liability company, general partnership or limited partnership, as applicable, duly organized and validly existing, and (b) is (or, as long as a failure of a Seller Party to be in good standing as of the date hereof does not impact the enforceability of this Agreement against such Seller Party under any applicable Law, as of the applicable Closing, will be) in good standing under the Laws of the jurisdiction of its formation. Each Seller Entity, if required by applicable Law, is qualified to transact business and is in good standing in the jurisdiction where the applicable Property is located, except for the failure to be so qualified or in good standing that would not have a material adverse effect on such applicable Property. Each Seller Party has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Seller Parties, (ii) to perform their respective obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by the Seller Parties of this Agreement and all documents contemplated hereunder to be executed and delivered by each Seller Party and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company or limited partnership action, and no other corporate, limited liability or limited partnership proceedings on the part of each Seller Party or its members or partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Seller Parties, when executed and delivered will have been, duly executed and delivered by each Seller Party and shall constitute the valid and binding obligation of the Seller Parties, enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity. The representatives of each Seller Party executing this Agreement in the name and on behalf of each Seller Party, have been granted with the sufficient authority and powers of attorney to enter into this Agreement and bind each Seller Party pursuant to the terms and conditions hereof, and such authority and powers of attorney have not been limited, modified, amended and/or revoked as of the date hereof.

3.2 Purchased Interests. Each Seller Party has record and beneficial ownership of, and shall convey to the Purchaser Parties at Closing, beneficial and legal title to the Purchased Interests free and clear of all Liens (other than restrictions under federal and state securities Laws, Investment Liens and under any related to Existing Loans), in each case, as set forth opposite such Seller Party’s name on Schedule 1. Upon delivery of the applicable Purchased Interests to Purchaser Parties and payment to Seller Parties of the Unadjusted Purchase Price, such Purchased Interests will be conveyed to Purchaser free and clear of all Liens other than (i) Investment Liens and restrictions under federal and state securities Laws, (ii) any Liens related to the Existing Loans, and (iii) any Liens created by the Purchaser Parties.

3.3 Noncontravention; Consents.

(a) Except for any Required Third Party Consents that shall have been obtained at or prior to the applicable Closing, the execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by the Seller Parties do not conflict with, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Seller Parties with the provisions hereof and thereof will not conflict with, or result in any material violation of, or material default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, any material contractual obligation (including any right of any third party to purchase or be offered the opportunity to purchase any Property as a condition to the Transactions), or to a material loss of a benefit under, or result in the creation of any Lien upon the Purchased Interests, any Property, any Purchased Commercial Loan or any other asset of an Equity Entity under: (i) the Organizational Documents of any Seller Party or any Purchased Entity, (ii) any Material Contract, Purchased Commercial Loan, Material Lease or Ground Lease or other material agreement or instrument to which a Seller Entity is bound, or (iii) any judgment, order, decree, statute, law, including the common law, ordinance, rule or regulation (collectively, “Laws”) applicable to any Seller Entity, any Property or Purchased Commercial Loan. In respect of the Transaction, at the Closing relating to any Equity Asset, any applicable Pre-Emptive Right will have expired pursuant to its terms or have been waived by such Person.

(b) In connection with the execution and delivery of this Agreement and the other Transactions contemplated by this Agreement, as applicable, no material consent, approval, order, waiver of a Pre-Emptive Right or authorization of, or registration, declaration or filing with, any federal, state, provincial or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or other Person, is required under any of the terms, conditions or provisions of any Law applicable to any Seller Entity, or, except for such other consents, approvals, orders, waivers, authorizations, registrations, declarations and filings as shall have been obtained or waived at or prior to the applicable Closing. Neither the execution and delivery by the Seller Parties of this Agreement nor the consummation of the Transactions contemplated hereunder is subject to a Material Third Party Option.

3.4 Capitalization, Subsidiaries and Joint Ventures.

(a) Interests. Schedule 1 (i) sets forth the percentage interest held by the Seller Parties in each Purchased Entity and (ii) each Underlying Property and the Equity Entity owning such Underlying Property. Except as set forth on Schedule 3.4(a)(i), the Purchased Interests are owned by the Seller Parties free and clear of any options, right of first refusal, right of first offer, limitations on the Seller Parties’ voting, distribution, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever, other than as set forth in a Purchased Entity’s Organizational Documents or with respect to pledges under any Existing Loans. Except as set forth on Schedule 3.4(a)(ii), no Purchased Entity owns, directly or indirectly, any equity securities of any entity or has any equity or other ownership interest in any Person other than a Wholly Owned Subsidiary that is treated as a flow through entity for both U.S. federal and foreign Tax purposes. The Seller Parties have made available to the Purchaser Parties true, correct and complete copies of the Organizational Documents of the Equity Entities (other than any Organizational Documents of any wholly owned subsidiary of a Purchased Entity or Joint Venture). Except as disclosed in the Organizational Documents of the Equity Entities, there are no (a) securities convertible into or exchangeable for the equity interests or other securities of any Equity Entity; (b) options, warrants or other rights to purchase or subscribe to equity interests or other securities of any Equity Entity or securities which are convertible into or exchangeable for equity interests or other securities of any Equity Entity; or (c) equity equivalents, interests in the ownership of, or similar rights in the Equity Entities. Except as set forth in the Organizational Documents of the Equity Entities, there are no outstanding contractual obligations of any Equity Entity to repurchase, redeem, exchange or otherwise acquire any Interests in an Equity Entity. None of any Seller Party or any Equity Entity is a party to any members’ agreement (or the equivalent), voting trust agreement or registration rights agreement relating to any Purchased Interests in an Equity Entity or any other Contract relating to disposition, voting or distributions with respect to any Interests in an Equity Entity.

(b) Venture Agreements. Schedule 3.4(b) sets forth a true, correct, and complete list of organizational documents for the Joint Ventures. The Venture Agreements are in full force and effect, contain the entire agreement between the parties thereto relating to the Joint Ventures and, no Seller Entity that is a party to the Venture Agreement (a “GE Partner”) has received or provided written notice of a default thereunder.

(c) Exit Rights. No GE Partner has exercised any Exit Rights under the Venture Agreements that are currently effective or which would restrict the ability of a GE Partner to exercise Exit Rights under the Venture Agreement, and (ii) as of the date hereof, no GE Partner has received written notice from any Operating Partner of the exercise by such Operating Partner of any such Exit Rights under any Venture Agreement.

(d) Major Decisions. Except as set forth on Schedule 3.4(d), no GE Partner has granted any approval for a sale or refinance of a Property (directly or indirectly) which has not been completed.

(e) Financial Statements. The Sellers Parties have made available to the Purchaser Parties the audited balance sheets of certain Joint Ventures as of December 31, 2013 (the “Reference Balance Sheet”) and the related audited statements of income, for the year-ended December 31, 2013 (collectively, the “Reference Financial Statements”). To the Knowledge of the Seller Parties, the Reference Financial Statements present fairly, in all material respects, the financial condition of the applicable Joint Venture as of their respective dates.

3.5 Existing Policies and Surveys; Ground Leases.

(a) The Seller Parties have made, or promptly following the date hereof will make, available to the Purchaser Parties copies that, to the Knowledge of the Seller Parties, are true, correct and complete in all material respects of all Existing Policies and Existing Surveys in the Seller Parties’ possession as of the date hereof. There are no (i) pending Bankruptcy proceedings against any Seller Entity, or (ii) to Seller Parties’ Knowledge, threatened Bankruptcy Proceedings against any Seller Entity.

(b) Schedule 3.5(b) lists each Property (or portion thereof) currently leased by a Seller Entity (the “Ground Leased Properties”) and sets forth the entity holding such leasehold interest, with the name of the applicable lessor and lists the lease and assignments thereof, any amendments or modifications thereto, and any guaranty or other agreements related thereto (collectively, the “Ground Leases”). True and correct copies of all the Ground Leases have been made available to the Purchaser Parties. The Ground Leases contain the entire agreement between the lessee and the lessor named therein and are valid, legal and binding obligations of the lessee that is a party thereto and are enforceable in accordance with their respective terms against such lessee, and, to the Knowledge of the Seller Parties, the other parties thereto. No Seller Entity has delivered or received any written notice of default or termination under any Ground Lease that remains uncured, and, to the Knowledge of the Seller Parties, no event has occurred which, with notice or lapse of time or both, would constitute a material default under any Ground Lease. Other than as set forth in the Ground Leases, no purchase option or extension option has been exercised under any Ground Lease.

(c) Other than this Agreement, no Seller Entity has entered into, consented to or approved any contract or other binding agreement for the sale or other disposition of any Equity Entity, Transferred Property, or Purchased Commercial Loan that is still in effect.

3.6 Absence of Material Adverse Change. Except as set forth in Schedule 3.6, and for matters arising out of or relating to this Agreement and the Transactions, since March 31, 2015, (i) the Seller Entities have conducted their business relating to the Properties, the Purchased Commercial Loans, and the Equity Entities in the ordinary course consistent in all material respects with past practice, and (ii) there has not been any change, event or occurrence with respect to any Property, Purchased Commercial Loan, or Equity Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.7 Litigation. Except (i) for litigation covered by insurance, (ii) as set forth in Schedule 3.7, and (iii) for routine litigation arising in connection with the ordinary course of business of the Properties, the Purchased Commercial Loans or Equity Entity other than a Joint Venture and, to the Knowledge of the Seller Parties, any Joint Ventures (which, in the case of this clause (iii), does not have a material adverse effect on the use, operation or value of a Property or the value of an Equity Entity or Purchased Commercial Loan), there is no ongoing or pending Action and, to the Knowledge of the Seller Parties, no such Action has been threatened in writing against any Seller Entity with respect to any Equity Entity, Property, or Purchased Commercial Loan.

3.8 Portfolio Tape.

(a) The Seller Parties have furnished or made available to the Purchaser Parties a portfolio tape, in Microsoft Excel format, titled “Signing Portfolio Tape – Project Kensington”, dated March 31, 2015 and as made available to the Purchaser Parties in the Data Room (the “Signing Portfolio Tape”) and which is attached as Schedule 3.8(a). The Loan Portfolio Information set forth on (i) the Signing Portfolio Tape is true and correct as of the date thereof with respect to each Purchased Commercial Loan, and (ii) each Closing Date CL Portfolio Tape shall be true and correct as of the date thereof (subject to updates to reflect changes to the factual information for the period commencing on the date of the Signing Portfolio Tape and terminating on the applicable Closing Date.

(b) The Signing Portfolio Tape was prepared in good faith by the Seller Parties in accordance with the books and records of the applicable Seller Parties consistent with the applicable Seller Parties past practice.

3.9 Tax Matters.

(a) Taxes; Tax Returns. Except as set forth on Schedule 3.9(a): (i) all income and any other material Tax Returns required to be filed by or on behalf of any Equity Entity have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all Taxes (shown as due on such Tax Returns or otherwise) due and payable by any Equity Entity have been timely paid; (iv) there are no pending or, to the Knowledge of the Seller Parties, threatened actions or proceedings, examinations, or audits for the assessment or collection of material Taxes against any Equity Entity; (v) there are no Liens for any material Taxes on any Property or any other assets of any Equity Entity other than liens for Taxes not yet due or payable; (vi) no claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or on behalf of any of the Equity Entities that any such Equity Entity is or may be subject to taxation by that jurisdiction; (vii) no Equity Entity is a party to a Tax allocation or sharing agreement or similar agreement; (viii) no Equity Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) no Equity Entity (A) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (or any consolidated or unitary returns under any state, local or foreign law) or (B) has any liability for the Taxes of any Person (other than such company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (x) no Equity Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code; (xi) no Equity Entity has, within the two years preceding the Closing Date, been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) is applicable; (xii) no Equity Entity is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country; (xiii) each Equity Entity is in material compliance with all applicable transfer pricing laws (including, without limitation, Section 482 of the Code) and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology to the extent required by such laws; (xiv) all material Taxes required to be withheld, collected or deposited by any of the Equity Entities, have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority; and (xv) no Equity Entity is liable for the Taxes of any third party or has any secondary liability resulting from a breakup or exit from a tax group or tax consolidation or any other group relief and / or loss surrender arrangement of which it is a member prior to Closing. Nothing in this Section 3.9(a) shall be deemed to be a representation with respect to any Transfer Taxes described in Section 5.5.

(b) Extension of Statute of Limitations; Rulings. Except as set forth on Schedule 3.9(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Equity Entities may be subject; and (ii) no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings are currently outstanding or in effect with respect to any Equity Entity.

(c) Foreign Person/U.S. Real Property. Each Seller Party either (i) is not a foreign person within the meaning of Section 1445(f) of the Code, or (ii) is not transferring any United States real property interests within the meaning of Section 897(c) of the Code pursuant to this Agreement.

(d) Tax Classification/Status. Schedule 3.9(c) sets forth (i) each Equity Entity, (ii) with respect to each Equity Entity, its legal entity type under the law of the jurisdiction in which it is organized, (iii) with respect to each Equity Entity, whether an entity classification election (other than an “initial classification by a newly-formed entity” election) on an Internal Revenue Service Form 8832 has been filed with an effective date that is within the previous sixty months, and (iv) with respect to each Equity Entity, its classification as of the close of business on the day prior to the Closing Date for U.S. federal income tax purposes. With respect to each Joint Venture, Schedule 3.9(c) sets forth the percentage of its capital and/or profits interests owned by a Seller Entity.

(e) FATCA. Schedule 3.9(c) sets forth the FATCA status, as of the Closing Date, and applicable Global Intermediary Identification Number, if any, of each Equity Entity. Except as set forth on Schedule 3.9(e), as of the Closing Date, each Equity Entity is compliant with any relevant intergovernmental agreement or FFI agreement (as that term in used in the Treasury Regulations) entered into in order to comply with Sections 1471 to 1474 of the Code, the Treasury Regulations thereunder and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes (collectively, “FATCA”).

(f) Passive Foreign Investment Company. Schedule 3.9(c) sets forth each Equity Entity which was a “passive foreign investment company” as that term is defined under Sections 1291 and 1298 of the Code during its most recent taxable year.

(g) Tax Diligence Schedule. The information set forth in Schedule 3.9(c) is true and correct.

(h) Canada Value Added Tax. Each Seller Party organized pursuant to the federal laws of Canada or the laws of any province of Canada is properly registered for applicable federal and provincial Canadian value added taxes.

(i) Canadian Residency. Any Seller Party that is transferring Canadian real property is a Canadian resident for Canadian tax purposes

(j) Spain. The transfer of the Spanish Purchased Interests, Transferred Properties and Purchased Commercial Loans (if any) do not constitute a transfer of a going concern under Article 7.1 Law 37/1992.

(k) Notwithstanding anything to the contrary in this Agreement, no representation set forth in this Section 3.9 or in Section 3.10, other than Sections 3.9(a)(x), 3.9(a)(xi), 3.9(d) and, to the extent it relates solely to the information provided pursuant to 3.9(d), 3.9(g), shall form the basis for any claim by any one or more Purchaser Parties against any one or more Seller Parties, whether pursuant to Article XI or otherwise, for indemnification for any Taxes incurred by any Equity Entity with respect to any Tax Period other than a Pre-Closing Tax Period or the portion of any Straddle Tax Period ending at the end of business on the Closing Date.

(l) Notwithstanding anything to the contrary in this Section 3.9, all representations in this Section 3.9 as to any Equity Entity that is not a Subsidiary either as of the date hereof or on or immediately prior to the Closing Date are limited to the Knowledge of the Seller Parties, provided that as to Section 3.9(d), the Knowledge limitation shall not apply with respect to any Equity Entity.

(m) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Seller Parties in Sections 3.9 and 3.10 are the sole and exclusive representations and warranties made by the Seller Parties regarding Tax matters, including with respect to Tax Returns.

3.10 Employees; Benefit Plans.

(a) Except as set forth on Schedule 3.10(a), no Equity Entity has any employees (including any Business Employees).

(b) Except as set forth on Schedule 3.10(b), no Equity Entity is a party to and no Property, Underlying Property or Business Employee is subject to any collective bargaining agreement or other contract or agreement with any labor organization, works council or other representative of any of their employees nor is any such contract or agreement presently being negotiated. No Business Employee whose principal place of employment is located outside of Europe is subject to any collective bargaining agreement or other contract or agreement with any labor organization.

(c) No Equity Entity sponsors, maintains, contributes to or has any obligation to contribute to, or has any Liability (contingent or otherwise) with respect to any defined benefit pension plan. No event has occurred and no condition exists that would subject any Equity Entity, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414 (b), (c), (m) or (o) of the Code that includes such Equity Entity or is under common control with any Equity Entity within the meaning of Section 4001(a)(14) of ERISA), to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable U.S. Laws.

(d) To the Knowledge of the Seller Parties, none of the Seller Parties nor any Joint Venture or Subsidiary is, and no portion of any Property or Property Related Interest constitute assets of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(e) All representations in this Section 3.10 with respect to a Joint Venture or a Subsidiary thereof shall be deemed to be to the Knowledge of the Seller Parties.

3.11 No Condemnation. As of the date hereof, except as set forth on Schedule 3.11, there are no pending or, to the Knowledge of the Seller Parties, threatened, condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Property.

3.12 Environmental Matters.

(a) Except as set forth in the environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements within the Seller Parties’, any Wholly-Owned Purchased Entity’s or any Subsidiary’s possession or control relating to each of the Properties’ compliance or noncompliance with Environmental Laws that the Seller Parties have made available to the Purchaser Parties prior to date hereof (collectively, “Existing Environmental Reports”) or as set forth on Schedule 3.12(a), through the date hereof, to the Knowledge of the Seller Parties, no Seller Party or Equity Entity has made, within thirty-six (36) months prior to the date hereof, any report or disclosure to any Governmental Entity relating to an Environmental Condition at a Property except to the extent such matters would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the related Property.

(b) Notwithstanding any other provision of this Agreement, this Section 3.12 sets forth the Seller Parties’ sole and exclusive representations and warranties with respect to Environmental Conditions,

Hazardous Materials or any matters arising under, related to or regulated pursuant to any Environmental Law or any Action related thereto, the Equity Entities’ and the Seller Parties’ compliance with or liabilities under Environmental Laws, and other environmental matters.

3.13 Rent Rolls. The Seller Parties have made available to the Purchaser Parties a rent roll for each Property that is wholly owned by a Seller Party or a Wholly Owned Purchased Entity (the “Rent Rolls”). Except as set forth on Schedule 3.13, there are no Leases at the Properties owned by a Seller Entity or a Wholly-Owned Purchased Entity, other than as set forth on the Rent Rolls and each Rent Roll accurately reflects in all material respects the information set forth thereon with respect to each Lease. Except as set forth on Schedule 3.13, (i) no Seller Party or Wholly-Owned Purchased Entity that is a party to a Material Lease has delivered or received written notice of a default which remains uncured, and (ii) to the Knowledge of Seller Parties, no Seller Party or Wholly-Owned Purchased Entity that is a party to a Material Lease, or the applicable Tenant under such Material Lease, is in material breach or default thereunder.

3.14 Purchased Commercial Loans.

(a) Except as set forth on Schedule 3.14(a), (i) each Purchased Commercial Loan (A) is a legal, valid, binding and enforceable by a Seller Party against the Obligor thereunder in accordance with its written terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity, (B) constitutes and arose out of an arms-length bona fide business transaction entered into in the ordinary and usual course of business of a Seller Party consistent with its past practices (including, from time to time, Commercial Loan Purchases and seller financing transactions), (C) to the extent originated by a Seller Party or any Affiliate, was originated in all material respects in compliance with applicable Laws (including Anti-Corruption Law and OFAC); and (D) is secured by a valid and enforceable lien on the applicable Commercial Loan Property, and such lien (1) with respect to US and Canada Purchased Commercial Loans is insured by a title insurance policy (or if applicable a UCC policy) issued by a nationally recognized title insurance company (each a “Lender Title Policy”), which Lender Title Policy is in full force and effect and, to the Knowledge of the Seller Parties, all premiums therefor have been paid thereunder, and to the Knowledge of the Seller Parties, (x) no facts or circumstances exist that would impair the applicable Seller Party’s or applicable Purchased Entity’s coverage under such Lender Title Policy, and (y) no claim has been made under any such Lender Title Policy and (2) with respect to all non-US Purchased Commercial Loans, such security or charge is maintained pursuant to Prudent Financial Industry Standards, except in the case of this Section 3.14(a)(D) (I) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity and (II) as may be otherwise set forth on the Signing Portfolio Tape and (ii) to the Knowledge of the Seller Parties, no Seller Party has received notice that any UK Purchased Commercial Loan is subject to a Claim Impairment. The “know your customer” diligence with respect to the related Obligor under Purchased Commercial Loans was done consistent with the Seller Parties’ or Purchased Entity’s past practice as of the time such Purchased Commercial Loans were originated or acquired by the Seller Parties or the applicable Purchased Entities and applicable Law.

(b) (i) The Seller Parties have made available to the Purchaser Parties to true, correct and complete copies of all Material Loan Documents with respect to each Purchased Commercial Loan; and except as set forth on Schedule 3.14(b), none of the Material Loan Documents have been modified, subordinated, waived, extended, cancelled or released, and (ii) except as set forth on Schedule 3.14(b), subject to the Purchaser Parties’ due performance of their obligations under the Purchased Commercial Loans, the right to receive (directly or indirectly) all payments and other compensation associated with each Purchased Commercial Loan shall inure to the benefit of the applicable Purchaser Parties following the applicable Closing.

(c) Except as set forth on Schedule 3.14(c), (i) no Purchased Commercial Loan is subject to any valid defense, offset, claim, right of rescission, equitable subordination or counterclaim by any Obligor under such Purchased Commercial Loan, or any Person claiming under any such right, in accordance with the terms and conditions thereof and as regards the Laws governing the specific Purchased Commercial Loan; (ii) no Seller Party (x) is in material breach of or default under any Purchased Commercial Loan, no other event has occurred which, with notice and/or lapse of time, would constitute a material default by any Seller Party or the applicable Purchased Entity thereunder or (y) with respect to any US Purchased Commercial Loan, is required to comply with “bulk sales laws” or regulations relating to transfers governed by Article 6 of the UCC of any state or any other applicable Laws or regulations relating to bulk transfers in connection with the consummation of any of the transactions contemplated hereby; (iii) subject to Section 5.2(g), as of the applicable Closing, the applicable Purchaser Party shall be the owner and holder of all right, title and interest in each Purchased Commercial Loan; (iv) all payments pursuant to each Purchased Commercial Loan are made directly to the applicable Seller Party to an agent or servicer for such Seller Party; and (v) with respect to the Transfers of any Purchased Commercial Loan, no Seller Party has any Liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to any Purchased Commercial Loan.

(d) Except as set forth on Schedule 3.14(d), (i) no Seller Party has, nor to the Knowledge of the Seller Parties, has any other lender, agent or servicer, delivered written notice to any Obligor with respect to a Purchased Commercial Loan of an “Event of Default” with respect to such Purchased Commercial Loan in the twelve (12) month period preceding the date hereof; (ii) to the Knowledge of the Seller Parties, there is no “Event of Default” which is continuing as of the date hereof and has not been waived, (iii) no Seller Party has, nor to the Knowledge of the Seller Parties, has any other lender, agent or servicer, executed any written satisfaction, cancellation or release that would operate to release (A) any Obligor from any material liability with respect to the applicable Purchase Commercial Loan or (B) any portion of any Commercial Loan Property from the lien of the applicable Purchased Commercial Loan; and (iv) no foreclosure or enforcement actions by a Seller Party is pending with respect to or against any Purchased Commercial Loan.

(e) Except as set forth on Schedule 3.14(e), (i) no Seller Party has given to or received from any Person written notice of any alleged Environmental Condition resulting from the release of any Hazardous Material at the applicable Commercial Loan Property in violation of, and as would result in liability under, applicable Environmental Laws of the jurisdiction in which such Commercial Loan Property is located, other than a release (A) with respect to which (1) such Governmental Entity has provided written notice to the applicable Seller Party or Purchased Entity that the release has been remediated to the satisfaction of such Governmental Entity or (2) the required remedial action is being undertaken in the ordinary course by the related Obligor, or (B) that would not reasonably be expected to have a material adverse effect with respect to the current use, value or marketability of the Commercial Loan Property.

(f) Except as set forth on Schedule 3.14(f), the Purchased Commercial Loans are being transferred on a servicing released basis.

(g) Except as set forth on Schedule 3.14(g), none of the Purchased Commercial Loans have been defeased in whole or part (the “Defeased Loans”). With respect to such Defeased Loans, the Seller Party or applicable Purchased Entity has valid lien on the collateral delivered in connection with such Defeased Loan free and clear of all Liens.

(h) The applicable Seller Party is the sole (or will be the sole immediately prior to the Closing) legal and beneficial holder of each Purchased Commercial Loan free and clear of all Liens.

(i) The only Commercial Loan Properties (or any portion thereof) currently subject to a ground lease are those Commercial Loan Properties (or portion thereof) described on Schedule 3.14(i) (collectively, the “Debt Ground Leases”). True and correct copies of all the Debt Ground Leases have been made available or will promptly after the date hereof be made available to the Purchaser Parties. No Seller Entity has delivered or received any written notice of default or termination under any Debt Ground Lease that remains uncured.

(j) The documents referred to as “4 Blockers” relating to the Commercial Loan Properties located in Mexico and located in the “North America Debt - 4 Blockers” folder in the dataroom to which the Purchaser Parties had access prior to the date of this Agreement accurately represent in all material respects the financial performance of the Commercial Loan Properties located in Mexico and, directly or indirectly, securing the Purchased Commercial Loans.

3.15 Material Contracts.

(a) Each of the Contracts of the type set forth below to which an Equity Entity (other than a Joint Venture) or a Seller Party with respect to a Transferred Property is a party are known as the “Material Contracts”:

(i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the Purchased Interests;

(ii) all Contracts relating to development, construction, capital expenditures or purchase of any properties, in each case, requiring aggregate payments in excess of $1,000,000 during their remaining term following the Closing Date by any Equity Entity or a Seller Party with respect to a Transferred Property (each, a “Major Property Contract”);

(iii) all Contracts constituting Indebtedness (A) of any Equity Entity or (B) of a Seller Party with respect to a Transferred Property;

(iv) all Contracts that limit in any material respect the ability of any Equity Entity to compete in the line of business of such Equity Entity as currently conducted;

(v) all Contracts that involve the future disposition or acquisition of any Property (or any interest therein) owned by a Seller Entity or a Subsidiary of a Seller Entity, or any Purchased Commercial Loan owned by a Seller Entity or a Subsidiary of a Seller Entity, or any merger, consolidation or similar business combination transaction involving any Equity Entity;

(vi) all Contracts involving any joint venture, partnership, strategic alliance or shareholders’ agreement to which an Equity Entity is a party;

(vii) all guarantees of third party obligations by any Equity Entity, but, in each case, excluding any guarantee by any Equity Entity to its wholly owned Subsidiary;

(viii) any (A) Contract under which any Equity Entity, has agreed to provide a monetary loan to any Person (other than the Purchased Commercial Loans), but, in each case, excluding any loan by any Equity Entity to its wholly owned Subsidiary or (B) any material property management agreement relating to a Property; and

(ix) with respect to any Property that is a hotel or other lodging facility (a “Hotel”), any license or franchise agreement (a “Franchise Agreement”) and any management agreement for a Hotel where (i) the management agreement is part of the Franchise Agreement (or vice versa) or (ii) the manager is an Affiliate of the franchisor under the Franchise Agreement for such Hotel (collectively, the “Hotel Agreements”).

Notwithstanding anything above in (i) through (ix), “Material Contracts” shall not include any Contract that (1) is a Lease or Ground Lease, (2) constitutes a Purchased Commercial Loan or any documents entered into in connection with a Purchased Commercial Loan, (3) other than a Major Property Contract, is terminable upon sixty (60)-days’ (or less) notice without penalty or premium, (4) will be fully satisfied at or prior to the Closing, (5) will be terminated in connection with, or shall not be binding on a Purchaser Party or Equity Entity following, the Closing, or (6) is an Organizational Document of an Equity Entity.

(b) To the Knowledge of the Seller Parties, each Material Contract to which any Equity Entity is a party or by which any Property is bound constitutes a legal, valid and binding obligation of such Equity Entity. No Seller Entity has received or delivered any written notice of default under a Material Contract that remains uncured and to the Knowledge of the Seller Parties, no Seller Entity or any third party is in material violation, breach of, or default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material violation, breach of, or default under any such Material Contract by a Seller Entity or third party.

3.16 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Kimberlite Group, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Seller Parties pursuant to a separate agreement, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or the Equity Entities.

3.17 Insurance. With respect to each such insurance policy maintained, owned or held by a Seller Entity relating to the Properties or for which any such Seller Entity is obligated to pay all or a part of the premiums, (a) to the Knowledge of the Seller Parties, the policy is valid, binding and enforceable in accordance with its terms and all premiums due and payable thereon have been paid (or will be paid when due), and, except for policies that have expired under their terms in the ordinary course or for which the applicable Seller Entity (or a Seller Party Affiliate, if applicable) obtained a replacement policy covering the Seller Entities that provides substantially equivalent coverage to the Seller Parties is in full force and effect; (b) the Seller Entities, and, to the Knowledge of the Seller Entities, are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Seller Entities, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (c) no notice of cancellation or termination has been received.

3.18 Certain Payments. During the past five (5) years, no Seller Entity (other than a Joint Venture) nor, to the Knowledge of the Seller Parties, any Joint Venture thereof, has made, directly or indirectly, any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any person, private or public, regardless of form, whether in money, property or services, that would constitute a violation of any Law relating to anti-bribery and corruption applicable to any Seller Entity (including without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010) (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions, in each case for or in respect of any Property, any Purchased Commercial Loan, any Underlying Commercial Loan, or any of the Purchased Entities.

3.19 Compliance with Laws. Except as set forth in Schedule 3.19, each Seller Entity has complied and is in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets owned by such Seller Entity.

3.20 Affiliate Transactions.

(a) Except as with respect to any Affiliate Contract that will be terminated at or prior to the applicable Closing or pursuant to the Organizational Documents, there are no Contracts, Leases, Ground Leases, liabilities, obligations or other existing arrangements between any Equity Entity, on the one hand, and either (i) any Seller Party, or (ii) any Affiliate of any Seller Party, on the other hand (each, an “Affiliate Contract”).

(b) Following the transfer of a Purchased Commercial Loan to the applicable Purchaser Entity, (i) neither the Seller Parties nor any of their Affiliates will retain the right to receive any additional payments, fee streams or other amounts under the applicable Commercial Loan-Related Assets from the applicable Obligor or any other lenders, participants or holders of any debt associated with Commercial Loan Property and (ii) neither the Seller Parties nor any of its Affiliates will retain any direct or indirect ownership interest in the applicable Obligor or any other lenders, participants or holders of any debt associated with Commercial Loan Property except as set forth on Schedule 3.20.

(c) All payments made pursuant to a Purchaser Commercial Loan, including all agency fees and all Origination Fees, are for the benefit of the Seller Parties only and not any other Person (other than agency fees with respect to Purchased Commercial Loans where the Obligor is located in the United Kingdom).

3.21 Existing Loans. Schedule 3.21 sets forth a true and correct list of the material Existing Loan Documents. No Seller Party or nor Equity Entity has received written notice of a default under any Existing Loan which has not been cured, and, to the Knowledge of the Seller Parties, no such defaults have been threatened in writing.

3.22 Compliance. No Seller Party nor, to the Seller Parties’ Knowledge, any Person owning, directly or indirectly, more than twenty-five percent (25%) of the direct or indirect ownership interests in any Seller Party, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), and no Seller Party is engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such Person. No Seller Party nor, to the Seller Parties’ Knowledge, any Person owning more than twenty-five percent (25%) of the ownership interests in any Seller Party, is engaging in the transactions contemplated by this Agreement in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. To the Seller Parties’ Knowledge (based upon the Seller Parties’ internal checks and procedures), none of the funds of the Seller Parties have been or will be derived from any unlawful activity with the result that the investment of (i) direct equity owners in any Seller Party or (ii) indirect equity owners in any Seller Party owning more than twenty-five percent (25%) of the ownership interests in such Seller Party is prohibited by Law or that any of the Transactions or this Agreement is or will be in violation of Law. The Seller Parties have and will continue to implement procedures, and have consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to each Closing. No Seller Party is engaging in the Transactions, directly or indirectly, on behalf of, or instigating or facilitating the Transactions, directly or indirectly, on behalf of, any Person or nation, which would contravene the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

3.23 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT (AND SPECIFICALLY EXCLUDING THE EXCLUDED LIABILITIES), THE PURCHASED ENTITIES (INCLUDING THE UNDERLYING PROPERTIES), THE PURCHASED INTERESTS, THE PROPERTIES AND THE PURCHASED COMMERCIAL LOANS ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE APPLICABLE CLOSING AND IN THE CONDITION AS OF SUCH CLOSING WITH “ALL FAULTS” AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND AGREEMENTS EXECUTED BY THE SELLER PARTIES, NO SELLER PARTY NOR ANY OTHER PERSON

MAKES, IS DEEMED TO HAVE MADE OR HAS BEEN AUTHORIZED BY ANY SELLER PARTY OR ANY AFFILIATES THEREOF TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, ANY AFFILIATE OF A SELLER PARTY, THE PURCHASED ENTITIES, THE PURCHASED INTERESTS, THE PROPERTIES, THE PURCHASED COMMERCIAL LOANS, THE COMMERCIAL LOAN PROPERTIES, THE COMMERCIAL LOAN BACKLOG OR THE TRANSACTIONS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY A SELLER PARTY, ANY AFFILIATE OF A SELLER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS, REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY THE PURCHASER PARTIES OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE SELLER PARTIES OR THEIR AFFILIATES OR SUCCESSORS OR ASSIGNS. EXCEPT FOR THE EXCLUDED LIABILITIES AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND AGREEMENTS EXECUTED BY THE SELLER PARTIES, THE SELLER PARTIES HEREBY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, REPORT, DATA, PROJECTION, FORECAST, ESTIMATE, VALUATION, APPRAISAL, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE, SUMMARY OR OTHER INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER PARTIES OR THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, REPORT, DATA, PROJECTION, FORECAST, ESTIMATE, VALUATION, APPRAISAL, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE, SUMMARY OR OTHER INFORMATION THAT HAS BEEN OR IS PROVIDED TO THE PURCHASER PARTIES BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR OR REPRESENTATIVE OF ANY SELLER PARTY OR ANY AFFILIATE OF A SELLER PARTY, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC OR PHYSICAL DATA ROOMS IN CONNECTION WITH THE TRANSACTION). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND AGREEMENTS EXECUTED BY THE SELLER PARTIES, NO SELLER PARTY NOR ANY AFFILIATE THEREOF MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE PURCHASER PARTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE PURCHASED ENTITIES, THE PURCHASED INTERESTS, THE PURCHASED COMMERCIAL LOANS, THE UNDERLYING PROPERTIES, THE PROPERTIES OR THE COMMERCIAL LOAN BACKLOG OR THE VALUATION OF ANY OF THE FOREGOING OR THE CREDITWORTHINESS OF ANY OBLIGOR THERETO, AND EXCEPT FOR THE EXCLUDED LIABILITIES, THE PURCHASER PARTIES SHALL BE SOLELY RESPONSIBLE FOR, AND SHALL SOLELY RELY ON, THEIR OWN OPINIONS, REPORTS, DATA, PROJECTIONS, FORECASTS, ESTIMATES, VALUATIONS, APPRAISALS, STATEMENTS, MEMORANDA, PRESENTATIONS, ADVICE, SUMMARIES AND OTHER INFORMATION IN REGARDS TO SUCH SUCCESS, PROFITABILITY OR VALUATION. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SECTION OF THE DISCLOSURE SCHEDULES SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in the Disclosure Schedules delivered by the Purchaser Parties to the Seller Parties and dated of even date herewith, the Purchaser Parties, jointly and severally, represent and warrant to the Seller Parties as follows:

4.1 Organization, Power and Authority of the Purchaser Parties. Each Purchaser Party is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority to (i) own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Purchaser Parties and any Purchaser Party Designees, (iii) to perform their respective obligations hereunder and thereunder, and (iv) to consummate the Transactions. The execution and delivery by the Purchaser Parties of this Agreement and all documents contemplated hereunder to be executed and delivered by each Purchaser Party and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company or limited partnership action, and no other corporate, limited liability or limited partnership proceedings on the part of each Purchaser Party or its members or partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Purchaser Parties, when executed and delivered will have been, duly executed and delivered by each Purchaser Party and shall constitute the valid and binding obligation of the Purchaser Parties, enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity. The representatives of each Purchaser Party executing this Agreement in the name and on behalf of each Purchaser Party, have been granted with the sufficient authority or powers of attorney to enter into this Agreement and bind each Purchaser Party pursuant to the terms and conditions hereof, and such authority or powers of attorney have not been limited, modified, amended and/or revoked as of the date hereof.

4.2 Noncontravention; Consents.

(a) Except for any Required Third Party Consents that shall have been obtained at or prior to the applicable Closing, the execution and delivery by each Purchaser Party of this Agreement and all documents contemplated hereunder to be executed and delivered by the Purchaser Parties do not conflict with, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Purchaser Parties with the provisions hereof and thereof will not conflict with, or result in any material violation of, material default (with or without notice or lapse of time or both) under, or result in the creation of any Lien upon any of the Purchaser Parties’ assets under: (i) the Organizational Documents of any Purchaser Party, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement or instrument applicable to any Purchaser Party, or (iii) any Laws applicable to any Purchaser Party.

(b) In connection with the execution and delivery of this Agreement and the other Transactions contemplated by this Agreement, as applicable, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required under any of the terms, conditions or provisions of any Law applicable to any Purchaser Party, or, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained or waived at or prior to Closing.

4.3 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Eastdil Secured LLC, the fees and expenses of which will be paid by the Purchaser Parties pursuant to a separate agreement, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser Parties.

4.4 Litigation. There is no Action pending or, to the Purchaser Parties’ Knowledge, threatened against or affecting any Purchaser Party that, individually or in the aggregate, if decided adversely to such Purchaser Party, would have a Purchaser Material Adverse Effect.

4.5 Funding. The Purchaser Parties have, or will have as of the applicable Closing, (a) sufficient cash on hand to pay the Unadjusted Purchase Price and all related fees and expenses in connection with the Transaction, (b) the resources and capabilities (financial or otherwise) to perform their obligations hereunder, and (c) not incurred any obligation, commitment, restriction or liability of any kind, which would have a Purchaser Material Adverse Effect. As of the date hereof, the Purchaser has received equity commitments pursuant to which certain equity investors have committed to provide cash for the Transactions in an aggregate amount which, in combination with the funds being provided by the Purchaser Party Designees, is sufficient to pay the full amount of the cash equity required to consummate the Transactions on the terms contemplated by this Agreement and in each case to pay all related fees and expenses.

4.6 Investment Representation. The Purchaser Parties are purchasing the Purchased Interests for their own accounts and not with a view to the sale or distribution thereof (within the meaning of the securities laws). Each Purchaser Party is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933.

4.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing arrangements entered into in connection therewith) and assuming (a) the accuracy of the representations under Article III and (b) satisfaction of the conditions set forth in Sections 9.2 and 9.4, and if applicable, 9.7, the Purchased Entities, taken as a whole, shall be Solvent. The Purchaser Parties are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchased Entities. For purposes of this Agreement, “Solvent,” when used with respect to the Purchased Entities, means that, as of any date of determination (i) the Present Fair Salable Value of their assets will, as of such date, exceed the probable amount of their debts as of such date, (ii) the Purchased Entities will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged and (iii) the Purchased Entities will be able to pay their debts as they become absolute and mature, taking into account the timing of any amounts of cash to be received by them and the timing of any amounts of cash to be payable on or in respect of their indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent,” (a) “debt” means liability on a “claim”; and (b) “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Purchased Entities (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

4.8 Compliance. No Purchaser Party nor, to the Purchaser Parties’ Knowledge, any Person owning, directly or indirectly, more than twenty-five percent (25%) of the direct or indirect ownership interests in any Purchaser Party, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and no Purchaser Party is engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such Person. No Purchaser Party nor, to the Purchaser Parties’ Knowledge, any Person owning more than twenty-five percent (25%) of the ownership interests in any Purchaser Party, is engaging in the transactions contemplated by this Agreement in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. To the Purchaser Parties’ Knowledge (based upon the Purchaser Parties’ internal checks and procedures), none of the funds of the Purchaser Parties have been or will be derived from any unlawful activity with the result that the investment of (i) direct equity owners in any Purchaser Party or (ii) indirect equity owners in any Purchaser Party owning more than twenty-five percent (25%) of the ownership interests in such Purchaser Party is prohibited by Law or that any of the Transactions or this Agreement is or will be in violation of Law. The Purchaser Parties have and will continue to implement procedures, and have consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to each Closing. No Purchaser Party is engaging in the Transactions, directly or indirectly, on behalf of, or instigating or facilitating the Transactions, directly or indirectly, on behalf of, any Person or nation, which would contravene the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

4.9 Canada Value Added Tax. As of the Closing Date, each Purchaser Party, to the extent organized pursuant to the federal laws of Canada or the laws of any province of Canada, is properly registered for applicable federal and provincial Canadian value added taxes.

4.10 No Other Representations and Warranties; No Reliance; Purchaser Parties Investigation.

(a) The Purchaser Parties acknowledge and agree that, except as expressly set forth in this Agreement, and any agreements executed by a Seller Party pursuant hereto, the Seller Parties make no promise, representation or warranty, express or implied, relating to the Purchased Entities, the Properties, the Purchased Commercial Loans, themselves, or any of their respective business, operations, assets, Liabilities, conditions or prospects or the Transactions, including with respect to merchantability, fitness for any particular purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to the Purchaser Parties or any of their Affiliates or representatives of any documents, reports, forecasts, projections, voluntary statements or other information (whether communicated orally or in writing, including in any data room), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, the Purchaser Parties acknowledge and agree that the Purchaser Parties have not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in this Agreement and any agreements executed by a Seller Party pursuant hereto.

(b) The Purchaser Parties acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement and any agreements executed by a Seller Party pursuant hereto, (i) the Seller Parties have made available to the Purchaser Parties, for the purposes of due diligence, material documents, forecasts, valuations, reports, analyses or other information relating to the Purchased Entities and the Transactions, (ii) the Purchaser Parties are not relying on any representations or warranties of any kind whatsoever, whether oral or written (including in any data room), express or implied, statutory or otherwise, from the Seller Parties as to any matter concerning the Purchased Entities or any other matter or thing whatsoever, and (iii) the Purchaser Parties have made their own independent inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the nature, condition and valuation of the Properties, Purchased Interests, Purchased Entities and the Transactions and, in making its determination to proceed with the Transactions, the Purchaser Parties have relied solely on the results of their own independent investigation.

ARTICLE V

COVENANTS

5.1 Conduct of the Business Pending Transfer. Prior to the applicable Closing Date on which the applicable Purchased Interests, Transferred Properties or Purchased Commercial Loans are Transferred to the Purchaser Parties or the earlier termination of this Agreement, except (i) as set forth on Schedule 5.1, (ii) as otherwise permitted or required by this Agreement or as required by applicable Law, (iii) as required by the Organizational Documents of any Joint Venture, (iv) with respect to any Joint Venture, for any action or inaction that may be taken by an Operating Partner without the consent of any Seller Party or any Affiliate of a Seller Party and with respect to which no consent by the Seller Party has been requested by the Operating Partner, (v) with respect to any Joint Venture, actions or inactions with respect to which the applicable Seller Party or Equity Entity does not have the authority to take because it is not the Operating Partner, or (vi) consented to in writing by the Purchaser Parties, which consent may be granted or withheld, delayed or conditioned in the Purchaser Parties sole discretion (except as otherwise provided below), the Seller Parties shall, and shall cause each of the Purchased Entities to:

(a) (i) Operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore consistent with past practice, subject to ordinary wear and tear and damage by fire or other casualty and (ii) administer each of the Purchased Commercial Loans in the ordinary course of business consistent with past practice of Seller, including, without limitation, funding any future funding obligations pursuant to the terms of the applicable Commercial Loan Security Instruments;

(b) Solely with respect to Equity Entities, duly and timely file, in accordance with past practice, all Tax Returns required to be filed with federal, state, provincial, local and other Tax Authorities, subject to extensions permitted by Law, and pay all Taxes due and payable by any Equity Entity;

(c) Promptly provide or make available to the Purchaser Parties (i) any new or additional documents, records and other information of a material nature constituting part of the Loan Files, and reasonably cooperate with the Purchaser Parties in its examination and review of the Loan Files which have not yet been transferred to the Purchaser Parties, (ii) any written notices or other material communication received by the Seller Parties with respect to any Existing Loan, Ground Lease, Material Contract, Material Leases, Purchased Commercial Loan or any notice of default under any Leases, (iii) notice of any pending or threatened material litigation and (iv) copies of all new Leases (which the Seller Parties shall use Commercially Reasonable Efforts to deliver to the Purchaser Parties within three (3) Business Days following the execution thereof);

(d) With the Purchaser Parties’ consent (not to be unreasonably withheld, conditioned or delayed), protect the Commercial Loan Property through protective advances in the ordinary course of business consistent with past practices;

(e) Continue to make capital expenditures in accordance with the budget for such Property or Equity Entity approved in the ordinary course by the Seller Parties prior to the date hereof (the “Existing Budget”) (other than failure to make such capital expenditures as a result of a failure of the Purchaser Parties to approve a third party contract on market terms related to such work);

(f) Continue to make expenditures for Leasing Costs accordance with the Leases in the ordinary course of business consistent with past practice;

(g) Perform in all material respects all the Seller Parties’ obligations under the Venture Agreements, the Ground Leases, the Material Contracts, the Leases and the Existing Loan Documents;

(h) If requested in writing by the Purchaser Parties at any time prior to the applicable Closing with respect to a Transferred Property or an Underlying Property owned by a Wholly-Owned Purchased Entity, terminate (with such termination becoming effective at any time prior to or as of the applicable Closing at the election of the Seller Parties) any management agreement, Leasing and Brokerage Agreement or any Contract (other than the Assumed Contracts) or similar arrangements affecting such Property as of or before the applicable Closing. The Seller Parties shall be responsible for any termination fee or other penalty owed in connection with any such termination;

(i) Not do any of the following without the prior written consent of the Purchaser Parties, which consent may be withheld, delayed or conditioned in the Purchaser Parties’ sole discretion (except as otherwise provided below), and the Purchaser Parties shall use their Commercially Reasonable Efforts to respond to the Seller Parties regarding such consent within ten (10) Business Days of any request for such consent:

(A) (i) with respect to the Equity Entities, acquire, merge, assign any interest in, sell or ground lease, or enter into any option or agreement to acquire, merge, assign any interest in or sell or ground lease, or exercise an option or contract to acquire any material properties, or (ii) with respect to any Seller Party, sell or ground lease, any of the Properties or Equity Entities or any part thereof or interest therein (except, in each case, (x) as set forth on Schedule 5.1(i)(A), or (y) the acquisition of any Commercial Loan Properties pursuant to foreclosure, deed in lieu or similar proceedings with respect to any assets underlying any Purchased Commercial Loans) as permitted by this Agreement;

(B) encumber or subject to any Lien any of the Properties or Equity Entities, or take or omit to take any action that results in a Lien being imposed on any of the Properties or Equity Entities (other than in accordance with Section 2.3 of this Agreement);

(C) except as expressly required by the terms of a Material Contract, Material Lease or Ground Lease, (x) terminate, assign, amend or modify any Material Contract, (y) terminate, assign, amend or modify any Existing Loan Document, any Purchased Commercial Loan or Material Loan Documents, any Material Lease or any Ground Lease, or (z) sell, pledge, dispose of or transfer the Purchased Commercial Loans;

(D) enter into any (x) Material Contract, other than in the ordinary course of business, which are terminable upon no more than 60 days prior written notice without any penalty or fee, (y) Leases (other than Leases relating to the leasing of less than 10,000 square feet of rentable space at any Property entered into in accordance with past practice and on market terms), or (y) Ground Lease;

(E) amend any of the Organizational Documents of any Equity Entity, convert the corporate form or classification of any Equity Entity or distribute any reserves from any Equity Entity or liquidate, merge or consolidate any Equity Entity, except as permitted in connection with an Alternative Transaction undertaken in accordance with Section 1.5 or as set forth on Schedule 5.1(i)(E);

(F) incur, create, assume, guaranty, repay, prepay or forgive any Indebtedness of any Equity Entity, in each case, other than any (i) scheduled repayments under the terms of third party Indebtedness, or (ii) the advancing or repayment of nominal working capital advances in the ordinary course of business;

(G) authorize the issuance, sale or delivery of (A) any capital stock of, or other equity or voting interest in, any Equity Entity, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, any Equity Entity, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Equity Entity;

(H) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, any Equity Entity, or make any other change in the capital structure of any Equity Entity, except as obligated to do so pursuant to the Organizational Documents of any Equity Entity;

(I) except as required by a liability insurance policy and except with respect to the compromise or settlement of any matter covered by an insurance policy that will not transfer to the Purchaser Entities at the applicable Closing and does not relate to any Properties, Purchased Interests or Equity Entities, compromise or settle any insurance claims or other litigation relating to the Purchased Interests, Equity Entities, Properties, this Agreement or the Transactions contemplated hereby (unless otherwise consented to by the Purchaser Parties, with respect to which, if requested by the Seller Parties, the Purchaser Parties shall not unreasonably withhold, delay or condition their consent), other than any settlements that do not require any payments or admission of fault by the Purchaser Parties or any Equity Entity following the applicable Closing Date or that will be reflected as reductions to the Unadjusted Purchase Price and do not impose any obligations or liabilities on Purchaser Parties or any Equity Entities following the applicable Closing Date;

(J) enter into any commitments or agreements with any Governmental Entity affecting any Property or the Purchased Interests (except in accordance with the terms of Article VIII, in the ordinary course of business or tenant leases to any Governmental Entity permitted by Section 5.1(i)(D) hereof, the execution of which will be governed by the remaining provisions of this Section 5.1) or commence any rezoning proceedings;

(K) except as permitted in connection with an Alternative Transaction undertaken in accordance with Section 1.5, (i) make, change or rescind any election relating to Taxes with respect to any Property, Equity Entity or Purchased Commercial Loan, including any election relating to the classification of any Equity Entity for U.S. federal income tax purposes, or (ii) change any method of Tax accounting, or amend any Tax Return, settle or compromise any federal, state, local or other Tax liability, audit, claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or enter into any closing agreement related to Taxes, in each case, with respect to any Property, Equity Entity or Purchased Commercial Loan), except that the consent of the Purchaser Parties to the matters in this subparagraph (K)(ii) shall not be unreasonably withheld;

(L) change their credit, pricing or collateral eligibility standards or credit quality classifications in respect of a Purchased Commercial Loan in any material respect, except as required by applicable Law;

(M) grant any waiver (including forgiving any indebtedness) or agreement to forbear the enforcement of, or otherwise grant any consent or approval regarding any of the foregoing relating to, any of the terms, covenants or conditions of any Purchased Commercial Loan;

(N) grant the subordination or release of any security (including any guarantees or other recourse) or loan collateral with respect to any Purchased Commercial Loan (other than releases required under the applicable Commercial Loan-Related Assets or the ordinary course release of funds from escrow or reserve accounts pursuant to the applicable Commercial Loan-Related Assets);

(O) permit the sale, transfer or encumbrance of, or grant of a participation right in, any Purchased Commercial Loan to any third party;

(P) (i) initiate any litigation, proceeding or action against any Obligor or take any action in connection with any litigation, proceeding or action against any Obligor existing as of the date hereof (other than in the ordinary course of business), (ii) exercise any of its other remedies under the Commercial Loan-Related Assets (other than in the ordinary course of business), or (iii) negotiate or discuss with any Obligor or pursue any potential foreclosure actions, deed-in-lieu of foreclosure agreements, discounted payoffs, restructurings, work-outs or other amendments with respect to any of the Purchased Commercial Loans;

(Q) grant any consent or approval requested by an Operating Partner under any Joint Venture (including approving any “major decisions”, budget or business plan with respect to any Joint Venture) or make any capital calls for additional capital contributions to a Joint Venture;

(R) forfeit or apply any Security Deposits under any Lease without the consent of the Purchaser Parties;

(S) hire any individual who would be a Business Employee other than (i) any replacement employee (on employment terms and conditions that are not substantially less favorable to the employer) and any individual who received an offer of employment prior to the date hereof to provide services to any Purchased Entity or any Subsidiary thereof, or (ii) employees hired by the Seller Parties to the extent required by applicable Law;

(T) except as disclosed on Schedule 3.10(b), recognize any union or other labor organization as the representative of any of the Business Employees, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law or as reasonably necessary to implement the provisions of this Agreement; or

(U) consent to, agree or otherwise commit to take, any of the foregoing actions.

(j) Keep in full force and effect policies of insurance for each Transferred Property and each Underlying Property owned by a Wholly-Owned Purchased Entity providing coverage at least as extensive as the policies covering the applicable Property on the date hereof (unless otherwise consented to by the Purchaser Parties, with respect to which, if requested by the Seller Parties, the Purchaser Parties shall not unreasonably withhold, delay or condition their consent). The Purchaser Parties acknowledge and agree that any such policies of insurance maintained by a Purchased Entity or any Subsidiary thereof that is directly or indirectly wholly-owned by the Seller Parties and under which the insurer is an Affiliate of the Seller Parties shall be terminated effective as of the Closing at which such Purchased Entity is transferred to the Seller Parties

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions set forth in this Agreement including Section 5.2(c) below, the Purchaser Parties and the Seller Parties will use Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (i) obtaining all actions or nonactions, waivers, exemptions, consents, permits and approvals from Governmental Entities that either Party deems necessary or advisable acting in good faith, and making all necessary registrations as to which such consent, approval or waiver relates and filings and taking such actions as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, if applicable, (ii) obtaining all necessary consents, approvals or waivers from third parties in accordance with the provisions of Section 5.2(g) below, (iii) subject to the terms of Article XI, defending themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (including chain of title documentation or similar instruments).

(b) If required by applicable Law, the Seller Parties and the Purchaser Parties shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; provided, no Party shall be required to furnish any information if based on the advice of such Party’s counsel, or in such Party’s reasonable determination, the furnishing of such information will violate applicable Law. In addition, each Party agrees to make promptly (and in any event within the required time periods for filing under applicable Law) any filing that may be required by Law (or apply for an exemption from such Law) that either Party deems necessary or advisable acting reasonably with respect to the Transactions under any other Antitrust Law, and respond as promptly as practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity in connection therewith; provided, no Party shall be required to furnish any information if based on the advice of such Party’s counsel, or in such Party’s reasonable determination, the furnishing of such information will violate applicable Law. Neither Party shall (i) agree to extend any waiting period or agree to refile under any Antitrust Law (except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed), or (ii) enter into any agreement with any Governmental Entity agreeing not to consummate the Transactions. Each Party shall have sole responsibility for its respective filing fees associated with the HSR Act filings and any other similar filings required under applicable Antitrust Laws in any other jurisdictions (and where the applicable Law does not stipulate which Party is responsible for the filing fee, the fee shall be shared equally by the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand).

(c) Each Party shall promptly notify the other Party of any oral or written communication it receives from any Governmental Entity relating to the matters that are the subject of this Section 5.2, permit the other Party and its Representatives to review in advance any communication proposed to be made by such Party to any Governmental Entity and provide the other Party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand (with such redactions as such Party deems reasonable to make relating to information it deems confidential or proprietary (the “Proprietary Information”)). No Party shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request (excluding the Proprietary Information) in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act and any other applicable Antitrust Law. Nothing in this Section 5.2(c) shall be applicable to Tax matters.

(d) Without limiting any other provision contained in this Section 5.2, each of the Purchaser Parties and the Seller Parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act and any other applicable Antitrust Law.

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.2 or elsewhere shall require the Purchaser Parties to take any action with respect to itself, any of its Affiliates, the Properties, the Purchased Entities or the Purchased Commercial Loans or their Affiliates including but not limited to (x) selling or otherwise disposing of, or holding separate, any business, assets or properties, (y) terminating or creating any relationships, contractual rights, obligations or other arrangement, or (z) effecting any other change or restructuring, of Purchaser Parties’, Purchaser Parties’ Affiliates, the Purchased Entities, the Properties, the Purchased Commercial Loans or their Affiliates (each a “Divestiture or Burden”). The Seller Parties shall not and shall not permit any Equity Entity or any Affiliate of the foregoing or any Person under the authority of any Seller Party or Equity Entity to request, cause or approve any Seller Party or Equity Entity to agree to any Divestiture or Burden without the prior written consent of the Purchaser Parties.

(f) Notwithstanding anything in the Agreement to the contrary, in the event that any Governmental Entity shall seek, or shall have indicated that it may seek, an injunction or the enactment, entry, enforcement or promulgation of any Law or Order restraining or prohibiting any of the Transactions, then the Purchaser Parties and the Seller Parties shall cooperate to determine the applicable Equity Assets or Purchased Commercial Loans that shall be excluded, provided that the consideration payable with respect to such Equity Assets or Purchased Commercial Loans, in the aggregate, is de minimis in comparison to the Unadjusted Purchase Price.

(g) Each Party agrees to cooperate to obtain any other consents and approvals from any third party (other than a Governmental Entity) or the waiver of any right (including Exit Rights) of any third party that may be required in connection with the Transactions, which consents, approvals or waivers must be in writing, shall not contain any condition that has not been satisfied prior to the applicable Closing Date and shall not require the payment of any fee or other charge (other than with respect to any Existing Loans, which fee shall be in accordance with the applicable Existing Loan Documents for such Existing Loans) (“Required Third Party Consents”). Except as set forth in this Section 5.2(g), none of the Seller Parties, the Purchaser Parties, any Equity Entity or any of their respective Affiliates shall be required to compensate any third party, commence or participate in any Action or offer, grant any accommodation (financial or otherwise), terminate any arrangement and/or pay any termination fees to any third party to obtain any such Required Third Party Consent. In the event that any third party from whom a Required Third Party Consent is required requires that its actual out-of-pocket costs be reimbursed as a condition to delivering its Required Third Party Consent, however, then the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, shall share such costs equally. For the avoidance of doubt, no representation, warranty or covenant of the Seller Parties contained in this Agreement or any of the documents related to the Transactions shall be breached or deemed breached, and no condition to any Closing shall be deemed not satisfied, solely based on the failure to obtain any Required Third Party Consents and to the extent that any Required Third Party Consent shall not have been obtained as of any Closing. Each of the Seller Parties and Purchaser Parties shall have the right to participate in all material communications and discussions between Purchaser Parties or Seller Parties, as the case may be, and the applicable counterparty relating to obtaining the Required Third Party Consent and each of the Seller Parties and Purchaser Parties shall promptly provide copies of all communications received from such counterparty. The Purchaser Parties shall have the right to review and reasonably approve all written requests for, and material communications relating to, Required Third Party Consents prepared by the Seller Parties, including all documents and instruments accompanying any such communication. If requested by the Purchaser Parties, a request for a Required Third Party Consent shall include a request to approve customary changes to the transfer provisions of the applicable agreements to permit certain direct or indirect interests in the applicable Purchaser Parties (or Equity Entities) as applicable the ownership structure of the applicable Purchaser Party acquiring the applicable Purchased Interest, Transferred Property or Purchased Commercial Loan, as applicable.

(h) Notwithstanding anything in this Agreement to the contrary, the Purchaser Parties acknowledge on behalf of themselves and their Affiliates and their respective Representatives, successors and assigns that the operation of the Properties, the Purchased Commercial Loans, and the businesses related thereto shall remain in the dominion and control of the Seller Parties until the applicable Closing and that none of the Purchaser Parties, any of their Affiliates or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, Business Employee or other employee of the Seller Parties, the Purchased Entities or their Affiliates, except as specifically contemplated or permitted by this Agreement, including, without limitation, Article V, hereof or as otherwise consented to in writing in advance by the Seller Parties. Nothing contained in this Section 5.2(h) shall be deemed to constitute a waiver by the Purchaser Parties of any covenants, obligations, representations or warranties of the Seller Parties contained in this Agreement.

5.3 Public Announcements. The Purchaser Parties and the Seller Parties shall use their respective Commercially Reasonable Efforts to agree on the description of the Transactions contained in the initial press releases to be issued by the Parties with respect to their execution and delivery of this Agreement. The Parties agree that the initial press release shall be issued no later than three (3) Business Days following the date hereof; provided that in no event shall the Purchaser Parties be entitled to issue any such press release prior to the issuance of the initial press release by the Seller Parties. Each Party will use Commercially Reasonable Efforts to consult with the other Parties before issuing, and provide the other Parties an opportunity to review and comment upon, any filing made with a Governmental Entity (as required by Law, fiduciary duty or the rules and regulations of applicable securities exchanges; each a “Required Filing”), presentation to investors or securities analysts, press release or other written public statement that contains a description or discussion of the Transactions (other than any description or discussion that contains only information previously agreed between the Parties), and shall not make, issue or deliver any such Required Filing, presentation, press release or public statement prior to such consultation; provided that in no event shall the Purchaser Parties make, issue or deliver any such filing, presentation, press release or public statement prior to the issuance of the initial press release by the Seller Parties, except as required by applicable Law.

5.4 Confidentiality.

(a) Except to the extent (i) modified by Section 5.3, including, without limitation in connection with any Required Filing, (ii) required or permitted pursuant to the terms of this Agreement, and (iii) with respect to any disclosures to Purchaser Party Designees and their Representatives with respect to the Transaction (provided such Purchaser Party Designees and their respective Representatives enter into a confidentiality agreement with the Seller Representative on the same terms as the Confidentiality Agreement), the Purchaser Parties and their Representatives (as such term is defined in the Confidentiality Agreement) shall treat all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the confidentiality agreement dated as of March 17, 2015 between an Affiliate of the Purchaser Parties and Seller (as amended from time to time, the “Confidentiality Agreement”). Except as provided in this Section 5.4, the terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Initial Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Initial Closing in accordance with Section 10.1, the Confidentiality Agreement, as modified by this Section 5.4, shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years following the Initial Closing, (i) the Purchaser Parties shall, and, shall cause the Purchased Entities and the Purchaser Parties’ Representatives (as such term is defined in the Confidentiality Agreement) to, keep confidential and not use for any purpose all nonpublic information regarding the Seller Parties or any Person which continues to remain an Affiliate of the Seller Parties from and after the applicable Closing Date of which the Purchaser Parties or any Purchased Entity may be aware, and (ii) the Seller Parties shall keep confidential and not use for any purpose all nonpublic information regarding the Purchaser Parties or Purchased Entities of which the Seller Parties’ may be aware. Notwithstanding the foregoing, the restrictions set forth in the foregoing clauses (i) and (ii) shall not apply to confidential information which (x) at the time of disclosure is generally available to the public (other than as a direct or indirect result of a disclosure by the Purchaser Parties or the Seller Parties (as applicable)), and (y) was available to the Purchaser Parties or the Seller Parties (as applicable) on a non-confidential basis from a source that is not and was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality.

5.5 Transfer Taxes.

(a) The Purchaser Parties and the Seller Parties acknowledge that the only Transactions which are Transfers of Purchased Entities are set forth in Schedule 5.5(a) (together with certain other Transfers). The Purchaser Parties and the Seller Parties shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes arising as a result of the

Transactions. Except to the extent provided for in Section 5.5(b), Transfer Taxes arising as a result of the Transactions shall be for the account of the Seller Parties, other than Transfer Taxes (if any) arising as a result of the Transactions set forth in Schedule 5.5(a); provided, however, that the Purchaser Parties shall bear EUR 5,000,000 of Transfer Taxes relating to the transfer of European situated Equity Entities or Properties otherwise to be borne by the Seller Parties under this Section 5.5, which amount shall be in addition to the amount of any Transfer Taxes which may be due on the Transactions set forth on Schedule 5.5(a). The provisions of Section 1.5 shall apply to any Alternative Transaction proposed by either Party to minimize Transfer Taxes covered by this Section 5.5 and Schedule 5.5(a). For the avoidance of doubt, all Transfer Taxes shall be timely paid to the relevant authority by the Party which is responsible therefor pursuant to applicable Law, and if either Party pays in aggregate more than its allocable share under this Section 5.5(a), the other Party shall reimburse such Party for the difference.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including Section 5.5(a), the application of UK VAT, Italian value added Tax, Spanish value added Tax, and Polish value added Tax to the Transactions shall be governed by the provisions set forth on Schedule 5.5(b) attached hereto.

5.6 Tax Treatment; Tax Returns; Tax Matters.

(a) For U.S. federal, state and local income Tax purposes (but not including for purposes of property Taxes or Transfer Taxes) to the extent permitted by applicable Law, (i) the sale and purchase of any Property or Purchased Commercial Loan shall be treated as the sale and purchase of an asset and (ii) the sale and purchase of any Purchased Entities to the extent that such Purchased Entity is treated as a partnership or disregarded entity for such income tax purposes, and all of the Interests in such Purchased Entity is purchased by a Purchaser Party under this Agreement, shall be treated as the sale and purchase of the assets of the Purchased Entities subject to the applicable Liabilities, if any, of the Purchased Entities. Both the Seller Parties and the Purchaser Parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with such treatment.

(b) To the extent an Equity Entity is treated as a partnership for U.S. federal income tax purposes, the Seller Parties shall cooperate with the Purchaser Parties to obtain the agreement of such Equity Entity to allocate under Section 706 of the Code, income, gains, losses, deductions or credits attributable to the Interest in such Equity Entity for the tax year of such Equity Entity in which the Closing Date occurs between the Purchaser Party and the Seller Party based on a closing of the books, and to elect to adjust the tax basis of such Equity Entity’s properties pursuant to Section 754 of the Code, to the extent such election is not already in effect.

(c) The Seller Parties shall prepare all Tax Returns of the Purchased Entities and any Subsidiaries thereof for periods ending on or prior to the applicable Closing Date (“Pre-Closing Tax Periods”). All such Tax Returns shall be prepared consistent with the past practices of the Seller Parties unless otherwise required by applicable law. Regarding any such Tax Returns prepared after the Closing Date, the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties a draft of each such Tax Return (on a stand-alone pro forma basis) at least forty-five (45) days before the due date for filing, including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties such draft Tax Returns within a reasonable time prior to filing). The Purchaser Parties shall have fifteen (15) days from the receipt thereof to provide the Seller Parties with any comments or proposed adjustments to such draft Tax Returns for the Pre-Closing Tax Periods, and any such comments or proposed adjustments shall be considered by the Seller Parties in good faith. The Seller Parties shall timely file, or cause to be timely filed, such Tax Returns for the Pre-Closing Tax Periods and timely pay, or cause to be timely paid, all Taxes shown as due thereon.

(d) The Purchaser Parties shall prepare and file all Tax Returns of the Purchased Entities and any Subsidiaries thereof for periods including the Closing Date but ending after the Closing Date (“Straddle Tax Periods”). All such Tax Returns for Straddle Tax Periods shall be prepared consistent with the past practices of the

Seller Parties unless (i) otherwise required by applicable law, (ii) to the extent such Seller Parties consent to a change from past practices (such consent not to be unreasonably withheld, delayed or conditioned), or (iii) to the extent such consistency results in a materially adverse Tax consequence for the Purchaser Parties. The Purchaser Parties shall provide to the Seller Parties drafts of such Tax Returns for Straddle Tax Periods no later than forty-five (45) days prior to the applicable due date including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case the Purchaser Parties shall provide to the Seller Parties such draft Tax Returns within a reasonable time prior to filing). The Seller Parties shall have fifteen (15) days from the receipt thereof to provide the Purchaser Parties with any comments or proposed adjustments to such draft Tax Returns for the Straddle Tax Periods, and any such comments or proposed adjustments shall be considered by the Purchaser Parties in good faith. If the Seller Parties have no objections to such Tax Returns for Straddle Tax Periods, or if the Purchaser Parties agree to the changes proposed by the Seller Parties, such draft Tax Returns shall be binding upon the Seller Parties. If the Purchaser Parties and Seller Parties cannot resolve any disagreements with respect to the proposed Tax Returns for Straddle Tax Periods within ten (10) days prior to the applicable due date, the Purchaser Parties and Seller Parties jointly shall select an independent tax expert to resolve such differences, with the fees and costs of such tax expert to be borne fifty percent (50%) by the Purchaser Parties and fifty percent (50%) by the Seller Parties, and with the decision of such tax expert as to any matters in dispute between the Purchaser Parties and the Seller Parties to be binding and conclusive on all Parties. The Seller Parties shall pay to the Purchaser Parties no later than three (3) days prior to the due date for filing any such Tax Returns for Straddle Tax Periods the amount of Taxes owing with respect to the portion of such Straddle Tax Periods as determined as if such taxable period ended as of the Closing Date. The Seller Parties shall be entitled to all Tax refunds of or attributable to the Purchased Entities and any Subsidiaries thereof for Pre-Closing Tax Periods and the portion of any Straddle Tax Periods ending on the Closing Date, unless (i) such Tax refund is attributable to the carryback from a taxable period commencing after the Closing Date or the portion of any Straddle Tax Periods beginning after the Closing Date of items of loss, deduction or credit, or other Tax items, of the Purchased Entities or any Subsidiaries thereof (or any of their respective Affiliates, including the Purchaser Entities) or (ii) otherwise specifically provided in this Agreement. The Purchaser Parties shall be responsible for preparing and filing all other Tax Returns of the Purchased Entities and any Subsidiaries thereof and of the Purchaser Parties with respect to the Purchased Entities and any Subsidiaries thereof and their assets and income. Nothing in this Section 5.6(d) shall be interpreted as to require the Seller Parties or Affiliates thereof to provide to the Purchaser Parties or Affiliates thereof any consolidated or group or combined or unitary Tax Returns in which any Purchased Entity or any Subsidiary thereof may be a participant for periods prior to the Closing Date.

(e) The Seller Parties shall prepare all real property Tax Returns related to the Properties or Underlying Properties for Pre-Closing Tax Periods. All real property Tax Returns shall be prepared consistent with the past practices of the Seller Parties unless otherwise required by applicable law. Regarding any such Tax Returns prepared after the Closing Date, the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties a draft of each such Tax Return (on a stand-alone pro forma basis) at least forty-five (45) days before the due date for filing, including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties such draft Tax Returns within a reasonable time prior to filing). The Purchaser Parties shall have fifteen (15) days from the receipt thereof to provide the Seller Parties with any comments or proposed adjustments to such draft real property Tax Returns for the Pre-Closing Tax Periods, and any such comments or proposed adjustments shall be considered in good faith by the Seller Parties. The Seller Parties shall timely file, or cause to be timely filed, such Tax Returns for the Pre-Closing Tax Periods and timely pay, or cause to be timely paid, all Taxes shown as due thereon. The Purchaser Parties shall prepare and file all real property Tax Returns for the Straddle Tax Periods, provided that the Purchaser Parties shall provide to the Seller Parties drafts of such real property Tax Returns for the Straddle Tax Periods no later than forty-five (45) days prior to the applicable due date including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case the Purchaser Parties shall provide to the Seller Parties such draft Tax Returns within a reasonable time prior to filing). The Seller Parties shall have fifteen (15) days from the receipt thereof to provide the Purchaser Parties with any comments or proposed adjustments to such draft real property Tax Returns for the Straddle Tax Periods, and any such comments or proposed adjustments shall be considered in good faith by the Purchaser Parties. The Seller Parties shall pay to the Purchaser Parties no later than three (3) days prior to the due date for filing any such real property Tax Returns for the Straddle Tax Periods the amount of Taxes owing with respect to the portion of such Straddle Tax Periods as determined pursuant to Section 1.4. The Seller Parties shall be entitled to all real property Tax refunds related to the Properties for Pre-Closing Tax Periods and the portion of any Straddle Tax Periods ending on the Closing Date, unless (i) such Tax refund is attributable to the carryback from a taxable period commencing after the Closing Date or the portion of any Straddle Tax Periods beginning after the Closing Date of items of loss, deduction or credit, or other Tax items, of the Purchased Entities or any Subsidiaries thereof (or any of their respective Affiliates, including the Purchaser Entities), or (ii) otherwise specifically provided in this Agreement. The Purchaser Parties shall be responsible for preparing and filing all other real property Tax Returns related to the Properties. Nothing in this Section 5.6(e) shall be interpreted as to require the Seller Parties or Affiliates thereof to provide to the Purchaser Parties or Affiliates thereof any consolidated or group or combined or unitary Tax Returns in which any Purchased Entity or any Subsidiary thereof may be a participant for periods prior to the Closing Date.

(f) The Purchaser Parties, on the one hand, and the Seller Parties, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, any Tax audit, Tax claim, Tax litigation, claim for Tax refund or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing, Tax audit, Tax claim, Tax litigation or other Tax proceeding, providing powers of attorney, assisting with the signing and filing of Tax appeals and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Purchased Entity and its Subsidiaries relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Tax Authority for all periods required by such Tax Authority.

(g) On or prior to the Closing Date, the Seller Parties shall identify for the Purchaser Parties each Equity Entity that is classified as a partnership for U.S. federal income tax purposes that does not have in effect on the Closing Date a valid election under Section 754 of the Code.

(h) The Seller Parties shall cause all tax allocation agreements or tax sharing agreements between the Seller Parties or any of its Affiliates, on the one hand, and any Equity Entity, on the other hand, to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any Equity Entity on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any Equity Entity under any such agreements. Although the profit and loss pooling agreement between GE Real Estate Property GmbH (GSP) and GE Real Estate GmbH (GSN), identified in Schedule 3.9(a) of the Disclosure Schedule, would be terminated at or prior to the closing of a sale of GE Real Estate Property GmbH (GSP) to Purchaser Parties, the settlement of the profit and loss pooling required thereunder would occur as set forth in Schedule 5.6(h) to this Agreement.

5.7 Real Property Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that certain of the Seller Parties have appealed certain real property Taxes attributable to the Transferred Properties. Such Seller Parties shall be responsible for, and shall receive the benefit of (less any portion thereof to which a Tenant may be entitled), any additional real property Taxes and any Tax rebates or refunds attributable to Pre-Closing Tax Periods and such appeals; provided that such Seller Parties shall not be responsible for (or receive the benefit of) any such Taxes (or rebates or refunds) to the extent the Unadjusted Purchase Price was adjusted downward (or upward) pursuant to Article I determined after taking into consideration all adjustments provided for therein, on account of such Taxes (or rebates or refunds). If such Seller Parties are entitled to the benefit of any rebate or refund pursuant to the preceding sentence, then within ten (10) days of receipt by or on behalf of any Purchaser Party or Affiliate thereof of any such rebate or refund, the Purchaser Parties shall pay to the Seller Parties an amount equal to the portion of such rebate or refund to which the Seller Parties are so entitled (less any portion thereof to which a Tenant may be entitled) and net of any Tax cost imposed on any Purchaser Party as a result of receiving such refund or rebate. A Seller Party, at its expense, shall have the right, but not the obligation, to control and continue (but not settle or compromise, except as expressly provided below) any such appeal or related proceedings which are pending as of the date of this Agreement, including the employment of counsel, and shall promptly provide to the applicable Purchaser Parties all material information relating to such appeals or proceedings as and when such information becomes known to a Seller Party, together with such other information as the applicable Purchaser Parties may reasonably request; provided, however, if a Seller Party elects not to control any such appeal or related proceeding, then such Seller Party shall give prompt written notice to the applicable Purchaser Parties of such election, and, thereafter, the applicable Purchaser Parties shall have the right, but not the obligation, to control such appeal or related proceeding and the settlement or compromise thereof. A Seller Party may not settle or compromise any such appeal or related proceeding without prior written consent of the applicable Purchaser Parties, which consent shall not be unreasonably withheld.

5.8 Tax Elections.

(a) Except as set forth on Schedule 5.1(i)(E) or pursuant to an Alternative Transaction undertaken in accordance with Section 1.5 (specifically including any requirements for consent set forth therein), no election pursuant to Section 338(g) of the Code (or any corresponding provision of state, local, or foreign Tax Law) shall be made with respect to the Transactions contemplated by this Agreement without the prior written consent of the applicable Purchaser Parties and applicable Seller Parties. Any request by any Party to make such election shall be given good faith consideration by the other Party. Any state or local Transfer Taxes that arise as a result of any election under Section 338(g) of the Code with respect to the Transactions contemplated hereunder shall be governed by Section 5.5 hereof.

(b) Subject to the consent of the Seller Parties, which consent shall not be unreasonably withheld, delayed or conditioned, the Purchaser Parties shall have the right, upon timely notice, to cause the Seller Parties to make (or cause their Affiliates to make), with an effective date prior to the Closing Date, any entity classification election on an Internal Revenue Service Form 8832 with respect to the Purchased Entities or Subsidiaries thereof as is permitted by applicable law, provided that the Seller Parties shall have the right to make (or cause their Affiliates to make) (i) without the consent of the Purchaser Parties any elections (with an effective date prior to the Closing Date) specifically set forth on Schedule 5.1, or (ii) any elections undertaken as part or in connection with an Alternative Transaction undertaken in accordance with Section 1.5 (including any requirements for consent set forth therein).

5.9 Termination of Rights to GE Names and GE Marks.

(a) The Purchaser Parties, on behalf of themselves and their Affiliates (including, for purposes of this Section 5.9, the Equity Entities following the Closing at which the Purchased Interests therein are sold), acknowledge and agree that, as between the Purchaser Parties and their respective Affiliates, on the one hand, and the Seller Parties and their respective Affiliates, on the other hand, all right, title and interest in and to the GE Names and GE Marks are owned exclusively by the Seller Parties and their respective Affiliates (excluding the Equity Entities following the Closing at which the Purchased Interests therein are sold). Except as set forth below in this Section 5.9, the Purchaser Parties and their respective Affiliates shall have no rights in or to any GE Names and GE Marks, and the Purchaser Parties and their respective Affiliates shall not use any GE Names and GE Marks. Neither the Purchaser Parties nor any of their respective Affiliates shall contest the ownership or validity of any rights of the Seller Parties or any of their respective Affiliates in or to any of the GE Names and GE Marks. The Purchaser Parties and their respective Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with the Seller Parties or any Person that is an Affiliate of

Seller after the Closing. Furthermore, the Purchaser Parties, on behalf of themselves and their Affiliates, acknowledge and hereby agree that, except as set forth below in this Section 5.9, (a) the rights of the Equity Entities to any of the GE Names and GE Marks pursuant to the terms of any trademark agreements between the Seller Parties and any of their respective Affiliates, on the one hand, and the Equity Entities, on the other hand, or otherwise shall terminate on the applicable Closing Date; and (b) on the applicable Closing Date, the Purchaser Parties and their respective Affiliates shall cease and discontinue all uses of the GE Names and GE Marks on any and all items and materials of the Equity Entities.

(b) Notwithstanding the foregoing, following the applicable Closing Date, the Purchased Entities and any of their Subsidiaries that own Underlying Properties on which there is signage including the GE Names or GE Marks (the “Licensed Marks”), shall be entitled to continue to use the Licensed Marks solely in connection with such signage and shall promptly, and in any event no later than one hundred twenty (120) days after the applicable Closing Date, replace the signage for such Properties or otherwise remove the Licensed Marks from such Properties.

5.10 Distributions. Nothing in this Agreement shall be deemed to prohibit or limit in any manner, and the Seller Parties and all the Equity Entities shall be permitted to, declare, set aside and/or pay any cash dividend or distribution in respect of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests, whether or not in the ordinary course of business. Notwithstanding anything to the contrary contained in this Agreement, certain accounts of the Equity Entities shall continue to be subject to the Seller Parties’ and their Affiliates’ daily cash “sweep”. Such cash “sweeps” shall be terminated prior to the Closing.

5.11 Post-Closing Access. After each Closing, each of the Parties shall, from time to time following the applicable Closing Date for a period of three (3) years following such Closing, upon reasonable prior notice and during normal business hours, afford the other Parties reasonable access to the books and records (other than any Confidential Documentation) related to the Properties, the Purchased Commercial Loans, and the Equity Entities for any periods ending on or before the Closing Date (and for any period ending after the Closing Date to the extent reasonably necessary for the Parties to prepare and file their Tax Returns in accordance with applicable law), including all accounting records and data, for tax, accounting or other legal or compliance purposes subject in each case to applicable law, privileged information (including attorney client privilege) and information subject to confidentiality agreements with third-parties. The Purchaser Parties shall, and shall cause the Equity Entities to, maintain all books and records for the maximum time period required to comply with all applicable federal and state audit periods. Notwithstanding any other provision of this Agreement, (i) the Seller Parties shall be under no obligation to provide the Purchaser Parties or the Purchased Entities any U.S. federal, state or local income Tax Returns of any Seller Party or any Affiliate of any Seller Party other than the Equity Entities, and (ii) the Purchaser Parties shall be under no obligation to provide the Seller Parties any U.S. federal, state or local Tax Returns of any Purchaser Party or any Affiliate of any Purchaser Party other than the Equity Entities.

5.12 Mutual Release of the Other Parties.

(a) From and after the applicable Closing Date, each of Purchaser Parties, for itself and its Affiliates and Purchaser Designees and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, any Seller Party with respect to any and all Actions, claims, demands, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any Action brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs (collectively, “Claims”) that may arise on account of or in any way be connected with any Purchased Interest or Equity Entities or any portion thereof, or any Property or any portion thereof, or any Purchased Commercial Loan including the physical, environmental and structural condition of any

Property, any Commercial Loan Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, prior to the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by any Purchaser Party against the Seller Parties for intentional fraud, knowingly committed, or indemnification by the Seller Parties under Section 11.2, subject to the limitations and conditions provided in Sections 10.2, 11.1, 11.4, 11.5 and 11.6, as applicable. Each of the Purchaser Parties expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(b) From and after the applicable Closing Date, the Seller Parties, each for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against any Purchaser Party or Purchased Entities with respect to any and all Claims that may arise on account of or in any way be connected with any Purchased Interest or Equity Entity or any portion thereof, or any Purchased Commercial Loan or any or any portion thereof, including the physical, environmental and structural condition of any Property, any Commercial Loan Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by the Seller Parties against the Guarantor under the Guarantee or against the Purchaser Parties or the Purchased Entities for intentional fraud, knowingly committed, or indemnification by the Purchaser Parties under Section 11.3, subject to the limitations and conditions provided in Sections 10.2, 11.1, 11.4, 11.5 and 11.6, as applicable. The Seller Parties each expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(c) This Section 5.12 shall survive the Closing indefinitely.

5.13 Certain State Disclosure Requirements. Each of the Purchaser Parties acknowledges that various federal, state, provincial and local Laws may require a seller of real property to: (a) provide a purchaser of real property a property condition report, inspection report or similar document relating to the characteristics of a property being sold (collectively, “Property Condition Reports”), or (b) include certain disclosure provisions in agreements for the sale of real property (collectively, “General Property Disclosures”), advising a purchaser of real property of certain statutory and regulatory provisions relating generally to the ownership, sale, management or operation of real property in such jurisdiction or of real property characteristics generally of which a purchaser of real property should be aware (such as certain required disclosures relating to radon gas). Each of the Purchaser Parties is a sophisticated purchaser of real property, will have sufficient time prior to Closing to investigate any and all matters that would be contained in or disclosed by Property Condition Reports or General Property Disclosures and hereby voluntarily, knowingly and intentionally waives the receipt of any and all Property Condition Reports and General Property Disclosures. Each of the Purchaser Parties further releases the Seller Parties from any and all Liabilities to the Purchaser Parties relating to the fact that any such Property Condition Reports will not be given to the Purchaser Parties and that this Agreement does not include any such General Property Disclosures. Nothing in this Section 5.13 is intended to modify in any way any of the representations and warranties of the Seller Parties set forth in Article III or the related covenants or indemnities of the Seller Parties contained herein.

5.14 Resignations. The Seller Parties shall obtain and deliver to the Purchaser Parties at each applicable Closing evidence reasonably satisfactory to the Purchaser Parties of the resignation or removal, effective as of the applicable Closing Date, of those directors, officers or managers, as applicable, of the Equity Entities and any Subsidiaries or Joint Ventures to be Transferred to the Purchaser Parties at such Closing (with respect to any Subsidiary or Joint Venture directors, officers or managers appointed by any Seller Party or Affiliate thereof) thereof (the “Seller Resignations”).

5.15 Compliance with ROFRs and Pre-Emptive Rights. Each Seller Party shall, in material compliance with the ROFRs, deliver any and all required ROFR notices as soon as reasonably practicable following the date hereof, after a good faith consultation with the Purchaser Parties with respect to the form and content of each ROFR notice. Each Seller Party shall as soon as reasonably practicable following the date hereof seek a waiver of any Pre-Emptive Rights that are triggered by the Transaction.

5.16 Employment Matters. Notwithstanding anything to the contrary contained herein, with respect to employee matters, the Parties have made the agreements and covenants set forth in Exhibit B to this Agreement, which is hereby incorporated into this Agreement.

5.17 Transition Services Arrangements. The Purchaser Parties and the Seller Parties shall reasonably cooperate and negotiate in good faith to reach agreement on the terms and conditions of a transitional services agreement (the “Transition Services Agreement”) pursuant to which services relating to the operation and conduct of the Properties, the Purchased Entities, and the Purchased Commercial Loans following the applicable Closing Date which are currently provided by the Seller Parties (or an Affiliate of the Seller Parties) will be provided (i) by the Purchaser Parties to the Seller Parties, or (ii) by the Seller Parties to the Purchaser Parties, for a transitional period following the applicable Closing Date. Subject to such good faith negotiations, the Transition Services Agreement will include IT, collection and such other services (including without limitation transition of the servicing and boarding of the Purchased Commercial Loans) as may be mutually agreed upon by the Parties. Each of the Purchaser Parties hereby acknowledges that the Seller Parties’ ability to provide certain transition services may be limited by law, third party Contracts, or internal company privacy and security issues (e.g., IT firewall considerations). The period for such transitional services under the Transition Services Agreement shall be agreed upon by the Parties in negotiating the Transition Services Agreement.

5.18 Financing Arrangements.

(a) From the date hereof until the earlier of the Closing or the earlier termination of this Agreement, subject to the limitations set forth below, and unless otherwise agreed by the Purchaser Parties, the Seller Parties shall cooperate and shall instruct their applicable management personnel to cooperate with the Purchaser Parties as reasonably requested by the Purchaser Parties in connection with the Purchaser Parties’ arrangement of any financing to be consummated contemporaneous with any Closing in respect of the Transactions; provided, however, that such cooperation does not (i) unreasonably interfere with the ongoing operation of the Properties and the Equity Entities; (ii) include any actions that the Seller Parties (A) reasonably believe would result in a violation of any Contract or confidentiality agreement or the loss of any legal privilege or (B) cause any representation or warranty in this Agreement to be breached or any conditions to the consummation of the Transactions set forth in Article IX to fail to be satisfied; (iii) other than in connection with the Requested Estoppels, involve approaching landlords or any other bailees or other third parties prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers, estoppels or other agreements limiting the rights of such third parties; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances that result in the Seller Parties or any Affiliate of any Seller Party being responsible to any third parties for any representations or warranties prior to the applicable Closing Date; (v) require the giving of representations or warranties to any third parties or the indemnification thereof; (vi) require the delivery of any projections or pro forma financial information; or (vii) require the delivery of any financial statements that have not been previously prepared by the Seller Entities (it being acknowledged and agreed that the Seller Entities shall not be required to incur any liability in connection with the delivery of any such financial statements). Such cooperation will include Commercially Reasonable Efforts to (1) furnish the Purchaser Parties and their financing sources with financial and other pertinent information regarding the Equity Entities, the Properties and the Purchased Commercial Loans, (2) make appropriate officers available for participation in meetings and due diligence sessions, (3) reasonably cooperate in the marketing efforts of the Purchaser Parties and their financing sources for any financing to be raised by the Purchaser Parties to complete the Transactions, and (4) attempt to obtain estoppels, comfort letters, subordination, attornment and non-disturbance agreements and certifications from ground lessors, tenants, lenders, managers, franchisors, counterparties to reciprocal easement agreements, condominium boards (or similar governing body) or any other third parties to the extent requested by the Purchaser Parties and in form and substance reasonably satisfactory to any potential lender (collectively, the “Requested Estoppels”; provided, however, that notwithstanding anything herein to the contrary, neither Seller nor any Seller Person shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Each of the Purchaser Parties agrees that the effectiveness of any documents executed by or on behalf of Purchased Entity in connection with the financing shall be subject to, and not effective until, the consummation of the applicable Closing. As a condition to the Seller Parties’ obligations pursuant to this Section 5.18, the Purchaser Parties shall promptly, upon request by the Seller Parties, reimburse the Seller Parties for all reasonable out-of-pocket costs and expenses (excluding attorney’s fees and expenses and disbursements) incurred by the Seller Parties, the Purchased Entities or any Affiliate thereof in connection with the cooperation contemplated by this Section 5.18. and shall reimburse, defend, indemnify and hold harmless any Seller Indemnified Party from, against and in respect of any and all Losses resulting from, or that exist or arise due to or in connection with the arrangement of the Financing and any information used in connection therewith.

(b) For the avoidance of doubt, the obligation of the Purchaser Parties to consummate the Transactions, subject to the satisfaction of the applicable conditions set forth in Article IX hereof, shall not be subject to any (i) financing, or (ii) subject to the terms of this Agreement, any due diligence or other contingency.

5.19 Purchaser Party Designee. If a Purchaser Party designates a Purchaser Party Designee to acquire any Purchased Interests, Purchased Commercial Loan, or Property, Purchaser Party Designee shall provide to the Seller Parties (a) customary “know your client” diligence on such Purchaser Party Designee information to enable the Seller Parties to successfully complete such diligence excluding any name of any limited partner or equivalent investor in any Purchaser Party Designee and relating thereto, and (b) prompt notice of any inaccuracies in its representations and warranties set forth in Article IV of this Agreement.

5.20 Existing Loans. At or prior to the applicable Closing, (i) the Purchaser Parties shall cooperate with the Seller Parties in connection with the efforts of the Seller Parties to cause each lender with respect to any Existing Loan that will continue to encumber any Property or the equity interests in an Equity Entity either (x) owned, directly or indirectly, Equity Entity being acquired, directly or indirectly, by the Purchaser Parties at such Closing or (y) being transferred to the Purchaser Parties at such Closing to release the Seller Parties and each of their applicable Affiliates from any Liability in respect of obligations first arising after the applicable Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted by a Seller Party as security or other similar obligations (each, a “Existing Loan Release”), or (ii) in the absence of such release described in clause (i), from and after the applicable Closing and until such time as the applicable Existing Loan encumbering any Property (or the directly or indirect equity interests in the entity owning such Property) has been refinanced or repaid in full, or the applicable lender with respect thereto has otherwise agreed in writing to release the Seller Parties and each of their applicable Affiliates from any further Liability arising under such Existing Loan in respect of obligations first arising on or after the applicable Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit by a Seller Party posted as security or other similar obligations, an Affiliate of the Purchaser Parties reasonably acceptable to the Seller Parties shall, if applicable, indemnify the Seller Parties and each of their respective Affiliates in respect of any such further Liabilities that have not been so released (collectively, the “Existing Loan Indemnification Obligations”). In connection with obtaining any Required Third Party Consent from a lender under an Existing Loan, in no event will the Purchaser Parties, for themselves or any of their Affiliates, be required to repay any portion of the outstanding principal balance of the Existing Loan, (ii) fund any additional reserves except to the extent specifically required pursuant to the terms of the Existing Loan Documents, (iii) provide any guaranty or indemnity with respect to an Existing Loan other than the replacement of the most recent existing guarantees and indemnities by the Seller Parties in substantially the same form as the most recent existing guarantees and indemnities and only with respect of obligations first arising on or after the applicable Closing Date, and (iv) otherwise amend the Existing Loans to increase the obligations or reduce the rights of the borrower and the guarantors thereunder. From the date hereof until the applicable Closing, without the consent of the Purchaser Parties (which consent may be granted or withheld in the Purchaser Parties sole discretion) make any voluntary prepayment of any Existing Loan.

5.21 Seller Financing. At each Closing in which Purchased Commercial Loans secured by properties in Mexico or Australia are closed, the Seller Parties shall provide or cause an Affiliate to provide, first priority financing to the Purchaser Parties acquiring such Purchased Commercial Loans on the terms set forth on the term sheet attached as Schedule 4 to this Agreement, subject to the negotiation and execution and delivery of definitive loan documents (the “Seller Financing Agreements”). The Seller Parties and the Purchaser Parties agree to use their good faith, commercially reasonable efforts to negotiate definitive documents by the applicable Closing Date on the terms and conditions set forth on Schedule 4.

5.22 Works Councils/Employee Representative Bodies. Each of the Purchaser Parties hereby agrees to (a) cooperate with the Affiliates of the Seller Parties in any applicable non-U.S. jurisdictions with respect to the information consultation process that such Affiliates of the Seller Parties are required to initiate and complete with their works councils, employee representative bodies or directly with their employees in such jurisdictions, and (b) grant such Affiliate of the Seller Parties all reasonable access and information as may be requested by such Affiliates of the Seller Parties in order to carry out this process and the related obligations of such Affiliates of the Seller Parties.

5.23 Commercial Loan Backlog. From and after the date hereof, from time to time, the Seller Parties may deliver to the Purchasers a list of Commercial Loan Backlog and such other information and documentation (including copies of the applicable Loan Documents and loan files) as reasonably requested by the Purchaser Parties in respect of the Commercial Loan Backlog. In the event the Seller Parties elect to fund any Commercial Loan Backlog after March 31, 2015 but prior to an applicable Closing (a “Backlog Asset”), the Purchaser Parties shall have the right, but not the obligation, to acquire such Backlog Asset in accordance with the terms of this Agreement. To the extent the Purchaser Parties elect to acquire such Backlog Assets (a “Designated Backlog Asset”), such Designated Backlog Asset shall be Transferred at the next subsequent Closing in accordance with and subject to the terms and conditions of this Agreement; provided that the Purchase Price payable with respect to each such Designated Backlog Asset shall be as mutually agreed upon by the Purchaser Parties and the Seller Parties. Upon the consummation of any Closing subsequent to the Initial Closing at which any such Designated Backlog Assets are Transferred, this Agreement shall be deemed amended, without any further action on the part of any Party, and each such transferred Designated Backlog Asset shall constitute a Purchased Commercial Loan for all purposes hereunder.

5.24 Loan Transfers.

(a) Each of the Seller Parties and each of the Purchaser Parties hereby acknowledge and agree, in furtherance and not in limitation of any other provision of this Agreement (including Section 12.17 hereof) and at any time (whether before or after any Closing Date), that such Parties shall cooperate and use their Commercially Reasonable Efforts to take any and all actions that are necessary and sufficient in accordance with applicable Laws to Transfer the Purchased Commercial Loans and any related Commercial Loan Note, Commercial Loan Mortgage, Commercial Loan Security Instruments or Commercial Loan-Related Asset from Seller Parties to Purchaser at the Closing Date applicable to such Purchased Commercial Loan, including, if the “security,” “administrative” and/or “facility” agent (as any such term may be used or defined in a Purchased Commercial Loan and/or any related Commercial Loan Note, Commercial Loan Mortgage, Commercial Loan Security Instruments or Commercial Loan-Related Asset) is a Seller Party or an Affiliate thereof, to replace such party with a Person designated by the Purchaser Parties in its sole and absolute discretion (other than Seller Parties or any of their Affiliates). Except as expressly provided in this Agreement, the costs, fees and expenses (including any applicable Taxes) related to the Transfers contemplated by this Section 5.24(a) shall be the sole responsibility of the Seller Parties.

(b) In the event a non-U.S. Purchased Commercial Loan is not capable of being directly Transferred to the applicable Purchaser Party pursuant to the terms and conditions of this Agreement as a result of the failure to obtain any Required Third Party Consent with respect to such Purchased Commercial Loan or any other condition to Transfer not having been satisfied either on or before the Applicable Initial Closing Date or by the Outside Closing Date, then the Transfer of such Purchased Commercial Loan to the Purchaser Parties shall (to the extent not prohibited by the terms of the Commercial Loan Note and related documents with respect to such Purchased Commercial Loan) be consummated by the execution by in respect of any non-US Purchased Commercial Loan, the execution by the applicable Parties of a sub-participation or similar arrangement; provided that the proposed course of action will in all cases be subject to (i) applicable Laws, (ii) the terms and conditions of this Agreement, and (iii) the prior written approval of the Purchaser Parties, which may be granted or withheld in the Purchaser Parties’ sole and absolute discretion; provided, however, that notwithstanding Section 5.24(b)(iii), the prior written approval of the Purchaser Parties shall not be required in connection with any Transfer (A) to a Blackstone Affiliate Purchaser Party of any Deferred Commercial Loan that is a UK Purchased Commercial Loan and (B) the Purchased Commercial Loans set forth of Schedule 5.26(b) so long as the terms and condition and form of the applicable documents are reasonably satisfactory to the Purchaser Parties and the Seller Parties obligations thereunder are guaranteed by a creditworthy entity as reasonably approved by the Purchaser Parties.

5.25 Excluded Asset Benefits. From and after any applicable Closing, in the event that any Purchaser Party, Purchaser Party Designee, Purchased Entity or Affiliate of the foregoing receives any Excluded Asset Benefit, then such Person shall promptly pay or assign such Excluded Asset Benefits to the Seller Parties or a designee thereof.

5.26 Certain Prohibited Transfers. If the Transfer of a Purchased Commercial Loan pursuant to this Agreement would result in a violation by the Purchaser Party of the Bank Secrecy Act, the USA Patriot Act or any similar anti-money laundering Laws, then such Purchaser Party shall not be obligated under this Agreement to purchase such Purchased Commercial Loan and such Purchased Commercial Loan shall become an Excluded Asset hereunder.

5.27 Bulk Sales. No Seller Party shall be required to furnish evidence that all or any part of the Transactions are in compliance with the provisions of the Bulk Sales Act (Ontario) and/or another Canadian bulk sales Laws; provided however that each Seller Party hereby covenants and agrees to indemnify and save harmless the Purchaser Parties from and against any and all Losses suffered or incurred by the Purchaser Parties as a result of or arising from the failure of any Seller Party to comply with the requirements of Bulk Sales Act (Ontario) and/or another Canadian bulk sales Laws in respect of all or any part of the Transactions.

5.28 Certain Insurance Matters.

(a) From and after the applicable Closing Date, the Properties, the Purchased Commercial Loans and the Purchased Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of the Seller Parties’ or any of their applicable Affiliates’ insurance policies or any of their self-insured programs, other than (i) insurance policies or self-insurance programs procured directly for the Properties, the Purchased Commercial Loans or by and in the name of the Purchased Entities (“Available Insurance Policies”), and (ii) with respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the applicable Closing Date (“Triggering Event”).

(b) At the time of a Triggering Event:

(i) the Purchaser Parties or the Purchased Entities shall notify the Seller Parties’ Corporate Insurance departments of all such claims and/or efforts to seek benefits or coverage and shall cooperate with the Seller Parties’ or any of their applicable Affiliates’ in pursuing all such claims, provided that the Purchaser Parties and the Purchased Entities shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy conditions for such claims. In addition, the Purchaser Parties and the Purchased Entities shall pursue or cause to be pursued any rights of recovery against third parties with respect to Triggering Events and shall cooperate with the Seller Parties’ and their applicable Affiliates’ with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to the Seller Parties to reimburse any and all costs incurred by the Seller Parties directly or indirectly as a result of such claims or losses and then to the Available Insurance Policies;

(ii) the Seller Parties and their applicable Affiliates shall have the right but not the duty to monitor and/or associate with coverage claims or requests for benefits asserted by the Purchaser Parties or Purchased Entities under the Available Insurance Policies, including the coverage positions and arguments asserted therein, provided that the Purchaser Parties and the Purchased Entities (w) shall notify the Seller Parties in advance of such coverage claims, (y) shall not, without the written consent of the Seller Parties, erode, settle, release, commute or otherwise resolve disputes with respect to Available Insurance Policies nor amend, modify or waive any rights under any such insurance policies and programs, and (z) shall not assign the Available Insurance Policies or any rights or claims under the Available Insurance Policies; and

(iii) For avoidance of doubt, Available Insurance Policies shall not include any of the Seller Parties’ claims-made or occurrence-reported liability policies, the Seller Parties’ data privacy & network security, transit, and construction all risk insurance policies, and/or the Seller Parties’ nor any of their Affiliates’ aviation liability policies.

(c) Notwithstanding anything contained herein, the Seller Parties and their Affiliates shall retain exclusive right to control all of its insurance policies and programs, including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims any of the Purchaser Parties or any of Purchased Entities has made or could make in the future, including coverage claims with respect to Triggering Events, provided further that (i) the Purchaser Parties and Purchased Entities shall cooperate with the Seller Parties and their respective Affiliates and share such information as is reasonably necessary in order to permit the Seller Parties and their respective Affiliates to manage and conduct its insurance matters as the Seller Parties and their respective Affiliates deem appropriate, and (ii) each of the Purchaser Parties and Purchased Entities hereby gives consent for the Seller Parties and its Affiliates to inform any affected insurer of the provisions of this Section 5.28 and to provide such insurer with a copy hereof.

(d) Nothing in the agreement is intended to waive or abrogate in any way the Seller Parties or their Affiliates own rights to insurance coverage for any liability, whether relating to the Properties, the Purchased Commercial Loans, the Purchased Entities or otherwise.

5.29 Local Transfer Agreements.

(a) As soon as practicable after the date of this Agreement and to the extent required by any applicable non-U.S. Law in order to properly effect the Transfer of any Purchased Interests, Transferred Properties or Purchased Commercial Loans, the Parties shall execute any applicable local transfer agreements with respect to the applicable non-U.S. Purchased Interests, Transferred Properties or Purchased Commercial Loans in front of an appropriate notary and shall cooperate to take such other actions and file such agreements or other documents as may be necessary or desirable under applicable Law in order to effect the Transfer of all non-U.S. Purchased Interests, Transferred Properties or Purchased Commercial Loans in accordance with the terms and conditions of this Agreement.

(b) In addition, the Purchaser Parties and the Seller Parties will use their Commercially Reasonable Efforts to agree to customary transfer documentation to convey title, as required, to the Properties and Purchased Interests, as applicable, in each of the European jurisdictions in which a Transfer pursuant to this Agreement shall take place (“European Transfer Documents”). The Parties acknowledge that in each of the Czech Republic, France, Germany, Italy, Poland, Slovakia and Spain, the Transfer of the Transferred Properties and Purchased Interests is subject to the approval and/or involvement of a notary and in each of Belgium, Bulgaria and Switzerland the Transfer of the Transferred Properties is subject to the approval of a notary, and the Parties agree in each case (i) to include in the European Transfer Documents any provisions required or reasonably requested by such notary or is customary for such Transfer, and (ii) to provide to each such notary the documentation in such Party’s possession reasonably required by such notary to effect the relevant Transfer.

(c) The Purchaser Parties and the Seller Parties shall use their Commercially Reasonable Efforts to agree to customary transfer documentation to convey title to the Purchased Commercial Loans and all related Commercial Loan-Related Assets in each of the European jurisdictions in which a Transfer of a Purchased Commercial Loan pursuant to this Agreement (“European Loan Transfer Documents”). The European Loan Transfer Documents shall be consistent with the terms and conditions set forth in the applicable Purchased Commercial Loans, any applicable notarial requirements and with applicable Laws, and shall include any documentation required to replace any of the Seller Parties as agent under such Purchased Commercial Loan. Where the term and conditions set forth in the applicable Purchased Commercial Loans allows for different forms or means by which the Transfer may be affected, the Purchaser Parties and the Seller Parties shall reasonably cooperate to determine which form and mean shall apply, consistent with applicable Laws.

5.30 Certain Credit Support Arrangements. At or prior to the applicable Closing, (i) the Purchaser Parties and the Seller Parties shall cooperate to cause the applicable Affiliate of Seller to be released (each, a “Credit Support Release”) at or prior to such Closing from the applicable guaranty, credit support or similar undertaking entered into by such Affiliates of Seller (each, a “Credit Support Arrangement”) relating to the Purchased Interests or Properties Transferred to the Purchaser Parties at such applicable Closing, or (ii) in the absence of such release described in clause (i), from and after the applicable Closing related to the applicable Purchased Interests or Property to which the Credit Support Arrangement relating to Hotel Agreements, Franchise Agreements and/or any ongoing construction arrangements for a Property described in Schedule 5.1(h) relates and until such time as the beneficiary of the applicable Credit Support Arrangement has agreed in writing to release the Seller Parties and each of their applicable Affiliates from any further Liability arising under such Credit Support Arrangements in respect of obligations first arising on or after the applicable Closing Date, an Affiliate of the Purchaser Parties reasonably acceptable to the Seller Parties shall, if applicable, indemnify the Seller Parties and each of their respective Affiliates in respect of any such further Liabilities that have not been so released (collectively, the “Credit Support Indemnification Obligations”). For purposes of clarity, nothing set forth in this Section 5.30 shall in any way limit the obligations of the Purchaser Parties pursuant to Article XI hereof.

5.31 Certain Loan Documentation. The Seller Parties shall deliver to the Purchaser Parties (a) payment histories for each Purchased Commercial Loan that is serviced by GEMSA Loan Services, L.P. or CBRE Loans Servicing Limited and/or affiliates of CBRE Loans Servicing Limited, as applicable, for a period from the date that is the later of the closing of such Purchased Commercial Loan or two (2) years prior to the date hereof, and (b) an organization chart as of June 2015 with headcount and job functions with respect the Seller Parties’ operations in Canada, the United Kingdom and France.

ARTICLE VI

OPTION ASSETS

6.1 Option Assets. Subject to the terms and conditions of this Agreement, Seller shall be entitled, at any time within one hundred twenty (120) days after the date hereof (such period, the “Option Period”), to cause all (but not less than all) of the Option Purchased Interests, Option Purchased Entities, Option Underlying Properties and/or Option Properties (as set forth on Schedule 3 hereto) to constitute Purchased Interests, Purchased Entities, Underlying Properties and/or Transferred Properties for all purposes of this Agreement, including the right to cause the Purchaser Parties to acquire all of the applicable Seller Party’s right, title and interest in such Option Purchased Interests, Option Purchased Entities, Option Underlying Properties and/or Option Properties, in accordance with the terms and conditions of this Agreement (the “Option”). The Parties shall cooperate in good faith to allocate the applicable purchase price with respect to the Option Assets located in Germany within thirty (30) days after the date hereof.

6.2 Exercise of Option. The Option may be exercised at any time during the Option Period by delivery of a written notice by the Seller Parties to the Purchaser Representative (each, an “Exercise Notice”), stating that the Option is exercised with respect to the Option Assets. If timely exercised, the Option Asset shall be included in the first Closing to occur sixty (60) days or more after receipt of the Exercise Notice, unless the Purchaser Parties elect to include the Option Assets in an earlier Closing.

6.3 Option Unadjusted Asset Purchase Price Amounts. Upon the exercise of the Option by the Seller Parties with respect to all Option Assets, and assuming all conditions to the applicable Closing set forth in this Agreement have been satisfied, the Purchaser Parties shall, in exchange for the applicable Option Assets, pay to the applicable Seller Party on the applicable Closing Date an amount equal to the Unadjusted Asset Purchase Price Amount with respect to the Option Assets (as set forth on Schedule 3 hereto), in accordance with Section 1.2, subject to the applicable adjustments thereto and applicable Proration Items relating thereto in accordance with Sections 1.2, 1.3, and 1.4, as applicable.

6.4 Effect of Option Exercise. Upon the exercise of the Option by Seller with respect to the Option Assets, any Option Purchased Interests, Option Purchased Entities, Option Underlying Properties and/or Option Properties shall constitute Purchased Interests, Purchased Entities, Underlying Properties and Properties, respectively, hereunder, and this Agreement will be deemed amended, without any further action on the part of any Party, with respect to the Option Assets as follows:

(i) the definitions of Transferred Properties, Underlying Properties, Purchased Interests and Purchased Entities will include the Option Assets;

(ii) all applicable covenants, representations and warranties shall be deemed to be made with respect to the applicable Option Assets with respect to which an Exercise Notice has been delivered as of the date hereof and as of the Initial Equity Closing Date (which covenants, representations and warranties shall, for the avoidance of doubt, be deemed to have been made and effective as of such dates as if the Option Assets were considered Transferred Properties, Underlying Properties, Purchased Interests and Purchased Entities); and

(iii) the Unadjusted Asset Purchase Price Amount for purposes of this Agreement, including Section 1.2(a) and Section 1.2(b), will be increased by the Option Unadjusted Asset Purchase Price Amounts for the Option Assets.

6.5 Kick-Out Rights. The Seller Parties acknowledge that the Seller Parties shall have the same obligations, and the Purchaser Parties shall have the same rights, with respect to the Option Equity Assets pursuant to Section 2.4 as it does for the Equity Assets, and in the event the Purchaser Parties exercise rights with respect to an Option Equity Asset under Section 2.4 which results in such Option Asset becoming an Excluded Asset, such removed Option Asset shall not be included as an Option Equity Asset for purposes of this Section 6.1.

ARTICLE VII

DEFERRED ASSETS AND ROFR AND PRE-EMPTIVE RIGHTS

7.1 Deferred Assets. For the purposes of this Agreement the term “Deferred Assets” shall mean any Purchased Interest, Transferred Property or Purchased Commercial Loan that is expressly deemed to be a “Deferred Asset” pursuant to this Agreement, including Section 7.1 hereof.

(a)

(i) In the event that (A) any Required Third Party Consent and/or any applicable consent or approval of any Governmental Entity, including any required waiver of a Pre-Emptive Right or ROFR, has not been received or waived (including satisfaction of the condition set forth in Section 9.2(a)(i)) prior to any applicable Closing (with respect to each applicable Deferred Asset, the receipt of such consent or waiver being referred to herein as the “Deferral Consent Condition”), and (B) the Parties have not otherwise agreed to the Transfer of any of such Purchased Interests, Transferred Properties, Underlying Properties, Purchased Commercial Loans and/or Underlying Commercial Loans to the Purchaser Parties at the Initial Closing or the applicable Deferred Closing, then, the applicable Purchased Interests, Transferred Properties and/or Purchased Commercial Loans shall be considered Deferred Assets.

(ii) The Purchaser Parties hereby covenant to order (or cause to be ordered) and use diligent efforts to pursue the receipt of an institutional bank ordered appraisal for each property that secures a Purchased Commercial Loan which shall be FIRREA and USPAP compliant (each, a “FIRREA Appraisal”), provided that it shall not be a condition to any of the obligations of the Purchaser Parties under this Agreement that any of the foregoing appraisals indicate a minimum value with respect to the Commercial Loan Properties. Receipt of a FIRREA Appraisal for a Purchased Commercial Loan shall be a condition precedent to the Purchaser Parties’ obligations to acquire such Purchased Commercial Loan on the applicable Closing Date, other than the final Closing Date prior to the Outside Debt Date. Each Purchased Commercial Loan with respect to which the Purchaser Parties do not have a FIRREA Appraisal shall be deemed a “Deferred Asset” until to the earlier to occur of (A) the date on which the Deferral Condition set forth in this Section 7.2(a)(ii) is satisfied, and (B) the Outside Debt Date.

(b) (i) The Seller Parties shall notify the Purchaser Parties in writing on the date that is five (5) Business Days prior to the Applicable Initial Closing Date and any applicable Deferred Closing (each, a “Closing Notice Date”) of whether such Seller Parties have received the applicable Required Third Party Consent or consent of a Governmental Entity that is required to satisfy the Deferral Consent Condition in order to Transfer any Purchased Interests, Transferred Properties, and/or Purchased Commercial Loans hereunder. In the event the Seller Parties have not received a Required Third Party Consent on or prior to the Closing Notice Date, but such Required Third Party Consent is received prior to the Closing Date to which the Closing Notice Date relates, Purchaser shall have the option, but will not be required to, close the Transfer of the applicable Purchased Interest, Transferred Properties or Purchased Commercial Loan on such Closing Date. If the Purchaser Parties do not elect to close the Transfer on such Closing Date, subject to the terms and conditions of this Agreement, the Closing with respect to such Purchased Interest, Transferred Property or Purchased Commercial Loan shall be deferred to the next occurring Closing Date.

(ii) The Purchaser Parties shall notify the Seller Parties on the applicable Closing Notice Date of whether the Purchaser Parties have received FIRREA Appraisals for the Purchased Commercial Loans that have not yet been the subject of a Closing. In the event the Purchaser Parties have not received the FIRREA Appraisal for any Purchased Commercial Loans on or prior to the Closing Notice Date, but such FIREEA Appraisal is received prior to the Closing Date to which the Closing Notice Date relates, the Purchaser Parties (following receipt of prior written consent of the Seller Representative, which may be withheld in the Seller Representative’s sole and absolute discretion) shall have the option, but will not be required, to close the Transfer of the applicable Purchased Commercial Loans on such Closing Date. If the Purchaser Parties do not elect to close the Transfer on such Closing Date, subject to the terms and conditions of this Agreement including Section 7.1(a)(ii), the Closing with respect to such Purchased Commercial Loan shall be deferred until the next Closing Date.

7.2 Effect of Deferring the Transfer of the Deferred Interests.

(a) If any Purchased Interest, Transferred Property or Commercial Loan is a Deferred Asset under this Agreement and the Deferral Condition has not been satisfied, then the following provisions shall apply:

(i) for purposes of the applicable Closing for which the Deferral Condition has not been met, the Transferred Properties, Purchased Interests and Purchased Commercial Loans that are to be Transferred at such Closing shall not include the Deferred Assets and the obligations of Purchaser and Seller with respect to such Closing shall not apply to the Deferred Assets;

(ii) the Seller Parties will not remake any representation or warranty with respect to the Deferred Assets as of the applicable Closing Date for which the Deferral Condition has not been met;

(iii) at the Initial Closing, the Unadjusted Purchase Price will be reduced by the Unadjusted Asset Purchase Price Amount with respect to the affected Deferred Assets;

(iv) at any applicable Deferred Closing, the aggregate Unadjusted Asset Purchase Price Amount will not be payable at such Deferred Closing with respect to the affected Deferred Assets; and

(v) the Seller Parties will not have any obligations to Transfer to the Purchaser Parties, and the Purchaser shall have no obligation to acquire from the Seller, any Purchased Interests, Transferred Properties, or Purchased Commercial Loans that relate to a Deferred Asset.

(b) Once the Deferral Condition has been satisfied with respect to any Deferred Asset, such Deferred Asset shall be Transferred to the Purchaser Parties in accordance with the terms and conditions set forth in this Agreement at the (i) the Initial Closing if the Deferral Condition is satisfied prior to the Closing Notice Date relating to the Applicable Initial Closing Date or as otherwise agreed by the Purchaser Parties, or (ii) a Deferred Closing if Deferral Condition is satisfied prior to the Closing Notice Date occurring with respect to the next applicable Deferred Closing Date or as otherwise agreed by the Purchaser Parties pursuant to Section 9.5 hereof.

(c)

(i) In the event that a Deferral Consent Condition relating to an Operating Partner has not been satisfied on or before May 31, 2015, the Parties shall have a ten (10) day period to discuss the strategy for exercising Exit Rights that may be available to the Seller Parties under the applicable Venture Agreement (the “Buy-Sell Discussion Period”).

(ii) If the Parties have not agreed to an alternate strategy prior to the end of the Buy-Sell Discussion Period and the Venture Agreement permits the exercise of a “buy-sell” right by the applicable Seller Party in such circumstances, then the Seller Parties shall be entitled to exercise the “buy-sell” rights under the applicable Venture Agreement for the Operating Partner’s equity interests in the Joint Venture (the “Venture Buy-Sell”) at the BS/S Value. The “BS/S Value” shall mean the aggregate amount of the Unadjusted Asset Purchase Price Amounts for the Underlying Properties owned, directly or indirectly, by the Joint Venture and included in the Transaction. Seller will exercise the Exit Right established pursuant to this Section 7.2(c) (the “Buy-Sell”) pursuant to a written notice to the Operating Partner in a form reasonably agreed by the Parties using a gross value attributed to the applicable Underlying Properties then owned directly or indirectly by the Joint Venture (a “Buy/Sell Sale Price”) equal to such BS/S Value or such greater price designated in writing by Purchaser Parties and reasonably approved by Seller Parties. Prior to the exercise by the Seller Parties of the Buy-Sell, the Purchaser Parties shall confirm that all of the conditions to the sale by Seller Parties to the Purchaser Parties of the Underlying Property or Underlying Properties owned by the applicable Joint Venture have been satisfied to the extent that they can be satisfied as of such date, other than the delivery of documents to effect such sale at the applicable Deferred Closing.

(iii) In the event the Buy-Sell is exercised and the Seller Parties acquire the Underlying Property or 100% of the interests in the applicable Joint Venture, such Underlying Property shall be deemed to be a “Transferred Property” and there shall be no Transfer of the related Purchased Interest at the applicable Closing Date. In the event the Buy-Sell is exercised and the Operating Partner elects to acquire the Purchased Interests or interests in any Subsidiary of the Joint Venture, the Purchased Interests and Purchased Vehicle shall be removed from Schedule 1 and the Purchaser Parties shall be entitled to receive 100% of the proceeds of such sale received by Seller Parties from a sale to the Operating Partner or a third party of Seller Parties’ interests or Underlying Property and resulting from the Buy/Sell Sale Price being used in lieu of the BS/S Value.

7.3 ROFR and Pre-Emptive Right Assets.

(a) The Parties acknowledge that certain third parties have ROFRs, and certain Governmental Entities have Pre-Emptive Rights. Additionally, the Parties acknowledge that the Seller Parties and GE Partner have certain Exit Rights with respect to certain Joint Ventures which may be triggered by third parties prior to the applicable Closing Date for the certain Equity Assets. In the event a third party is entitled to and does exercises an Exit Right, the Seller Parties shall promptly provide the Purchaser Parties with a copy of such notice and any related documentation provided by the applicable third party.

(b) In the event an Operating Partner triggers a Seller Exit Right, then the Purchaser Parties shall have the right to elect, no later than three (3) Business Days prior to the date upon which a response is due under that Seller Exit Right to (i) instruct the Seller Parties to acquire the applicable equity interests or Transferred Properties included in the notice, or (ii) to sell or authorize the sale of such equity interests or Transferred Properties, as applicable, and the Purchaser Parties shall have the right to approve of the related response notice and any documentation to be provided to the applicable third party with respect thereto. In the event the Purchaser Parties elect to have the Seller Parties acquire the applicable equity interests or Properties, Schedule 1 reflecting the Purchased Interests and Properties shall be adjusted to reflect such acquired interests at the price to be paid by the Seller Parties for such interests, the Underlying Property shall become a Transferred Property and there shall be no Transfer of the Purchased Interests at the applicable Closing. In the event the Purchaser Parties elect to have the Seller Parties sell or authorize the sale of such equity interests or Properties, then (i) the applicable Purchased Interests or Transferred Properties shall be removed from Schedule 1, (ii) the Unadjusted Purchase Price shall be reduced by the applicable Unadjusted Asset Purchase Price Amount, and (iii) the Purchaser Parties shall be entitled to receive 100% of the proceeds of such sale received by Seller in excess of the purchase price for such Purchased

Interests or Properties (or any indirect interest of the applicable Seller Party in the Equity Entity that is subject to the Exit Right) in excess of the Unadjusted Asset Purchase Price Amount for such Purchased Interest, with such proceeds credited to the applicable Purchaser Party at the next succeeding Closing (provided that the Purchaser Parties shall not be entitled to elect to have the Seller Parties sell any such equity interests or Properties if the price offered by such third party upon exercise of the Exit Rights is less than the purchase price that would be payable by a Purchaser Party with respect to such Purchased Interests or Properties under this Agreement (as determined in accordance with Section 1.2 of this Agreement and the applicable adjustments under Section 1.4 hereof)), and (iii) at any time following such election by the Purchaser Parties to have the Seller Parties sell or authorize the sale of such equity interests or Properties, in no event shall any such Purchased Interests or Properties with respect to which such election has been exercised constitute Specified Equity Assets or be deemed to have Material Title Exceptions hereunder (and the Purchaser Parties shall not be entitled to deliver an Objection Notice or Exclusion Notice with respect to such Purchased Interests or Properties).

(c) In the event that (i) a third party is entitled to and actually exercises any ROFR or Pre-Emptive right or the Seller Parties accept a Seller Exit Right in accordance with the terms of this Section 7.3, and (ii) such third party acquires the applicable Purchased Interests, Properties or Underlying Properties (such assets, the “ROFR Assets”) in connection therewith, then this Agreement will be deemed amended, without any further action on the part of any Party, with respect to the such Purchased Interests, Properties or Underlying Properties as follows:

(i) the definitions of Properties and Purchased Interests will not include any such ROFR Assets, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Property or a Purchased Interest, as applicable, and with respect to this Section 7.3 to the extent necessary to implement this Section 7.3;

(ii) the definition of Purchased Entities will not include any Purchased Entities that solely hold ROFR Assets, except to the extent that any provision is stated to survive the termination of this Agreement would be applicable to a Purchased Entity, and with respect to this Section 7.3 to the extent necessary to implement this Section 7.3;

(iii) the Seller Parties will not have any obligations with respect to the ROFR Assets, nor will any covenant, representation or warranty be deemed made with respect to the ROFR Assets except to the extent that any such covenant, representation or warranty was made as of the date of this Agreement, is contained in this Section 7.3 or is stated to survive the termination of this Agreement, and the Purchaser Parties will not have any rights or obligations under this Agreement with respect to the ROFR Assets;

(iv) at the Initial Closing, the Unadjusted Asset Purchase Price Amount with respect to the affected ROFR Assets will not be payable at the Initial Closing;

(v) at any applicable Deferred Closing, the Unadjusted Asset Purchase Price Amount will not be payable at such Deferred Closing with respect to the affected ROFR Assets; and

(vi) the Seller Parties will not have any obligations to Transfer to the Purchaser Parties any ROFR Assets.

ARTICLE VIII

CASUALTY AND CONDEMNATION

8.1 In General. If, prior to the Closing Date, a Property suffers damage by fire or other casualty (a “Casualty”) or if a Seller Entity receives notice or a Seller Entity obtains Knowledge of a condemnation or threatened condemnation of a Property (a “Condemnation”), the Seller Parties shall promptly notify the Purchaser Parties of that event and provide the Purchaser Parties with details of the extent of the Casualty or Condemnation. The Purchaser Parties shall be bound to purchase the Transferred Property or the Purchased Interests relating to the Underlying Property, in each case, for the Unadjusted Purchase Price (after taking into account the price adjustments set forth in Section 8.2 or Section 1.2(b)) as required by the terms hereof without regard to the occurrence or effect of any such Casualty or Condemnation.

8.2 Insurance and Condemnation Proceeds. With respect to any Casualty or Condemnation affecting a Property after the date of this Agreement, the Seller Parties will allow the Purchaser Parties to participate in the negotiations regarding the settlement of any such claim for insurance and condemnation proceeds in excess of an amount equal to five percent (5%) of the Unadjusted Asset Purchase Price Amount for the applicable Property and will not settle or compromise any such claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the Condemnation without the Purchaser Parties’ consent, which consent may be granted or withheld in the Purchaser Parties’ sole discretion. The Seller Parties will provide to the Purchaser Parties copies of any material correspondence relating to any such claims and will advise the Purchaser Parties of all material developments concerning such claims. The applicable Seller Party will give the applicable Purchaser Party an assignment of such Seller Party’s right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing and shall provide a credit to the Purchaser Parties at the applicable Closing in an amount equal to the sum of (i) any insurance or condemnation proceeds received by the Seller Parties or their Affiliates prior to the Closing less any reasonable costs actually incurred by the Seller Parties or their Affiliates to repair or restore the Property, and (ii) the amount of any deductible payable by the Seller Entities in connection with casualty insurance. The Seller Parties will cooperate with the Purchaser Parties to effect the assignment of the right to receive insurance or condemnation proceeds to the Purchaser Parties and will execute and deliver all such instruments as are reasonably necessary to complete such assignment. This obligation will survive the Closing. The proceeds of any rent interruption insurance received by the landlord under the applicable lease in respect of any Casualty will be apportioned between the applicable Seller Party and the Purchaser Parties as if same were Fixed Rent in accordance with Section 1.4(b)(i).

8.3 Restoration Plans. The Seller Parties will obtain the Purchaser Parties’ approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Property affected by a Casualty or Condemnation, the cost of which (as reasonably estimated by the applicable Seller Party) will exceed $2,500,000. The applicable Seller Party shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by the Purchaser Parties and in accordance with applicable Law. Notwithstanding the foregoing, the Seller Parties will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Properties or health and safety matters or which are required by the terms of any Lease or other agreement to which any Seller Party or Purchased Entity is a party.

ARTICLE IX

CLOSING

9.1 Initial Closing. Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or waiver of all of the applicable conditions contained in Sections 9.2, 9.3, and 9.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and subject to the provisions set forth in Section 9.5, the initial closing of the Transactions with respect to the Purchased Commercial Loans (the “Initial Debt Closing”) and the initial closing of the Transactions with respect to the Equity Assets (the “Initial Equity Closing”, and together with the Initial Debt Closing, the “Initial Closings” and, as the context may require, each an “Applicable Initial Closing” and the Transactions that close at the Initial Closings, the “Initial Transactions”) will each take place at the New York City office of Hogan Lovells US LLP, unless another time, date or place is agreed by the Seller Parties and the Purchaser Parties, as follows:

(a) The Initial Debt Closing shall occur on May 20, 2015 (the “Initial Debt Closing Date”); so long as the Purchaser Parties shall have the notified the Seller Parties of applicable Purchased Commercial Loans to be Transferred at such Initial Debt Closing no later than ten (10) Business Days prior to such Initial Debt Closing Date; provided that the Wells Designee shall have the right, by written notice to the Seller Parties delivered no later than May 10, 2015, to elect to defer the Initial Debt Closing with respect to Purchased Commercial Loans to be purchased by the Wells Designees to June 18, 2015 (the “Wells Initial Closing Date”). If the Wells Designee elects to defer to the Initial Debt Closing Date with respect to the Purchased Commercial Loans to be purchased by it, then (a) the Initial Debt Closing for the purchase by the Wells Designees of such Purchased Commercial Loans shall be June 18, 2015 and all references in this Agreement to Initial Closing, Initial Debt Closing, Initial Debt Closing Date and Applicable Initial Closing Date, including, without limitation, all references in Article X, shall be deemed to include the Initial Debt Closing, the Initial Debt Closing Date and the Applicable Initial Closing Date of both the Purchaser Parties and the Wells Designee, and (b) the Outside Debt Date for the purchase of Commercial Property Loans by the Wells Designees shall be October 1, 2015 (the “Wells Designee Outside Date”) and all references in this Agreement to the Outside Debt Date shall be deemed to include both the Outside Debt Date for the Purchaser Parties and the Wells Designee Outside Date.

(b) The Initial Equity Closing shall occur on July 15, 2015 (the “Initial Equity Closing Date”). For purposes of this Agreement the “Applicable Initial Closing Date” shall mean the Initial Equity Closing Date, the Wells Initial Closing Date or the Initial Debt Closing Date as the context requires.

In the event that the Applicable Initial Closing shall not have occurred as of the Applicable Initial Closing Date and the only conditions to the obligations of the Parties to effect the Transactions that have not been satisfied as of such date are the conditions set forth in Section 9.2(b), then the Seller Parties, on the one hand, or the Purchaser Parties, on the other hand, shall be entitled, by notice to the other no later than 11:59 p.m. (Eastern Time) on the Applicable Initial Closing Date, to extend the Applicable Initial Closing Date by an additional number of days not to exceed thirty (30) days, in each instance. The Applicable Initial Closing Date may be extended pursuant to the immediately preceding sentence up to the Outside Debt Date or the Outside Equity Date, as applicable.

9.2 Conditions to each Party’s Obligation to effect the Transactions. The respective obligations of each Party to effect the Transactions will be subject to the satisfaction or waiver by the Purchaser Parties and the Seller Parties on or prior to the applicable Closing Date, as applicable, of the following conditions:

(a) Governmental and Regulatory Approvals.

(i) With respect to any applicable Antitrust Laws, either (a) (x) with respect to the HSR Act, any applicable waiting period under the HSR Act with respect to Transactions shall have expired or been terminated, and (y) with respect to any other Antitrust Laws, any clearance shall have been granted or any applicable waiting period shall have expired or been terminated under other Antitrust Laws in jurisdictions where filings are made or to be made with respect to the Transactions as a whole pursuant to Sections 5.2(a) and 5.2(b) without action by any Governmental Entity to prevent consummation of the Transactions, or (b) any action commenced by any Governmental Entity under Antitrust Laws in relation to the Transactions as a whole shall have been resolved in a manner that permits the consummation of the applicable Closing; provided, however, that if the condition specified in this Section 9.2(a)(i) is not satisfied with respect to any specific Purchased Commercial Loan or Equity Asset as of the applicable Closing, such Equity Asset or Purchased Commercial Loan shall be designated a Deferred Asset, as provided in Article VII hereof and the applicable Closing shall proceed; and

(ii) With respect to any other required consents, approvals and actions of, filings with, and notices to, any Governmental Entity that are required to be made with respect to any Purchased Commercial Loan or Equity Assets to be Transferred at the applicable Closing shall have been obtained or made and remain in full force and effect; provided, however, that if the condition specified in this Section 9.2(a)(ii) is not satisfied with respect to any specific Purchased Commercial Loans or Equity Assets as of the applicable Closing, such Equity Assets or Purchased Commercial Loans shall be designated as Deferred Assets as provided in Article VII hereof and the applicable Closing shall proceed.

(b) No Injunction or Restraint. No Law or preliminary or permanent injunction, order or decree issued by any court or other Governmental Entity of competent jurisdiction shall be in effect, or any proceeding brought by any Governmental Entity before a court of competent jurisdiction seeking any such injunction, order or decree be pending (collectively, “Restraints”), in each case with the effect of, prohibiting or materially restricting the consummation of all of the Transactions taken as a whole; provided, however, that if the conditions specified in this Section 9.2(b) are not satisfied with respect to any specific Purchased Commercial Loan or Equity Asset as of the applicable Closing, such Equity Asset or Purchased Commercial Loan shall be designated as a Deferred Asset as provided in Article VII hereof and the applicable Closing shall proceed.

(c) Closing Deliverables. Each Party shall have delivered to the other Party the applicable deliverables set forth on Schedule 9.2(c).

9.3 Conditions to Obligations of the Seller Parties to the Initial Closing. The obligations of the Seller Parties to effect the Initial Transactions will be further subject to satisfaction on or prior to the Applicable Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Seller Parties:

(a) Representations and Warranties of the Purchaser Parties. The representations and warranties of the Purchaser Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the applicable Closing Dates as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, determined for purposes of this Section 9.3(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or Purchaser Material Adverse Effect. As used in this Agreement, a “Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that has materially adversely affected, or that would reasonably be expected to materially adversely affect, the ability of the Purchaser Parties to timely perform their obligations under this Agreement or to consummate the Transactions.

(b) Performance of Covenants of Purchaser Parties. The Purchaser Parties shall have performed in all material respects the material covenants required to be performed by them under this Agreement on or prior to such applicable Closing Date.

(c) Intentionally Omitted.

(d) Seller Financing. Solely with respect to the Closing of the purchase of any Purchased Commercial Loans originated in Mexico and Australia (the “Seller Financed Assets”), the Purchaser Parties shall have (i) delivered to the Seller Parties an executed counterpart of the Seller Financing Agreements applicable to the Seller Financed Assets; and (ii) shall have performed in all material respects all obligations required to be performed under the Seller Financing Arrangements on or prior to the applicable Closing Date.

9.4 Conditions to Obligations of Purchaser Parties to the Initial Closing. The obligations of the Purchaser Parties to effect the Transactions will be further subject to satisfaction on or prior to the Applicable Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Purchaser Parties:

(a) Representations and Warranties of the Seller Parties. The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all respects (i) as of the date of this Agreement, and (ii) (x) with respect to any representations or warranties relating to the Transfer of any Purchased Commercial Loans or with respect to the representations and warranties under Section 3.18, Section 3.20 or Section 3.22, as of the applicable Closing Date, (y) with respect to any representations and warranties relating to the Equity Assets, as of the applicable Closing Date (except to the extent that the failure of any such representations and warranties to be true and correct results from any actions, inactions, circumstances or events outside the control of the Seller Parties), and (z) with respect to all other representations and warranties, as of the applicable Closing Date, in each case as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of the such other date), except where the failure of such representations and warranties of the Seller Parties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, determined for purposes of this Section 9.4(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Material Adverse Effect (other than the representations in Section 3.4(e) and clause (ii) of Section 3.6).

(b) Performance of Covenants of the Seller Parties. The Seller Parties, as applicable, shall have performed in all material respects the material covenants required to be performed by them under this Agreement on or prior to applicable Closing Date.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, has had or would be reasonably expected to have, a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that is materially adverse to (x) the ability of the Seller Parties to timely perform their obligations under this Agreement or to consummate the Transactions, taken as a whole, or (y) the Purchased Entities, the Purchased Interests, the Properties, the Purchased Commercial Loans, the Commercial Loan Properties, taken as a whole, provided, however, that no facts, circumstances, events, occurrences, changes or effects proximately caused by any of the following shall be deemed in itself to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, announcement, performance, pendency or consummation of this Agreement or the Transactions; (ii) any adverse change that results from general legal, tax, regulatory, political or business conditions which affect the real estate industry in the geographic regions where the Properties or the Commercial Loan Properties are located (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Properties, the Commercial Loan Properties, the Purchased Interests or the Purchased Commercial Loans, taken as a whole, in a disproportionate manner as compared to other Persons in such industry); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) changes in the United States of America, any country in which the Properties or Commercial Loan Properties are located or global economies (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Purchased Entities, the Properties, the Commercial Loan Properties, the Purchased Interests or the Purchased Commercial Loans, taken as a whole, in a disproportionate manner as compared to similar assets); or (v) acts of God or other calamities, national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or acts of terrorism directly or indirectly involving or affecting the United States of America or any other country in which the Properties or Purchased Commercial Properties are located.

(d) Seller Financing. Solely with respect to the Closing of the purchase of any Seller Financed Assets, so long as the Purchaser Parties shall have and delivered the Seller Financing Agreements related to the applicable Seller Financed Assets and shall have performed in all material respects all of their obligations required to be performed at or prior to the Closing Date with respect thereto, the Seller Parties shall have (i) delivered to the Purchaser Parties an executed counterpart of the Seller Financing Agreements applicable to the Seller Financed Assets, and (ii) shall have funded the applicable funding amounts for each of such Seller Financed Assets pursuant to the terms and conditions of the Seller Financing Agreements.

(e) Intercreditor Agreement. To the extent any Seller Party or any Affiliate thereof (other than an Equity Entity) holds any portion of a Commercial Loan or any other loan secured directly or indirectly by a Commercial Loan Property (including through any participating vehicle sponsored by a Seller Party or its Affiliates) and such portion held by the Seller Parties and/or its Affiliates that is not being conveyed to a Purchaser Party as a Purchased Commercial Loan at such Closing, such Seller Party and/or Affiliate thereof shall have entered into an intercreditor or co-lender agreement with respect to any such Purchased Commercial Loan on capital market standards and otherwise reasonably satisfactory to the Purchaser Parties.

9.5 Deferred Closing. In the event that any Equity Assets and/or Purchased Commercial Loans are deemed Deferred Assets pursuant to the terms of this Agreement, including Section 7.1 hereof, as of the Applicable Initial Closing Date, then the applicable closing (each, a “Deferred Closing”) of the purchase (each, a “Deferred Transaction”) of each of the Deferred Assets, shall be postponed until a date following the Applicable Initial Closing Date that is the later of (a) the date that is the last Thursday of the applicable calendar month (or in the case of a Deferred Closing occurring in November 2015, the last Tuesday of such calendar month) in which the Purchaser Parties are notified in writing by the Seller Parties that the Deferral Consent Condition with respect to the applicable Deferred Asset has been satisfied or waived, and (b) the date mutually agreed upon by the Parties with respect to the applicable Deferred Closing (each such date on which a Deferred Closing actually occurs, the “Deferred Closing Date”), at the New York City office of Hogan Lovells US LLP, unless another time, date or place is mutually agreed by the Seller Parties and the Purchaser Parties.

9.6 Conditions to Obligations of the Seller Parties to the Deferred Closing. The obligations of the Seller Parties to effect each Deferred Transaction, if any, will be further subject to the satisfaction on or prior to the Deferred Closing Date of the satisfaction or waiver of the applicable Deferral Consent Condition referred to in Section 7.1(a) with respect to the applicable Deferred Asset to be Transferred (in addition to the conditions set forth in Sections 9.2, Section 9.3(a) (to the extent applicable to such Deferred Closing), Section 9.3(b) and, if applicable, Section 9.3(d), to the extent relating to any Deferred Assets to be Transferred as such Deferred Closing), any of which may be waived exclusively by the Seller Parties.

9.7 Conditions to Obligations of the Purchaser Parties to the Deferred Closing. The obligations of the Purchaser Parties to effect each Deferred Transaction, if any, will be further subject to the satisfaction on or prior to the Deferred Closing Date of the satisfaction or waiver of the applicable Deferral Consent Condition referred to in Section 7.1(a) with respect to the applicable Deferred Asset to be Transferred (in addition to the conditions set forth in Sections 9.2, Section 9.4(a) (to the extent applicable to such Deferred Closing) and Section 9.4(b) and, if applicable, Section 9.4(d) and Section 9.4(e), to the extent relating to any Deferred Assets to be Transferred at such Deferred Closing) any of which may be waived exclusively by the Purchaser Parties. If, in connection with any Deferred Closing, the Seller Parties shall provide written notice to the Purchaser Parties specifying that a representation or warranty of the Seller Parties with respect to an applicable Equity Asset or an applicable Purchased Commercial Loan is inaccurate, the Seller Parties may elect not to Transfer such Equity Asset or such

Purchased Commercial Loan and such Purchased Commercial Loan shall constitute an Excluded Asset hereunder, unless the Purchaser Parties irrevocably waive their rights to seek indemnification with respect such inaccuracy and any Losses related thereto.

9.8 Non-United States Properties and Purchased Interests. The Initial Closing and any Deferred Closing to the extent relating to Properties or Underlying Properties located outside of the United States, shall include such other deliveries to effect such Closing as may be required by the Laws of the jurisdiction in which such Property is located; it being understood that in some jurisdictions an instrument of transfer may not be recorded immediately following the applicable Closing.

ARTICLE X

TERMINATION; DEFAULT AND REMEDIES

10.1 Termination. This Agreement may be terminated at any time prior to the occurrence of both the Initial Debt Closing and the Initial Equity Closing (provided that, the Parties acknowledge and agree that if only the Initial Debt Closing or the Initial Equity Closing has previously been consummated at the time of any termination pursuant to this Section 10.1, then this Agreement shall only be terminated with respect to the remaining Purchased Interests, Transferred Properties and/or Purchased Commercial Loans that have not yet been Transferred to the Purchaser Parties as of the applicable date of termination):

(a) by mutual written consent signed by or on behalf of a duly authorized officer of each of the Purchaser Representative (on behalf of the Purchaser Parties) and the Seller Representative (on behalf of the Seller Parties) at any time prior to the consummation of both Initial Closings;

(b) by the Purchaser Representative (on behalf of the Purchaser Parties), on the one hand, or the Seller Representative (on behalf of the Seller Parties), one the other hand, if any Restraint having the effects set forth in Section 9.2(b) shall be in effect and shall have become final and non-appealable; provided that neither the Purchaser Representative nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section 10.1(b) unless such Party and its Affiliates shall have used its Commercially Reasonable Efforts to prevent entry of and to remove such Restraint; and provided further that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Purchaser Representative, if the material failure by any Purchaser Party to fulfill its obligations under this Agreement shall have been a principal cause of, or resulted in, the imposition of such Restraint, or (ii) the Seller Representative, if the material failure by any Seller Party to fulfill its obligations under this Agreement shall have been a principal cause of, or resulted in, the imposition of such Restraint;

(c) by either the Purchaser Representative (on behalf of the Purchaser Parties), on the one hand, or the Seller Representative (on behalf of the Seller Parties), on the other hand, (x) with respect to the Purchased Commercial Loans if the Initial Debt Closing shall not have occurred on or prior to September 1, 2015 (the “Outside Debt Date”), and (y) with respect to the Equity Assets if the Initial Equity Closing shall not have occurred on or prior to December 31, 2015 (the “Outside Equity Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to (i) the Purchaser Representative, if the material failure of the Purchaser Parties to fulfill any of their obligations under this Agreement has been the cause of, or resulted in, the failure of such Initial Closing to occur on or prior to such date, or (ii) the Seller Representative, if the material failure of the Seller Parties to fulfill any of their obligations under this Agreement has been the cause of, or resulted in, the failure of such Initial Closing to occur on or prior to such date;

(d) by the Seller Representative (on behalf of the Seller Parties), if, upon satisfaction of the conditions set forth in Sections 9.2 and 9.4 (other than those conditions that by their nature are to be satisfied at the applicable Initial Closing), the Purchaser Parties fail to pay the applicable portion of the Estimated Initial Purchase

Price, or (ii) the Purchaser Parties failure to perform any of their other obligations required to be performed on the Applicable Initial Closing Date in any material respect and (A) such failure to perform is not reasonably capable of being cured, or (B) such failure to perform is reasonably capable of being cured, but shall not have been cured within twenty (20) days after the Seller Parties’ written notice to the Purchaser Parties; provided that the right to terminate pursuant to this Section 10.1(d) shall not be available if the Seller Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(d) or 9.4(e) not to be satisfied; or

(e) by the Purchaser Representative (on behalf of the Purchaser Parties), if, upon satisfaction of the conditions set forth in Sections 9.2 and 9.3 (other than those conditions that by their nature are to be satisfied at the applicable Initial Closing), a breach of any representation or a failure to perform any material covenant or agreement on the part of the Seller Parties set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(d) or 9.4(e) to be unable to be satisfied by the applicable Closing Date and (i) such breach or failure to perform is not reasonably capable of being cured, or (ii) such breach or failure to perform is reasonably capable of being cured, but shall not have been cured within twenty (20) days after the Purchaser Parties’ written notice to Seller; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available if the Purchaser Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause any of the conditions set forth in Sections 9.2, 9.3(a), 9.3(b), or 9.3(d) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other Parties.

10.2 Effect of Termination. Except as set forth in Section 10.3, in the event of termination of this Agreement by either the Seller Parties or the Purchaser Parties as provided in Section 10.1, and subject to the first sentence of Section 10.1, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of the Purchaser Parties or the Seller Parties, neither party shall have any further rights or obligations hereunder (other than Sections 2.2, 5.4 and 10.3, this Section 10.2 and Article XII, which provisions shall survive such termination along with any other provisions of this Agreement which by their terms expressly survive such termination).

10.3 Defaults and Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by the Purchaser Representative in accordance with Section 10.1(e) or Section 10.4(e) following the delivery by the Purchaser Parties of notice to the Seller Parties, on or after the date that the applicable Closing should have occurred pursuant to Article IX, to the effect that all conditions set forth in Section 9.2 and Section 9.3 (in the case of an Initial Closing) or Section 9.2 and Section 9.6 (in the case of a Deferred Closing) have been satisfied (or waived by the Seller Parties), other than those conditions that by their nature are to be satisfied at Closing, and that the Purchaser Parties are prepared to consummate the applicable Closing and the Seller Parties fail to consummate the applicable Closing on or before the third (3rd) Business Day after the delivery of such notice, then the Seller Parties shall be fully liable for any and all Losses incurred or suffered by the Purchaser Parties as a result of the Seller Parties’ default. In lieu of terminating this Agreement in accordance with Section 10.1(e) or Section 10.4(e), the Purchaser Parties may sue for specific performance of the Seller Parties’ obligations under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by the Seller Representative in accordance with Section 10.1(d) or Section 10.4(d), following the delivery by the Seller Parties of notice to the Purchaser Parties, on or after the date that the applicable Closing should have occurred pursuant to Article IX, to the effect that all conditions set forth in Section 9.2 and Section 9.4

(in the case of an Initial Closing) or Section 9.2 and Section 9.7 (in the case of a Deferred Closing) have been satisfied (or waived by the Purchaser Parties), other than those conditions that by their nature are to be satisfied at Closing, and that the Seller Parties are prepared to consummate the applicable Closing and the Purchaser Parties fail to consummate the applicable Closing on or before the third (3rd) Business Day after the delivery of such notice, then in such event, upon written demand from the Seller Parties, the Purchaser Parties shall pay or cause to be paid to the Seller Parties as promptly as reasonably practicable (and, in any event, within three Business Days following such demand), the Termination Fee.

10.4 Termination with respect to Deferred Closings. The obligations of the Seller Parties and the Purchaser Parties with respect to any Deferred Closing that has not yet occurred may be terminated:

(a) by mutual written consent signed by or on behalf of a duly authorized officer of each the Purchaser Representative (on behalf of the Purchaser Parties) and the Seller Representative (on behalf of the Seller Parties) at any time prior to the applicable Deferred Closing;

(b) by the Purchaser Representative (on behalf of the Purchaser Parties), on the one hand, or the Seller Representative (on behalf of the Seller Parties), on the other hand, if any Restraint having the effects set forth in Section 9.2(b) shall be in effect and shall have become final and non-appealable; provided that neither the Purchaser Representative nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section 10.4(b) unless such Party and its Affiliates shall have used its Commercially Reasonable Efforts to prevent entry of and to remove such Restraint; and provided further that the right to terminate this Agreement under this Section 10.4(b) shall not be available to (i) the Purchaser Representative, if the material failure by any Purchaser Party to fulfill its obligations under this Agreement shall have been a principal cause of, or resulted in, the imposition of such Restraint, or (ii) the Seller Representative, if the material failure by any Seller Party to fulfill its obligations under this Agreement shall have been a principal cause of, or resulted in, the imposition of such Restraint;

(c) by the Purchaser Representative (on behalf of the Purchaser Parties), on the one hand, or the Seller Representative (on behalf of the Seller Parties), on the other hand, if (x) with respect to any Purchased Commercial Loan, the applicable Deferred Closing shall not have occurred on or prior to the Outside Debt Date, and (y) with respect to any Equity Asset, the applicable Deferred Closing shall not have occurred on or prior to December 31, 2015 (or, in the case of Equity Assets in France, if the Seller Parties believe in good faith that the consultation with the Works Councils or Employee Representative Bodies in France may not be concluded until after December 31, 2015, then the date that is thirty (30) days following the conclusion of such consultations, but in no event later than March 31, 2016); provided, however, that the right to terminate this Agreement under this Section 10.4(c) shall not be available to (i) the Purchaser Representative, if the material failure of the Purchaser Parties to fulfill any of their obligations under this Agreement has been the cause of, or resulted in, the failure of any Deferred Closing to occur on or prior to such date, or (ii) the Seller Representative, if the material failure of the Seller Parties to fulfill any of their obligations under this Agreement has been the cause of, or resulted in, the failure of any Deferred Closing to occur on or prior to such date;

(d) by the Seller Representative (on behalf of the Seller Parties), if, upon satisfaction of the conditions set forth in Sections 9.6 (other than those conditions that by their nature are to be satisfied at the applicable Deferred Closing), the Purchaser Parties fail to pay the applicable portion of the Estimated Initial Purchase Price or the Purchaser Parties fail to perform the other obligations required to be performed on the applicable Deferred Closing Date in any material respect and (A) such failure to perform is not reasonably capable of being cured, or (B) such failure to perform is reasonably capable of being cured, but shall not have been cured within twenty (20) days after the Seller Parties’ written notice to the Purchaser Parties; provided that the right to terminate pursuant to this Section 10.4(d) shall not be available if the Seller Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(d) or 9.4(e) not to be satisfied; or

(e) by the Purchaser Representative (on behalf of the Purchaser Parties), if, upon satisfaction of the conditions set forth in Sections 9.7 (other than those conditions that by their nature are to be satisfied at the applicable Deferred Closing), a breach of any representation or a failure to perform any covenant or agreement on the part of the Seller Parties set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.2, 9.4(a), 9.4(b), 9.4(d) or 9.4(e) to be unable to be satisfied by the applicable Deferred Closing Date and (i) such breach or failure to perform is not reasonably capable of being cured, or (ii) such breach or failure to perform is reasonably capable of being cured, but shall not have been cured within twenty (20) days after the Purchaser Parties’ written notice to Seller; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(e) shall not be available if the Purchaser Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause any of the conditions set forth in Sections 9.2, 9.3(a), 9.3(b), or 9.3(d) not to be satisfied.

The Party desiring to terminate this Agreement with respect to the applicable Deferred Asset pursuant to this Section 10.4 shall give written notice of such termination to the other Parties. Notwithstanding anything to the contrary contained in this Section 10.4, the Parties acknowledge and agree that at the time of any termination pursuant to this Section 10.4, then this Agreement shall only be terminated with respect to the remaining Deferred Assets that have not yet been Transferred to the Purchaser Parties as of the applicable date of termination.

10.5 Termination Fee.

(a) The payment of the Termination Fee due in accordance with Section 10.3 shall be made by wire transfer of immediately available funds to an account designated by the Seller Parties. In the event the Purchaser Parties fail to pay the Termination Fee when due in accordance with Section 10.3, if the Seller Parties commence an action to enforce its rights under Section 10.3 and prevail in such action, then the Purchaser Parties shall pay on demand all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) actually incurred by the Seller Parties in respect of such action (collectively, “Enforcement Costs”) and interest at a rate equal to five and one-quarter percent (5.25%) per annum on the amount of the unpaid Termination Fee from the date that such Termination Fee was due through the actual date of payment in full of the Termination Fee to the Seller Parties (the “Termination Fee Interest”). The Parties recognize that it would be extremely difficult to ascertain the extent of actual damages caused by the Purchaser Parties’ breach or default, and that receipt of the payment of such liquidated damages amount by the Seller Parties represents a fair an approximation of such actual damages as the Parties can now determine.

(b) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Purchaser Parties in respect of any losses, damages, costs or expenses of the Seller Parties relating to the failure of a Closing to occur as a result of a breach of this Agreement by the Purchaser Parties shall be limited to an amount equal to (i) the amount of the Termination Fee, plus (ii) all Enforcement Costs plus (iii) all Termination Fee Interest (collectively, the “Liability Limitation”), and in no event shall the Seller Parties or any of its Affiliates seek any amount in excess of the Liability Limitation in connection with any such breach in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Recourse against the Guarantor under the Guarantee shall be the sole and exclusive remedy of the Seller Parties and their Affiliates against the Guarantor and any of the other Affiliates of the Purchaser Parties in connection with any termination of this Agreement pursuant to this Article X or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

11.1 Survival of Representations and Warranties. The rights of the Parties to indemnification under this Agreement with respect to the representations and warranties made hereunder shall survive each Closing for a period of twelve (12) months; provided, however that the rights of the Parties to indemnification under this Agreement with respect to the representations and warranties in Sections 3.1, 3.2, 3.4, 3.8(a), 3.9, 3.10, 3.14(b)(i), 3.14(d)(i), 3.14(d)(ii), 3.14(h), 3.16 and 3.22 (collectively, the “Fundamental Seller Representations”) and Sections 4.1, 4.3, 4.6, 4.7 and 4.8 (collectively, the “Fundamental Purchaser Representations”), shall survive each Closing for a period of five (5) years.

11.2 Indemnification by the Seller Parties. From and after, and subject to the occurrence of, an Applicable Initial Closing, the Seller Parties, jointly and severally, shall, subject to the provisions of this Article XI, indemnify and hold harmless each of the Purchaser Parties and their respective Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) the inaccuracy of any representation or warranty made by the Seller Parties in Article III (in each case, other than the Fundamental Seller Representations), (i) as of the date of this Agreement, or (ii) (x) with respect to any representations or warranties relating to the Transfer of any Purchased Commercial Loan or the representations and warranties under Section 3.18, Section 3.20 or Section 3.22, as of the applicable Closing Date, (y) with respect to any representations and warranties relating to the Equity Assets, as of the applicable Closing Date (except to the extent that the failure of any such representations and warranties to be true and correct results from any actions, inactions, circumstances or events outside the control of the Seller Parties), or (z) with respect to all other representations and warranties, as of the applicable Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Material Adverse Effect, materiality or similar qualification (other than in the case of Section 3.4(e) and clause (ii) of Section 3.6);

(b) the inaccuracy of any of the Fundamental Representations (i) as of the date of this Agreement, or (ii) (x) with respect to any Fundamental Representations relating to the Transfer of any Purchased Commercial Loans, as of the applicable Closing Date, (y) with respect to any Fundamental Representations relating to the Equity Assets, as of the applicable Closing Date (except to the extent that the failure of any such representations and warranties to be true and correct results from any actions, inactions, circumstances or events outside the control of the Seller Parties), and (z) with respect to any representations and warranties relating to the Equity Assets, as of the applicable Closing Date;

(c) the failure by the Seller Parties to perform any material covenant or material agreement made by the Seller Parties in this Agreement;

(d) any Pre-Closing Refunds;

(e) any Pre-Closing Taxes; and

(f) any Excluded Liabilities.

11.3 Indemnification by the Purchaser Parties. From and after, and subject to the occurrence of, an Applicable Initial Closing, the Purchaser Parties, jointly and severally, shall, subject to the provisions of this Article XI, indemnify and hold harmless the Seller Parties and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) the inaccuracy of any representation or warranty made by the Purchaser Parties in Article IV (other than the Fundamental Purchaser Representations), as of the date of this Agreement or as of the applicable Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Purchaser Material Adverse Effect, materiality or similar qualification;

(b) the inaccuracy, as of the date of this Agreement or as of the applicable Closing Date, of any of the Fundamental Purchaser Representations;

(c) the failure by the Purchaser Parties to perform any material covenant or material agreement made by the Purchaser Parties in this Agreement;

(d) any Assumed Liabilities;

(e) any Existing Loan Indemnification Obligations; and

(f) any Credit Support Indemnification Obligations.

11.4 Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

11.5 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to indemnification pursuant to Section 11.2 or 11.3 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 11.2 or 11.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give notice shall not release the Indemnifying Party from its obligations under Section 11.2 or 11.3, as applicable, except to the extent that the failure prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 11.2 or 11.3 shall arise from any Action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article XI unless (i) the Indemnified Party is advised by counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within thirty (30) Business Days after notice of the assertion of any such claim or institution of any such Third Party Claim, or (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the

Indemnified Party shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 11.5(b), (A) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as a part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnified Party or any Property, as applicable, or require the Indemnified Party to admit any fault, culpability or failure to act by or on behalf of the Indemnified Party, and (B) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 11.2 or 11.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provisions of this Section 11.5(b), if the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c) Intentionally Omitted.

(d) The provisions of this Section 11.5(d) shall apply, to the extent applicable, to any Claim relating to or arising from Seller Parties’ obligation to indemnify Purchaser Indemnified Parties under Section 11.2(a) as to any breaches of the representations and warranties contained in Section 3.12, including any associated investigative, remedial or corrective action or monitoring (“Environmental Response”) (collectively, “Environmental Claims”).

(i) The Seller Parties shall have the right, which right must be exercised within twenty (20) Business Days after receipt of notice of any Environmental Claim of indemnity hereunder or deemed waived, but not the obligation, to assume the defense or control of or settle any Environmental Claim, or undertake any Environmental Response, with counsel, consultants or contractors selected by any Seller Party (to be reasonably acceptable to the Purchaser Parties), provided that the Seller Parties shall, to the extent relevant to the Properties or the Equity Entities, (A) keep the Purchaser Parties reasonably informed as to the status of the foregoing, (B) promptly provide the Purchaser Parties with any material information, documentation and correspondence relating to the Environmental Claim or Environmental Response, and (C) consult with the Purchaser Parties prior to exchanges of material documentation, material information or material negotiations with any Person (the Purchaser Parties to make themselves and their Representatives reasonably available and without delay as to same). The provisions of Section 11.5(d)(ii) shall apply to the defense, control or settlement by any Seller of an Environmental Claim.

(ii) To the extent that any Seller Party has timely chosen, at its discretion, to undertake any Environmental Response, the Purchaser Parties shall, and shall cause each of its Affiliates and Representatives to, provide any Seller Party and its Representatives with reasonable access to such asset or property (subject to the rights of tenants) to permit any Seller Party or its Representatives to undertake such Environmental Response at reasonable times, on reasonable advance written notice and without unreasonable interference with the Purchaser Parties’ business operations. The Purchaser Parties agree that they will not, to the extent practicable, unreasonably interfere with or disturb any Seller Party’s performance of such Environmental Response and, as is reasonably necessary, shall provide access to site utilities.

(iii) To the extent that costs or liabilities relating to an environmental condition which is the subject of an Environmental Claim for which the Purchaser Parties seek indemnification from any Seller Party are exacerbated or increased after the Applicable Initial Closing Date due to an act or omission of the Purchaser Parties, their respective Affiliates, their respective contractors and subcontractors or third parties acting on their own or under the supervision or direction of the Purchaser Parties or any Governmental Entity, the Seller Parties shall not be responsible to the extent of any such increase in costs.

(iv) The Seller Parties shall have no obligation for any Environmental Claim to the extent that the Loss for which the Purchaser Parties are seeking indemnification relates to, arises out of or results from (A) the closure, transfer, sale or termination of a Lease after the Closing Date, (B) any change in the use of all or part of any of the Properties after the Closing Date, or (C) any investigation, cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Entity under applicable Environmental Law not in effect and enforceable as of the Closing Date.

(v) The Seller Parties’ indemnification obligation for any Environmental Claim shall be extinguished and of no further force or effect to the extent that any Purchaser Indemnified Party conducts or grants any third party permission to conduct any environmental sampling or testing of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of the Properties unless (A) in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental Law, (B) in connection with the proposed closure of all or a portion of any Property were required by a Governmental Entity or Third Party Claim under Environmental Law or (C) if Seller Parties elects (or is deemed to have elected) not to assume the defense or control of or settle any Environmental Claim pursuant to Section 11.5(d)(i).

(e) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article IX.

11.6 Limitations on Liability.

(a) Exclusion of Certain De Minimis Matters. No Indemnifying Party shall have any obligation or liability to any Indemnified Party pursuant to Section 11.2(a), or Section 11.3(a) with respect to any single event or condition, or series of related events, conditions or items arising out of substantially the same facts, with respect to which the Losses incurred or suffered by the Indemnified Party (i) with respect to any Purchased Commercial Loan, shall not have exceeded Twenty-Five Thousand U.S. Dollars ($25,000) (any such event or condition or series of related events, conditions or items being hereinafter referred to as a “De Minimis Debt Matter”), and (ii) with respect to any Transferred Properties or Purchased Interests, shall not have exceeded One Hundred Thousand U.S. Dollars ($100,000) (any such event or condition or series of related events, conditions or items being hereinafter referred to as a “De Minimis Equity Matter”).

(b) Deductibles.

(i) The Seller Parties shall not have any obligation or liability to any Purchaser Indemnified Party under Section 11.2(a), unless and until the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of the matters referred to in Section 11.2(a) (and exclusive of any Losses arising out of De Minimis Matters), shall have exceeded (A) with respect to Transferred Properties and the Purchased Interests, Twenty Million U.S. Dollars ($20,000,000), in which case, the Seller Parties shall only be obligated and liable with respect to the applicable excess amount over Twenty Million U.S. Dollars ($20,000,000), and (B) with respect to Purchased Commercial Loans, Twenty Million U.S. Dollars ($20,000,000), in which case, the Seller Parties shall only be obligated and liable with respect to the applicable excess amount over Twenty Million U.S. Dollars ($20,000,000).

(ii) The Purchaser Parties shall not have any obligation or liability to any Seller Indemnified Party under Section 11.3(a) unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnified Parties arising out of the matters referred to in Section 11.3(a) (and exclusive of any Losses arising out of De Minimis Matters), shall have exceeded Forty Million U.S. Dollars ($40,000,000), in which case the Purchaser Parties shall only be obligated and liable under Section 11.3(a) with respect to the applicable excess amount over Forty Million U.S. Dollars ($40,000,000).

(c) Limit of Liability.

(i) The liability of the Seller Parties pursuant to Section 11.2(a) shall not exceed (A) Two Hundred Fifty Million U.S. Dollars ($250,000,000) in the aggregate with respect to any Losses attributable to any Purchased Interests and Transferred Properties, and (B) Two Hundred Fifty Million U.S. Dollars ($250,000,000) with respect to any Losses attributable to any Purchased Commercial Loans.

(ii) The liability of the Purchaser Parties for the Losses pursuant to Section 11.3(a) shall not exceed Five Hundred Million U.S. Dollars ($500,000,000) in the aggregate.

(iii) Under no circumstances shall the aggregate liabilities of the Seller Parties or the aggregate liabilities of the Purchaser Parties, as the case may be, pursuant to this Article XI exceed Six Billion U.S. Dollars ($6,000,000,000); provided that under no circumstances, except with respect to liability under Section 11.2(e), shall the aggregate liability of the Seller Parties or the aggregate liabilities of the Purchaser Parties, as the case may be, with respect to any Losses attributable to any Purchased Interests, Transferred Property or Purchased Commercial Loan exceed an amount equal to the Unadjusted Asset Purchase Price Amount or Unadjusted Loan Purchase Price, as applicable, for such Purchased Interests, Transferred Property or Purchased Commercial Loan on an asset-by-asset basis.

(d) Limit on Time for Assertion of Claims.

(i) None of the Seller Parties or the Purchaser Parties shall have any obligation or liability pursuant to Section 11.2(a) or Section 11.3(a), respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 11.5 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section 11.1.

(ii) None of the Seller Parties or the Purchaser Parties shall have any obligation or liability pursuant to Section 11.2(c) or Section 11.3(c), respectively, for any breach of any covenant contained in this Agreement that occurred prior to the applicable Closing unless notice of a claim asserting such breach shall have been given in accordance with Section 11.5 on or before the date that is six (6) months following the applicable Closing Date.

(iii) None of the Seller Parties or the Purchaser Parties shall have any obligation or liability pursuant to Sections 11.2(b), 11.2(d), 11.2(e), 11.2(f), 11.3(b), 11.3(d), 11.3(e) or 11.3(f), respectively, unless notice of a claim asserting such breach shall have been given in accordance with Section 11.5 on or before the date that is the five (5) years following the applicable Closing Date.

(iv) It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 11.6(d) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 11.6(d) for the assertion of claims, under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(e) Other Limitations.

(i) None of the Seller Parties or the Purchaser Parties shall have any obligation or liability under Section 11.2 or Section 11.3, as applicable, with respect to any Losses that are (A) caused by the actions of any Indemnified Party, (B) exacerbated by any Indemnified Party to the extent of the exacerbation, or (C) recovered by any Indemnified Party from any third party (including insurers). The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If the amount of any Losses suffered by any Indemnified Party is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 11.2 or Section 11.3, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(ii) An Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the fraud, gross negligence or willful misconduct of the Party seeking indemnification.

(iii) Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable under this Article XI to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, loss of income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and, in particular, no “multiple of profits”, “multiple of operating income” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses; provided that the foregoing does not limit such Party’s liability under this Article XI with respect to actual loss of revenue, actual loss of income or profits or actual realized diminution in value.

(iv) In connection with any claim for indemnification pursuant to Section 11.2(a), an indemnifiable Loss will arise only to the extent that the Loss is caused by the facts which constitute a breach of such representation and warranty and not by a deterioration (i) in the creditworthiness of an Obligor in respect of a Purchased Commercial Loan, or (ii) the value of the underlying real estate collateral based on general economic or market conditions in respect of such Purchased Commercial Loan.

(v) In the event of any breach giving rise to an indemnification obligation under this Article XI, an Indemnified Party shall take and cause its Affiliates to take, or cooperate with an Indemnifying Party if so requested by the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the consequences of the related breach.

(vi) Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article XI shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses. Without limiting the generality of the foregoing, the Purchaser Parties (A) shall make no claim for, and shall not be entitled to any indemnification under this Article XI in respect of, any matter that is taken into account in the calculation of the Estimated Initial Purchase Price or Estimated Deferred Purchase Price, as applicable, pursuant to Section 1.2 and (B) shall be limited to a single price adjustment without duplication to the extent any price adjustment arises from or out of any facts, circumstances, conditions or events that overlap.

11.7 Exclusive Remedy; Nature of Representations and Warranties. Following the applicable Closing, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement or otherwise relating to the Purchased Interests, Purchased Entities, the Properties, the Underlying Properties, or the Purchased Commercial Loans or the subject matter of this Agreement shall be indemnification in accordance with this Article XI, except with respect to any claim based on intentional fraud, knowingly committed, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, by statute or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the Purchased Entities or the subject matter of this Agreement) it may have against the other Parties hereto and its Affiliates following the applicable Closing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding the foregoing, this Section 11.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief). Nothing contained in this Section 11.7 or otherwise in this Agreement shall affect or limit the rights of the Seller Parties under the Guarantee.

ARTICLE XII

GENERAL PROVISIONS

12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Purchaser Representative (on behalf of the Purchaser Parties) and the Seller Representative (on behalf of the Seller Parties).

12.2 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party if requested by the other Party, (b) waive any inaccuracies in the representations and warranties of any Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements, covenants or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

12.3 Representatives.

(a) Seller (or its successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all of the Seller Parties (together with their permitted successors or assigns, the “Seller Representative”) in connection with the Transactions or this Agreement, including any assertion of any and all Claims for satisfaction of a loss by a Seller Indemnified Party pursuant to the terms of this Agreement and all actions and determinations in connection therewith. The Seller Parties hereby agree that the Purchaser Parties shall be entitled to deliver notices solely to the Seller Representative and that the Purchaser Parties shall only be required to respond to notices received from, elections made by or Claims asserted by the Seller Representative on behalf of the various Seller Parties and the Seller Indemnified Parties. The Purchaser Parties may rely upon the authority of the Seller Representative to act on behalf of the Seller Parties and Seller Indemnified Parties without any inquiry.

(b) BRE Imagination Holdco LLC (or its respective successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all of the Purchaser Parties (together with such successors or assigns, the “Purchaser Representative”) in connection with the Transactions or this Agreement, including any assertion of any and all Claims for satisfaction of a loss by a Purchaser Indemnified Party pursuant to the terms of this Agreement and all actions and determinations in connection therewith. The Purchaser Parties hereby agree that the Seller Parties shall be entitled to deliver notices solely to the Purchaser Representative and that the Seller Parties shall only be required to respond to notices received from, elections made by or Claims asserted by the Purchaser Representative on behalf of the various Purchaser Parties and the Purchaser Indemnified Parties except that any Purchaser Party Designee shall be permitted to exercise rights under Article XI of this Agreement independently of the Purchaser Representative with respect to any Purchased Interests, Transferred Properties or Purchased Commercial Loans acquired by such Purchaser Party Designee. Each of the Seller Parties may rely upon the authority of the Purchaser Representative to act on behalf of the Purchaser Parties and Purchaser Indemnified Parties without any inquiry.

12.4 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (c) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

if to the Seller Parties and/or Seller Representative, to:

General Electric Capital Corporation
901 Main Avenue
Norwalk, Connecticut 06851
Attention:	Mark Landis, Executive Counsel – Mergers & Acquisitions
Telecopy:	(203) 286-2181

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: J. Warren Gorrell, Jr.
Telecopy: (202) 637-5910

if to the Purchaser Parties to:

c/o The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: William Stein and Judy Turchin

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10154
Attention: Krista Miniutti

12.5 Interpretation. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a Party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which such Party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile signature or in portable document format (PDF).

12.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder, including the Guarantee, constitute the entire agreement of the Parties and their respective Affiliates and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects, except to the extent modified by the provisions of Section 5.4. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchased Entities shall have any liability for any obligations or liabilities of the Seller Parties under this Agreement or agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the Transactions.

12.8 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

12.9 Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 12.9 shall be null and void and of no force or effect. Notwithstanding the foregoing, (a) the Seller Parties shall have the right to assign or delegate, in whole or in part, by operation of law or otherwise, any of its rights, interests or obligations under this Agreement to any Affiliate of the Seller Parties, provided that no such assignment shall release any Seller Party from its obligations hereunder; (b) the Purchaser Parties shall have the right to designate one or more Purchaser Party Designees on or at any time following the date hereof, and such Purchaser Party Designees shall take title to any or all of the Purchased Interests, Transferred Properties or Purchased Commercial Loans by notice to the Seller Parties given at least ten (10) Business Days prior to the Closing, provided that there is no increase in the costs borne by the Seller Parties under Section 12.13 (unless paid by the Purchaser Parties); and provided further that no such assignment shall release any Purchaser Party from its obligations hereunder; and (c) the Purchaser Parties shall have the right to collaterally assign their rights in this Agreement to any lender.

12.10 Enforcement.

(a) Injunctive Relief and Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Parties and to seek to enforce specifically the terms and provisions of this Agreement in any court of the United States of America located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Seller Parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, the Parties agree that the Seller Parties shall not be entitled to an injunction or injunctions to enforce specifically the closing of any of the Transactions in accordance with Article IX hereof and that the sole and exclusive remedy of the Seller Parties relating to the failure of the Purchaser Parties to consummate any of the Transactions shall be the remedies set forth in Sections 10.3 and 10.5.

(b) Jurisdiction. Each Party (i) irrevocably consents to submit itself to the exclusive jurisdiction of any federal or state court sitting in Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (ii) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient forum, and agrees not to plead or claim the same.

(c) Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Notwithstanding anything to the contrary set forth in this Agreement, other than with respect to the right of the Parties to seek equitable remedies as described in Section 12.10(a)), the Seller Parties and the Purchaser Parties shall comply with the provisions of this Section 12.10(d) prior to filing or commencing any Action against the other Parties arising out of, or relating to, this Agreement, any related agreement or the transactions contemplated hereby or thereby. The Seller Parties or the Purchaser Parties, as the case may be, shall deliver a written notice (a “Litigation Notice”) to the other Parties stating its intention to commence such Action and setting forth in reasonable detail the material disputed issues that would be the subject matter of such proposed Action. For a period of ninety (90) calendar days after receipt by the Seller Parties or Purchaser, as the case may be, of a Litigation Notice, (i) none of the Seller Parties or the Purchaser Parties shall file or commence (of cause any other Person to file or commence) any Action against the other Parties with respect to the disputed issues that are the subject of the Litigation Notice, except that any Party may file or commence any Action against any other Party with respect to such disputed issue if the relevant statute of limitations would otherwise expire during such ninety (90) day period if such Action was not filed or commenced; (ii) the Seller Parties and the Purchaser Parties shall each make reasonably available from time to time to discuss the subject matter of the Litigation Notice (A) one or more of its officers, (B) at least one member of its in-house or outside legal counsel and (C) such other employees or representatives as the other Parties may reasonably request; and (iii) the Seller Parties and the Purchaser Parties shall cooperate in good faith to resolve the disputed issues that are the subject-matter of the Litigation Notice prior to the expiration of such ninety (90) day period.

12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.12 Time is of the Essence. The Parties hereto acknowledge and agree that TIME IS OF THE ESSENCE for the performance of all actions required or permitted to be taken under this Agreement and the consummation of the Transactions. Whenever an action must be taken under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Time) on such date, provided, that such action must be completed by 3:00 p.m. (Eastern Time) with respect to the payment of any portion of the Unadjusted Purchase Price and other payments by the Purchaser Parties on the applicable Closing Date.

12.13 Expenses. Except as provided in this Section 12.13 and as expressly provided in the other provisions of this Agreement, each Party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of such Party’s obligations under this Agreement (it being acknowledged that the costs incurred in obtaining third party consents shall be borne by the Seller Parties). The Purchaser Parties will be responsible for all fees and costs of any financial advisor to the Purchaser Parties or any Affiliate thereof with respect to the Transactions. The Seller Parties will be responsible for the fees and costs of any financial advisor to Seller, the Seller Parties or any Affiliates thereof with respect to the Transactions. The Purchaser Parties will be responsible for all of its own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. The Purchaser Parties will be responsible for any premiums and other charges and fees including, to the extent applicable, any cancellation fees, for the Title Commitments, any title policies, any UCC or other searches, any surveys and for any lender’s policy of title insurance. Except as otherwise provided in Section 5.5 with respect to the Transfer Taxes, the Purchaser Parties will be responsible for all Property Transfer Costs and the Seller Parties will have no responsibility for obtaining or paying for any Surveys, Title Commitments or Property Transfer Costs.

12.14 Schedule References and Sections. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant to the extent the relevance of such disclosure in such Section or Schedule where the item has not been disclosed is reasonably apparent. Any disclosure with respect to a Section of this Agreement shall be deemed to be disclosed for other Sections of this Agreement, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material for purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any Contract, Law or judgment or order of a Governmental Entity shall be construed as an admission or indication that any breach, violation or default exists or actually occurred.

12.15 Joint and Several Liability; Post-Closing Rights; Joint Action. Each Seller Party shall be jointly and severally liable for the obligations of the Seller Parties under this Agreement. Any termination of this Agreement pursuant to Article X shall be effective only if it is signed by the Seller Representative (on behalf of all Seller Parties). Each Purchaser Party shall be jointly and severally liable for the obligations of the Purchaser Parties under this Agreement. Any termination of this Agreement pursuant to Article X shall be effective only if it is signed by the Purchaser Representative (on behalf of all Purchaser Parties). Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties agree that (i) the Purchaser Party Designees that are Wells Fargo Bank, N.A. or are Affiliates of Wells Fargo Bank, N.A. (the “Wells Designees”) shall have no liability to the Seller Parties prior to Closing (including on account of the Termination Fee), and (ii) from and after any Closing under which the Wells Designees acquire any Purchased Commercial Loans, Purchased Interests or Transferred Properties, such Wells Designees shall have joint and several liability under this Agreement among such entities that are Affiliates of Wells Designees for their respective obligations but not joint and several liability with respect to the obligations of any other Purchaser Parties.

12.16 Effect of Pre-Closing Actions. If any representation or warranty of the Seller Parties shall fail to be true and correct in any respect on the Closing Date and such failure is the result of the Seller Parties taking any action after the date of this Agreement that is consented to in writing by the Purchaser Parties, such representation or warranty shall be deemed true and correct on the Closing Date to the extent of such failure for all purposes of this Agreement, including for purposes of Article IX, Article X and Article XI.

12.17 Further Assurances. The Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of assignment, conveyance and other Transfers and take such other actions as may be necessary to carry out the purposes and intents of this Agreement

12.18 Schedule 5.5(b). The provisions of Schedule 5.5(b) shall have effect in relation to the matters with which they deal notwithstanding any other provision of this Agreement, which other provisions shall accordingly be read subject to and in conformity with the provisions of Schedule 5.5(b).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be signed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

SELLER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Aris Kekedjian
Name:	Aris Kekedjian
Title:	Vice President

[Signatures continue on the following page]

Signature Page to Purchase Agreement

THE PURCHASER PARTIES:

BRE IMAGINATION HOLDCO LLC,
a Delaware limited liability company

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director and Vice President

BRE IMAGINATION GERMANY I LLC,
a Delaware limited liability company

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director and Vice President

BRE IMAGINATION GERMANY II LLC,
a Delaware limited liability company

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director and Vice President

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein:

“Action” means any action, suit, claim, complaint, demand, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

“Accountants” shall have the meaning set forth in Section 1.4(i)(iii).

“Additional Rent” shall have the meaning set forth in Section 1.4(b)(iii)(A).

“Adjusted Closing Date Portfolio Tape” means a Portfolio Tape, in Microsoft Excel format, delivered to Purchaser and labeled “Project Kensington – CL Portfolio Tape” setting forth as of the applicable Closing Date, the Loan Portfolio Information for each Purchased Commercial Loan to be Transferred to Purchaser on such Closing Date.

“Adjusted Closing Statement” shall have the meaning set forth in Section 1.4(i)(iii).

“Adjusted Deferred Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Adjusted Initial Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Adjusted Unpaid Principal Balance Statement” means an accounting statement setting forth the Unpaid Principal Balances of all Purchased Commercial Loans to be Transferred to Purchaser through the applicable Closing Date, determined based on the Adjusted Closing Date Portfolio Tape for such Closing and giving effect to the adjustments set forth in Section 1.2(c) (together with all relevant supporting documentation).

“Adjustment Time” shall have the meaning set forth in Section 1.4(a)(ii).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that, directly or indirectly, owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person, and (ii) any officer, director, trustee or beneficiary of such Person.

“Affiliate Contract” shall have the meaning set forth in Section 3.20(a).

“Alternative Transactions” shall have the meaning set forth in Section 1.5.

“Agency Fees” means all fees collected by or on behalf of the Seller Parties and any of their Affiliates with respect to Agented Loans.

“Agented Loans” means, collectively, all Purchased Commercial Loans with respect to which a Seller Party or any Affiliate thereof is the servicer, administrative agent, collateral agent, security agent or similar role.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Law” means each of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) and any other applicable Law of similar effect, in each case as such law may be amended from time to time.

“Antitrust Laws” means the HSR Act, the Competition Act (Canada) and any other Laws applicable to the Purchaser Parties, the Seller Entities under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of lessening or preventing competition, or enabling or promoting monopolization or restraint of trade.

“Applicable Initial Closing” shall have the meaning set forth in Section 9.1.

“Applicable Initial Closing Date” shall have the meaning set forth in Section 9.1(b).

“Applicable Prepayment Reduction Amount” means, (a) with respect to a Fully Prepaid Commercial Loan, an amount equal to the difference, if positive, between (i) the sum of the Unpaid Principal Balance of the Fully Prepaid Commercial Loan as of the date such Purchased Commercial Loan becomes a Fully Prepaid Commercial Loan and all Commercial Loan Prepayment Fees paid with respect to the applicable Fully Prepaid Commercial Loan and (ii) the Unadjusted Loan Purchase Price, less the credits provided for in Section 1.4(h)(iii) as of the date such Purchased Commercial Loan becomes a Fully Prepaid Commercial Loan and (b) with respect to a Purchased Commercial Loan that is partially prepaid, an amount equal to the Commercial Loan Prepayment Fees.

“Assumed Contracts” means (i) all of the Material Contracts set forth on Schedule 5.1(h) hereto; (ii) all Hotel Agreements; (iv) all Contracts that are terminable without penalty or fee on 60 days’ notice; (v) Contracts with respect to the provision of any services for or to any applicable Property that require payments of less than $250,000 per annum and which extend no longer than one (1) year following the applicable Closing Date (other than Contracts that are required to be terminated pursuant to Section 5.1(h)); (vi) any other customary agreements related to multiple Properties (such as rooftop antenna leases) and no other properties and that require payments of less than $500,000 per annum; and (vii) any other Contracts assigned to a Purchaser Party at the applicable Closing at such Purchaser Party’s request.

“Assumed Liabilities” shall have the meaning set forth in Section 1.1(c).

“Available Insurance Policies” shall have the meaning set forth in Section 5.28(a)(i).

“Backlog Asset” shall have the meaning set forth in Section 5.23.

“Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Blackstone Affiliate Purchaser Party” each Purchaser Party pursuant to the terms of this Agreement that is an Affiliate of The Blackstone Group L.P. or Blackstone Real Estate Advisors L.P. Such Blackstone Affiliate Purchaser Parties are referred to on certain Schedules to this Agreement as “BXMT” and “BREDs”.

“BS/S Sale Value” shall have the meaning set forth in Section 7.2(c)(ii).

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

“Business Employees” means all employees, officers, or directors of (x) the Seller Parties, any of their Affiliates, in each case, who are employed by or performing services for or with respect to the Equity Entities, the Properties, the Underlying Properties, the Purchased Commercial Loans or the Underlying Commercial Loans or (y) the Equity Entities.

“Buy-Sell” shall have the meaning set forth in Section 7.2(c)(ii).

“Buy-Sell Discussion Period” shall have the meaning set forth in Section 7.2(c)(i).

“Buy/Sell Sale Price” shall have the meaning set forth in Section 7.2(c)(ii).

“Cash” means, as of the applicable Adjustment Time, an amount equal to an applicable Purchased Entity’s cash and cash equivalent balances in the applicable currency required to be used hereunder.

“Casualty” shall have the meaning set forth in Section 8.1.

“CL Arbitrator” shall mean JPMorgan Bank, DB and BAML.

“Claims” shall have the meaning set forth in Section 5.12(a).

“Closing” means an Applicable Initial Closing or an applicable Deferred Closing (if any), as applicable.

“Closing Date” means an Applicable Initial Closing Date or the applicable Deferred Closing Date (if any), as applicable.

“Closing Date CL Portfolio Tape” means a Portfolio Tape, in Microsoft Excel format, delivered to the Purchaser Parties and labeled “Project Kensington – CL Portfolio Tape” setting forth (a) as of three (3) Business Days prior to the applicable Closing Date, the same Loan Portfolio Information as contained in the Signing Portfolio Tape for each Purchased Commercial Loan to be Transferred to the Purchaser Parties on such Closing Date, and (b) as of the Adjustment Time, with respect to any Fully Prepaid Commercial Loan or partially prepaid Purchased Commercial Loan, the adjustments set forth in Article I, in each case, reflecting solely factual changes to the Loan Portfolio Information for each such Purchased Commercial Loan for the period commencing on the date of the Signing Portfolio Tape and terminating on the applicable Closing Date.

“Closing Notice Date” shall have the meaning set forth in Section 7.1(b).

“Closing Unpaid Principal Balance Statement” means an accounting statement setting forth the Unpaid Principal Balances of all Purchased Commercial Loans Transferred to the Purchaser Parties on the applicable Closing Date, determined based on the Closing Date CL Portfolio Tape for such Closing, and giving effect to the adjustments set forth in Section 1.2(c) as of the date of such Portfolio Tape, together with all relevant supporting documentation.

“Closing Statement” means an Initial Closing Statement or Deferred Closing Statement, as applicable.

“Closing Year Additional and Percentage Rent” shall have the meaning set forth in Section 1.4(b)(iv)(A).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Loan” means any contract in existence on the date hereof or the applicable Closing (including, in each case, any amendment or modification thereto or extension, renewal, novation, assignment or assumption thereof), and any ancillary agreements relating thereto, that evidences a payment obligation and is in the form of a secured or unsecured financing and with respect to which any of the Purchased Entities or Seller Parties is, as of the date hereof or will be as of Closing, the lender, secured party or obligee, including, without limitation, any Agented Loans.

“Commercial Loan Backlog” means any financing transaction similar in type to a Purchased Commercial Loan originated by Seller Parties but not included on the Signing Portfolio Tape.

“Commercial Loan Mortgage” means, with respect to each Purchased Commercial Loan, the mortgage, deed of trust, security deed (deed to secure debt), or other instrument creating a lien, mortgage or charge over or on a fee simple, freehold or leasehold estate in real property and securing a Purchased Commercial Loan.

“Commercial Loan Note” means, with respect to a Purchased Commercial Loan, the original executed promissory note or credit or facility agreement evidencing the indebtedness of an Obligor, together with the original of any allonge, rider, addendum or amendment thereto and any assignments thereof and any amendments or modifications thereto.

“Commercial Loan Property” means, with respect to any Commercial Loan, any real property (excluding any personal property covered by a security instrument other than a Commercial Loan Mortgage) securing such Commercial Loan.

“Commercial Loan-Related Asset” means with respect to a Purchased Commercial Loan, all of the right, title, and interest of the applicable Seller Party or Purchased Entity in, to and under (i) the Loan Files, the books, ledgers, files, reports, plans, records, manuals and other materials (in whatever form or medium) relating to such Purchased Commercial Loan, including, as applicable, the Commercial Loan Note, and any Commercial Loan Security Instruments related thereto; and (ii) all derivatives, swaps, hedging instruments and related instruments related to such Purchased Commercial Loan (if any), to the extent transferable; provided however that Commercial Loan-Related Assets shall not include Seller Parties’ obligations under any derivatives, swaps, or hedging instruments in respect of a Purchased Commercial Loan.

“Commercial Loan Prepayment Fees” means all exit fees, equity kickers, default interest, late fees, prepayment fees, defeasance payments, yield maintenance, breakage and similar charges, as well as default interest and late fees, paid by an Obligor and received by a Seller Party with respect to the Seller Parties’ interest in the applicable Purchased Commercial Loan.

“Commercial Loan Security Instruments” means, with respect to each Purchased Commercial Loan, any loan agreement, subordination or intercreditor agreement, mortgage, deed of trust, assignment of leases and rents, security agreement, promissory note, guaranty, pledges, assignment of receivables, assignment of hedging arrangements and other assignments, debentures, duty of care agreements, letters of credit, bonds, assignment of life insurance policies, assignment of deposit accounts, title insurance policy and casualty insurance policy, in each case, whether printed or in electronic format.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity.

“Condemnation” shall have the meaning set forth in Section 8.1.

“Confidential Documentation” means (i) any document or correspondence which would be subject to the attorney-client privilege; (ii) the Seller Parties’ income Tax Returns and associated workpapers; (iii) any document or item which any Seller Party is contractually or otherwise bound to keep confidential and would be in breach of if disclosed to the Purchaser Parties; (iv) any internal memoranda, reports or assessments of any Seller Party or any of its Affiliates, including with respect to the Seller Parties’ valuation of the Properties or Underlying Properties; and (v) appraisals of the Transferred Properties whether prepared internally by a Seller Party or any of its Affiliates or externally.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(a).

“Contract” means any written agreement, contract, instrument, lease or sublease (including any lease or sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, commitment, obligation, promise or undertaking of any kind that is legally binding (but excluding any Licenses and Permits).

“Credit Support Arrangement” shall have the meaning set forth in Section 5.30.

“Credit Support Indemnification Obligations” shall have the meaning set forth in Section 5.30.

“Credit Support Release” shall have the meaning set forth in Section 5.30.

“Debt Ground Leases” shall have the meaning set forth in Section 3.14(i).

“Debt Removal Exceptions” shall have the meaning set forth in Section 2.4(g)(ii).

“Defeased Loans” shall have the meaning set forth in Section 3.14(g).

“Deferral Condition” shall mean with respect to any Deferred Asset, the specified condition to Closing relating to such Deferred Asset set forth in this Agreement, including those specifically set forth in Section 7.1(a) hereof, that, unless satisfied or waived, results in the Closing with respect to such Deferred Asset being delayed.

“Deferral Consent Condition” shall have the meaning set forth in Section 7.1(a).

“Deferred Assets” shall have the meaning given to such term in Section 7.1(a).

“Deferred Closing” shall have the meaning set forth in Section 9.5.

“Deferred Closing Date” shall have the meaning set forth in Section 9.5.

“Deferred Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Deferred Commercial Loan” means any Commercial Loan that is determined to be a Deferred Asset pursuant to, and in accordance with the provisions of this Agreement, together with any related Commercial Loan-Related Assets.

“Deferred Commercial Loan Property” means any Commercial Loan Property that is security for a Deferred Commercial Loan.

“Deferred Interests” means any Purchased Interests that are determined to constitute Deferred Assets pursuant to, and in accordance with, Section 7.1(a).

“Deferred Property” means any Transferred Property that is determined to be a Deferred Asset pursuant to, and in accordance with, Section 7.1(a).

“Deferred Underlying Property” means any Underlying Property (or the applicable Purchased Interests relating thereto) that is determined to be a Deferred Asset pursuant to, and in accordance with, Section 7.1(a).

“Deferred Transactions” shall have the meaning set forth in Section 9.5.

“Delinquent Rent” shall have the meaning set forth in Section 1.4(b)(v).

“Designated Backlog Asset” shall have the meaning set forth in Section 5.23.

“Designated Commercial Loan” shall mean each of the Purchased Commercial Loans as set forth on Schedule 2.5(b).

“Designated Equity Asset” means such Purchased Interest, Purchased Entity, Option Asset or Property designated by the Purchaser Parties as having a defect or adverse condition which the Purchaser Parties have reasonably determined in good faith has a negative impact on the value in excess of ten percent (10%) of the Unadjusted Asset Purchase Price Amount with respect to such Purchased Interest or Property.

“De Minimis Debt Matter” shall have the meaning set forth in Section 11.6(a).

“De Minimis Equity Matter” shall have the meaning set forth in Section 11.6(a).

“De Minimis Matter” shall mean either a De Minimis Debt Matter or a De Minimis Equity Matter.

“Diligence Materials” shall mean the following items:

(a) copies of all Existing Title Policies, Existing Surveys and European Title Documentation in the Sellers Parties’ possession and control;

(b) copies of all Material Contracts.

(c) copies of all the Material Leases, together with any addenda, amendments and letters of credit relating thereto;

(d) copies of all Ground Leases; and

(e) the Loan Files for each Purchased Commercial Loan and copies of all Material Loan Documents.

“Disclosure Schedules” means the disclosure schedules that the applicable Party delivered to the other Parties as of the date of this Agreement.

“Divestiture or Burden” shall have the meaning set forth in Section 5.2(e).

“Due Diligence” shall have the meaning set forth in Section 2.1(a).

“Employee Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA or any “multiemployer plan,” within the meaning of Section 3(37) of ERISA, (b) any retirement, welfare benefit, bonus, stock option, equity purchase, restricted stock, equity-based, incentive, supplemental retirement, retention, transaction bonus, change of control, deferred compensation, retiree health, life insurance, severance, Code Section 125 flexible benefit, vacation and all other employee benefit plans, programs, policies, arrangements or agreements, or (c) any employment, consulting, termination, severance, collective bargaining or similar agreement, in each case, (x) which are contributed to (or for which there is an obligation to contribute to), sponsored by or maintained by any of the Seller Parties or any Equity Entities or any of their respective Affiliates for the benefit of any current or former Business Employee, or (y) pursuant to which any of the Equity Entities has, or could reasonably be expected to have, any Liabilities.

“Environmental Claims” shall have the meaning set forth in Section 11.5(d).

“Environmental Condition” means the presence of any Hazardous Materials in, on, under, or migrating to or from a Property in violation of Environmental law; or noncompliance with any Environmental Law at a Property, in either case, which presence or noncompliance would be reasonably likely to materially and adversely affect the Property.

“Environmental Law” means all applicable federal, state, provincial and local statutes, Laws, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, in existence on or before the date hereof, which pertain to the environment, soil, water, air, or flora and fauna, as such have been amended, modified or supplemented as of the date hereof (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those Laws in existence on or before the date hereof relating to: (a) the manufacture, processing, use, distribution, treatment, storage, disposal, discharge, release, threatened release, generation or transportation of Hazardous Materials; (b) air, soil, surface, subsurface, groundwater or noise pollution; (c) protection of endangered species, wetlands or natural resources; (d) the operation and closure of underground storage tanks; (e) health and safety of employees and other persons; and (f) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Laws also include the following as they existed on or before the date hereof: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended, to the extent it governs exposure to Hazardous Materials; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

“Environmental Response” shall have the meaning set forth in Section 11.5(d).

“Equity Arbitrator” shall mean CBRE, JLL, Eastdil Secured (other than in Europe) and Savills (in Europe).

“Equity Arbitration Notice” shall have the meaning set forth in Section 2.4(b)(i).

“Equity Assets” shall have the meaning set forth in Recital A.

“Equity FMV Estimate” shall have the meaning set forth in Section 2.4(b)(ii).

“Equity Response Notice” shall have the meaning set forth in Section 2.4(b)(i).

“Equity Response Period” shall have the meaning set forth in Section 2.4(b)(i).

“Equity Entity” means a Purchased Entity, Joint Venture or a Subsidiary of either of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 1.3.

“Estimated Deferred Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Estimated Deferred Debt Purchase Price” shall have the meaning set forth in Section 1.2(c).

“Estimated Deferred Equity Purchase Price” shall have the meaning set forth in Section 1.2(b)(ii).

“Estimated Deferred Purchase Price” means the sum of the Estimated Deferred Equity Purchase Price and the Estimated Deferred Debt Purchase Price.

“Estimated Initial Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Estimated Initial Debt Purchase Price” shall have the meaning set forth in Section 1.2(c).

“Estimated Initial Equity Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Estimated Initial Purchase Price” means the sum of the Estimated Initial Equity Purchase Price and the Estimated Initial Debt Purchase Price.

“European Title Documentation” means, in respect of the Properties and Purchased Entities located in Europe, such documentation as is customarily provided by a seller in a transaction between professional investors for the Transfer of similar properties or entities in the applicable jurisdiction, including any documentation reasonably required by a notary to effect the Transfer of a Property (or which, in connection with the Transfer of a Purchased Entity, would have reasonably been required by a notary had the Underlying Properties been Transferred instead of such Purchased Entity) and including those documents specifically identified as “European Title Documentation” on Annexes 1 through 14.

“European Loan Transfer Documents” shall have the meaning set forth in Section 5.29(c).

“European Transfer Documents” shall have the meaning set forth in Section 5.29(b).

“Excluded Asset” has the meaning set forth in Section 1.1(d).

“Excluded Asset Benefit” means (i) any payments or other property received by a Purchased Entity or Subsidiary thereof that was wholly owned by the Seller Parties prior to the Closing with respect to assets previously held by such Purchased Entity or Subsidiary that are not related, directly or indirectly, to the Properties, the Underlying Properties or the Purchased Commercial Loans (including, without limitation, any deferred sale proceeds related to real properties or other assets owned by such Purchased Entities or Subsidiaries prior to the applicable Closing Date and that have not yet been paid to the applicable Purchased Entity or Subsidiary as of such applicable Closing Date), and (ii) any payments or proceeds received by an Equity Entity following the applicable Closing Date with respect to the recovery of amounts paid by the applicable Equity Entity on behalf of, or in satisfaction of obligations of, Tenants.

“Excluded Liabilities” means any Liabilities (a) of the Purchased Entities or Equity Entities not related, directly or indirectly, to the Properties or the Purchased Commercial Loans (Liabilities related to properties previously owned by a Purchased Entity or an Equity Entity but not a Property shall not for purposes of this clause (a) be deemed related to the Properties); (b) relating to the Purchased Commercial Loans relating to the period prior to the applicable Closing Date; (c) of the Seller Parties, or any of their respective directors, officers, employees, stockholders or agents, arising out of the terms and conditions of this Agreement or the Transactions, including any and all fees and expenses of any attorneys of the Seller Parties; (d) for which the Seller Parties have agreed to indemnify the Purchaser Parties or which the Seller Parties have agreed to retain or bear, in each case, as set forth in Exhibit B; and (e) Pre-Closing Taxes.

“Exclusion Notice” has the meaning set forth in Section 2.4(a).

“Exercise Notice” has the meaning set forth in Section 6.2.

“Existing Environmental Reports” shall have the meaning set forth in Section 3.12(a).

“Existing Loan” means (i) the existing loans as of the date hereof encumbering the Properties set forth on Schedule 3.21, and (ii) as of the applicable Closing Date, the Existing Loans, as modified by any refinancings in accordance with this Agreement.

“Existing Loan Documents” means all loan agreements, notes, mortgages, guarantees, indemnities and other loan documents evidencing the Existing Loans (together with any amendments, modifications or supplements thereto).

“Existing Loan Indemnification Obligations” shall have the meaning set forth in Section 5.20.

“Existing Loan Release” shall have the meaning set forth in Section 5.20.

“Existing Policy” or “Existing Policies” shall have the meaning set forth in Section 2.3(a).

“Existing Survey” or “Existing Surveys” shall have the meaning set forth in Section 2.3(a).

“Exit Rights” means the “buy/sell”, “right of sale”, “right of first refusal”, “right of First offer” or similar mechanism contained in any Venture Agreement, by the terms of which any partner, member or manager may offer to purchase the interest of the other or require the sale of the Underlying Property or Underlying Properties owned by the Joint Venture.

“FATCA” shall have the meaning set forth in Section 3.9(e).

“FIRPTA Certificate” shall have the meaning set forth in Schedule 9.2(c).

“Fixed Rent” shall have the meaning set forth in Section 1.4(b)(i).

“Franchise Agreement” has the meaning set forth in Section 3.15(a)(ix).

“French Accession and Amendment Agreement” shall have the meaning set forth in Recital C.

“Fundamental Seller Representations” shall have the meaning set forth in Section 11.1.

“Fundamental Purchaser Representations” shall have the meaning set forth in Section 11.1.

“GAAP” means the United States of America generally accepted accounting principles as in effect from time to time, consistently applied.

“GE Names and GE Marks” means the names or marks of General Electric Company or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company” and “General Electric” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“GE Partner” means a Seller Entity that has an ownership interest in a Joint Venture.

“General Property Disclosures” shall have the meaning set forth in Section 5.13(b)

“Governmental Entity” shall have the meaning set forth in Section 3.3(b).

“Ground Leased Properties” shall have the meaning set forth in Section 3.5(b).

“Ground Leases” shall have the meaning set forth in Section 3.5(b).

“Guarantor” means Blackstone Real Estate Partners VIII L.P., a Delaware limited partnership.

“Guarantee” means that certain guarantee to the Seller Parties pursuant to which the Guarantor is guaranteeing payment of the Termination Fee, if and when due and payable hereunder, and certain other amounts as provided therein.

“Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, or (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, crude oil or any fraction thereof).

“HMRC” means Her Majesty’s Revenue and Customs.

“Hotel” has the meaning set forth in Section 3.15(a)(ix).

“Hotel Agreements” has the meaning set forth in Section 3.15(a)(ix).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hypothetical Sale” shall have meaning given to such term in Section 1.4(a)(iv)(A).

“Improvements” means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the applicable land parcel, including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) but not including trade payables incurred in the ordinary course of business, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the Unadjusted Asset Purchase Price Amount of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien on any property or asset owned or held by such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person; provided that Indebtedness shall not include any amounts set forth on the Closing Statement and taken into account for the purposes of calculating any Unadjusted Asset Purchase Price Amount.

“Indemnified Party” shall have the meaning set forth in Section 11.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.5(a).

“Initial Closing” shall have the meaning set forth in Section 9.1.

“Initial Closing Statement” shall have the meaning set forth in Section 1.4(i)(ii).

“Initial Debt Closing” shall have the meaning set forth in Section 9.1.

“Initial Debt Closing Date” shall have the meaning set forth in Section 9.1(a),

“Initial Equity Closing” shall have the meaning set forth in Section 9.1.

“Initial Equity Closing Date” shall have the meaning set forth in Section 9.1(b),

“Initial Transactions” shall have the meaning set forth in Section 9.1.

“Interest” means the stock, equity interest, partnership interest, limited liability company membership interest, interests in French OPCI (Organisme de Placement Collectif en Immobilier), units in an Italian closed-end real estate fund (fondo commune di investimento immobiliare chiuso), and/or units in an open-ended fund under German capital investment law, in each case, held by any Seller Party in a Purchased Entity.

“Inspections” shall have the meaning set forth in Section 2.1(b).

“Investment Lien” means any Lien pertaining to the sale, assignment, disposition or transfer of the Purchased Interests (including any consents or approvals of transfers, ROFRs, Exit Rights and similar rights) set forth in any Venture Agreement. For purposes of clarification, Investment Lien does not include any third-party Lien on Purchased Interests with respect to indebtedness incurred by a Seller Party, a GE Partner, an Operating Partner, a Joint Venture or a Subsidiary, regardless of whether or not such Lien arises out of or is based on any Venture Agreement.

“Irrevocable Offer” shall have the meaning set forth in Recital C.

“Joint Venture” means (i) each Purchased Entity that is not one hundred percent (100%) owned, directly or indirectly, by the Seller Parties, and (ii) each Person in which a Purchased Entity owns an interest, directly or indirectly, which is not one hundred percent (100%) directly or indirectly owned by such Purchased Entity.

“JV Reserve Items” has the meaning given to such term in Section 1.4(a)(iv)(B).

“Knowledge of the Seller Parties” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule A-1. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by the Seller Parties being or becoming untrue, inaccurate or incomplete in any respect.

“Laws” shall have the meaning set forth in Section 3.3(a).

“Leases” means all leases, subleases, tenancy and occupancy agreements with respect to any of the Properties, Underlying Properties or any portion thereof (other than a Ground Lease).

“Leasing and Brokerage Agreements” means agreement in effect on the date of this Agreement pursuant to which any brokerage commissions, tenant inducement costs, finder’s fees or similar payments are or will be owed with respect to any Properties.

“Leasing Costs” means, with respect to any Lease, all capital costs, expenses for capital improvements, equipment, painting, decorating, portioning and other items to satisfy the initial construction obligations of the landlord under such lease (including expenses for any architectural or engineering services with respect to the foregoing), “tenant allowances” in lieu of or as a reimbursement for the foregoing items, payments made for the purposes of satisfying or terminating the obligations of the tenant under such lease to the landlord under another lease (buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, free rent obligations, in each case to the extent the landlord under the Lease or other relevant agreement is responsible for such costs or expenses.

“Lender Title Policy” shall have the meaning set forth in Section 3.14(a).

“Liabilities” means all debts, liabilities or obligations including all costs and expenses relating thereto.

“Licensed Marks” shall have the meaning set forth in Section 5.9(b).

“Licenses and Permits” means, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Purchased Entities, the Properties or the Underlying Properties, together with all renewals and modifications thereof.

“Liens” means all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances.

“Litigation Notice” shall have the meaning set forth in Section 12.10(d).

“Loan Files” means, with respect to a Purchased Commercial Loan, the Commercial Loan-Related Assets, loan payment history, and third party reports, title reports, surveys, ground leases, operating statements, borrower and guarantor financial statements, advance certificates, correspondence from or with borrowers, co-lenders, servicers, and agents under a Purchased Commercial Loan to the extent received from the agent with respect to such Purchased Commercial Loan and other documents of each Seller Party contained in the credit and transaction files.

“Loan Portfolio Information” means each of the following columns on the applicable Portfolio Tape with respect to each Purchased Commercial Loan: (a) the outstanding principal amount; (b) the current interest rate; (c) the name of the Obligor; (d) the initial maturity date; (e) the accrued and unpaid interest due; (f) the last payment amount received by the applicable Seller Party and the date of such payment; (g) any unfunded loan commitments; and (h) the balance under escrow, letters of credit, security deposits or such other reserves held by a Seller Party or its Affiliates on behalf of the Obligor.

“Loan Portfolio Percentage Premium” means, as of the applicable date of determination, (a) with respect to any Purchased Commercial Loan reflected on the Signing Portfolio Tape and designated as a Purchased Commercial Loan to be Transferred to a Blackstone Affiliate Purchaser Party as reflected on Schedule A-3, the applicable percentage as of such date as reflected on Schedule A-3(a) to this Agreement; provided, however, that, notwithstanding the foregoing, if any Purchased Commercial Loan is Transferred to a Blackstone Affiliate

Purchaser Party after June 30th, 2015 due to any Transfer delay (other than the Purchaser Parties’ election to defer pursuant to Section 7.1(b)), then, only with respect to Purchased Commercial Loans for which the Loan Portfolio Percentage Premium is greater than 100%, no Loan Portfolio Percentage Premium shall be payable, and (b) with respect to any Purchased Commercial Loan reflected on the Signing Portfolio Tape, and designated as a Purchased Commercial Loan to be Transferred to a Non-Blackstone Purchaser Party as reflected on Schedule A-3, the applicable percentage as of such date as reflected on Schedule A-3(a) to this Agreement.

“Losses” means all losses, damages, costs, expenses, Taxes, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees), but expressly (i) excluding any consequential, incidental, indirect, special or punitive damages of any Person (including loss of revenue, loss of income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or an alleged breach and, in particular, no “multiple of profits”, “multiple of operating income” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses), and (ii) including actual loss of revenue, actual loss of income or profits and actual realized diminution in value.

“Mandatory Removal Exceptions” shall have the meaning set forth in Section 2.3(g)(ii).

“Material Action” means any action which is (a) brought by an Operating Partner or any borrower, co-lender, administrative agent, counterparty to a Purchased Commercial Loan, or (b) affects any Property, excluding, with respect to this clause (b), any Action that is (i) covered by insurance or (ii) is not reasonably expected to result in Liabilities in excess of $1,000,000 individually or $15,000,000 when aggregated with all other Actions relating to the Properties, or (c) affects the Seller Parties’ ability to consummate the Transactions

“Major Property Contract” shall have the meaning set forth in Section 3.15(a)(ii).

“Material Adverse Effect” shall have the meaning set forth in Section 9.4(c).

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Material Lease” means any Lease that is both (i) ten percent (10%) of all base rents collected with respect to the applicable Property during the most recently ended calendar year, and (ii) a Lease demising more than 10,000 square feet of the rentable square footage of such Property.

“Material Loan Documents” means all material loan documents, including the loan agreements, notes, co-lender agreements, intercreditor agreements, mortgages/deeds of trust, participation agreements, guaranties, indemnities and swap/hedge agreements relating to the Purchased Commercial Loans, including any modifications, amendments, supplements or replacement thereto.

“Material Third Party Option” means a “buy/sell”, “option to purchase”, “right of first refusal”, “right of First offer” or similar mechanism by the terms of which any Person may acquire Equity Assets representing more than twenty-five percent (25%) of the Unadjusted Asset Purchase Price Amounts of the Equity Assets or Purchased Commercial Loans representing more than twenty-five percent (25%) of Unadjusted Loan Purchase Prices of the Purchased Commercial Loans.

“Material Title Exceptions” shall have the meaning set forth in Section 2.3(c)(iii).

“New Survey” shall have the meaning set forth in Section 2.3(b).

“Non-Submitting Party” shall have the meaning set forth in Section 2.4(b)(ii).

“Non-Transferable LOC” shall have the meaning set forth in Section 1.4(f).

“Objection Date” shall have the meaning set forth in Section 2.3(c)(i).

“Obligor” means, with respect to any Purchased Commercial Loan, the applicable borrower, mortgagor, grantor under a deed of trust, guarantor or indemnitor or other person who owes payments or provides security under such Purchased Commercial Loan.

“OFAC” shall have the meaning set forth in Section 3.22.

“Operating Partner” means with respect to each Joint Venture, any Person other than an Affiliate of a Seller Entity that owns an ownership interest in such Joint Venture.

“Option” shall have the meaning set forth in Section 6.1(a).

“Option Asset” means each of the Option Purchased Entities, Option Interests and Option Properties set forth on Schedule 3 hereto.

“Option Period” has the meaning set forth in Section 6.1(a).

“Option Property” means a real property (other than an Option Underlying Property) described on Schedule 3 hereto.

“Option Purchased Entities” means each of the entities set forth on Schedule 3 hereto.

“Option Purchased Interests” means each of the Interests in each of the Option Purchased Entities described on Schedule 3 hereto.

“Option Underlying Property” means a real property owned by an Option Purchased Entity or any applicable Subsidiary or Joint Venture thereof.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Organizational Documents” means, as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Origination Fees” all origination, commitment, underwriting or similar fees collected by or on behalf of a Seller Party or an Affiliate thereof.

“Outside Debt Date” shall have the meaning set forth in Section 10.1(c).

“Outside Equity Date” shall have the meaning set forth in Section 10.1(c).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Percentage Rent” shall have the meaning set forth in Section 1.4(b)(ii).

“Percentage Rent Period” shall have the meaning set forth in Section 1.4(b)(ii).

“Permitted Encumbrances” shall have the meaning set forth in Section 2.3(e).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Portfolio Tape” means, as applicable, any Adjusted Closing Date Portfolio Tape, any Closing Date CL Portfolio Tape or the Signing Portfolio Tape.

“Pre-Closing Refunds” shall have the meaning set forth in Section 1.4(b)(iv)(B).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.6(c).

“Pre-Closing Taxes” means: (i) any and all liability for Taxes that are allocated to the Seller Parties pursuant to this Agreement, including pursuant to Section 5.5, (ii) any and all liability for Taxes of the Equity Entities or with respect to the Properties for any Pre-Closing Tax Periods and the portion of any Straddle Tax Period ending on the Closing Date, (iii) any and all liability for Taxes of any Person (other than Equity Entities) (A) as a result of Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation or as a result of filing any consolidated, combined, unitary or aggregate Tax Return with such Person prior to the Closing Date, (B) as a transferee or successor by law, pursuant to contract entered into prior to the Closing Date, or any other relationship in existence as of the Closing, or (C) for which any Equity Entity has any secondary liability resulting from a breakup or exit from a tax group or tax consolidation or any other group relief and / or loss surrender arrangement of which it was a member prior to Closing, and (iv) all liability for reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchaser Parties or any of their Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters as set forth in (i) – (iii). Notwithstanding any of the foregoing, any Taxes otherwise described in (i) through (iv) above shall not be “Pre-Closing Taxes” to the extent accounted or adjusted for in a proration, calculation or other adjustment under Section 1.4.

“Pre-Emptive Right” means, in the case of any Property located in Europe, including France, Italy, Spain and Germany, any right of any Governmental Entity to receive an offer to purchase such Property.

“Present Fair Salable Value” shall have the meaning set forth in Section 4.7.

“Properties” shall have the meaning set forth in Recital A.

“Property Condition Reports” shall have the meaning set forth in Section 5.13(a).

“Property-Related Interests” means fee or freehold title to, or a leasehold interest in and to, a particular land parcel, together with all rights and privileges appurtenant thereto and all Improvements located thereon, and including, to the extent binding on, affecting or otherwise pertaining to such land parcel, all of the right, title, and interest in, to and under the following:

(a) all fixtures, furniture, equipment and other tangible personal property located on or used exclusively in connection with the applicable land parcel and not owned by the respective Tenants under Leases; the Leases (other than the Ground Leases related to such land parcel) and, subject to the terms of the Leases, the guarantees and other documents and agreements executed by a Tenant or guarantor related thereto;

(b) the Ground Leases related to the applicable land parcel;

(c) to the extent assignable or transferrable, all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances of any Seller Party solely related to or used in connection with the ownership, use or operation of the applicable land parcel and the Improvements thereon;

(d) the Records and Plans related to the applicable land parcel and the Improvements thereon, provided that the Seller Parties at their sole cost and expense will have the right at any reasonable time upon reasonable prior notice to the Purchaser Parties to make copies of the Records and Plans that relate to the period prior to the Closing for a particular Property, to be used for reasonable purposes;

(e) to the extent transferable, the benefit of and right to enforce the covenants, warranties and indemnities, if any, that any Seller Party is entitled to enforce with respect to any item otherwise included within the definition of “Property”;

(f) any transferable governmental licenses, permits, approvals and certificates that are in effect on the applicable Closing Date and are used in connection with the ownership, use or operation of the applicable land parcel and/or Improvements, and any renewals thereof, substitutions therefor or additions thereto;

(g) all alleys and easements appurtenant to the applicable land parcel, rights of ingress and egress thereto, and any strips and gores within or bounding the applicable land parcel;

(h) all development rights appurtenant to the applicable land parcel;

(i) the land lying in the bed of any street or highway in front of or adjoining the applicable land parcel to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the applicable land parcel by reason of a change of grade of any street or highway; and

(j) to the extent transferable, all right, title and interest of any Seller Party in, to and under any performance bonds or other bonds and security provided to it by any contractor pursuant to any construction or other contracts relating to the applicable land parcel or the Improvements thereon.

“Property Removal Exception” shall have the meaning set forth in Section 2.3(g)(i).

“Property Transfer Costs” means all title, transfer and closing costs and expenses associated with the Transactions including (i) costs related to the preparation of title commitments on all Properties, Underlying Properties and Commercial Loan Properties, (ii) premiums for extended owners title policies and customary endorsements, (iii) recording and/or registration fees, if any; and (iv) escrow fees; provided, that Property Transfer Costs shall not include the Seller Parties’ attorney fees incurred in connection with the Transfer of the Purchased Interests, the Properties, and the Purchased Commercial Loans or any Transfer Taxes.

“Property Transfer Documents” means, as applicable:

(a) For each Property, a special warranty deed, transfer deed, grant deed, or equivalent deed under the law of the jurisdiction where the applicable Property is located warranting against the acts of the applicable Seller Party and no others, conveying the applicable Property to a Purchaser Party (and Transferring title thereto), subject only to Permitted Encumbrances, properly notarized if required by applicable Law;

(b) For each Property, if necessary to effect and an assignment of the Leases, two counterpart originals of an assignment and assumption of the applicable Leases in substantially the form attached hereto as Exhibit D executed by the applicable Seller Party and the applicable Purchaser Party, together with any security or other deposits being held by the applicable Seller Party under the Leases, provided to the extent that any security deposit is in the form of letter of credit, bond or other non-cash security, the Seller Parties shall use commercially reasonable efforts to cause the transfer of such security deposit (or have it re-issued in the name of the applicable Purchaser Party) as soon as reasonably practicable after Closing;

(c) A counterpart original of a memorandum of assignment and assumption for each Property for which a memorandum of lease is already recorded in the county records, in form mutually acceptable to the Parties;

(d) For each Property that is ground leased to a Seller Party, two counterpart originals of an assignment and assumption of the corresponding Ground Lease, in a form mutually acceptable to the Parties;

(e) A counterpart original of a memorandum of assignment and assumption for each Ground Lease for which a memorandum of lease is already recorded in the county records, in form acceptable to the Parties;

(f) For each Property, two counterpart originals of an assignment and assumption of the applicable Contracts (including all Material Contracts) related to such Property executed by the applicable Seller Party and the applicable Purchaser Party; and

(g) For each Property that is encumbered by an Existing Loan, an Existing Loan Release to the extent required by Section 5.20.

“Proprietary Information” shall have the meaning set forth in Section 5.2(c).

“Proration Items” shall have the meaning set forth in Section 1.4(a)(ii).

“Prudent Financial Industry Standards” mean any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the financial services industry related to the Purchased Commercial Loans in the applicable jurisdiction during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the general accepted financial services practices in such jurisdiction and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in such jurisdiction in a manner consistent with sound financial practices, applicable Law and the relevant financial environment. “Prudent Financial Industry Standards” is not intended to be limited to the optimum practice, method or act in such jurisdiction to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications in such jurisdiction.

“Purchased Commercial Loan” shall have the meaning set forth in Recital A.

“Purchased Commercial Loan Assignment and Assumption Agreement” shall have the meaning set forth in Schedule 9.2(c).

“Purchased Entity” shall have the meaning set forth in Recital A.

“Purchased Interest Assignment and Assumption Agreement” shall have the meaning set forth in Schedule 9.2(c).

“Purchased Interests” shall have the meaning set forth in Recital A.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 9.3(a).

“Purchaser Party Designee” shall mean (i) any Affiliate of Blackstone Real Estate Advisors L.P. or The Blackstone Group L.P., (ii) Wells Fargo Bank, N.A., or (iii) any Affiliate of Wells Fargo Bank, N.A., including any of Wells Fargo Bank N.A.’s or its Affiliates’ branches.

“Purchaser Parties” shall have the meaning set forth in the Preamble.

“Purchaser Parties’ Knowledge” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule A-2, after reasonable inquiry by such persons named on Schedule A-2 of other individuals that directly report to such persons named on Schedule A-2 (but solely to the extent that such persons named on Schedule A-2 reasonably believe in good faith that such other individuals that directly report to them have knowledge of the matter in question). No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto.

“Purchaser Related Parties” shall have the meaning set forth in Section 2.1(b).

“Purchaser Representative” shall have the meaning set forth in Section 12.3(b).

“Records and Plans” means, collectively: (a) all books and records, including, but not limited to, property operating statements, specifically relating to the Properties or Underlying Properties, and Tax Returns (other than Seller Parties’ income Tax Returns); (b) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Properties, Underlying Properties or the Improvements; (c) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Properties or any portion thereof; and (d) with respect to the Properties and Underlying Properties, the blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, and environmental records and reports. The terms “Records and Plans” shall not include (i) any document or correspondence which would be subject to the attorney-client privilege; (ii) all books and records that comprise the Seller Parties’ permanent accounting records or income Tax Returns and associated workpapers; (iii) any document or item which any Seller Party is contractually or otherwise bound to keep confidential; (iv) any documents pertaining to the marketing of an individual Property for sale to prospective purchasers of such individual Property; (v) any internal memoranda, reports or assessments of any Seller Party or any of its Affiliates relating to Seller Parties’ valuation of the Properties or Underlying Properties; and (vi) appraisals of the Properties or Underlying Properties whether prepared internally by a Seller Party or any of its Affiliates or externally.

“Reference Balance Sheet” shall have the meaning set forth in Section 3.4(e).

“Reference Financial Statements” shall have the meaning set forth in Section 3.4(e).

“Rent” shall have the meaning set forth in Section 1.4(b)(v).

“Rent Roll” shall have the meaning set forth in Section 3.13.

“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.

“Requested Estoppels” shall have the meaning set forth in Section 5.18(a).

“Required Filings” shall have the meaning set forth in Section 5.3.

“Required Third Party Consents” shall have the meaning set forth in Section 5.2(g).

“Resolution Period” shall have the meaning set forth in Section 1.4(i)(iii).

“Restraints” shall have the meaning set forth in Section 9.2(b).

“ROFR” means any right of any Person other than a Seller Party to purchase or be offered the opportunity to purchase any Property or any Purchased Interest as a condition to the sale, Transfer or other disposition of such Property or Purchased Interest by a Seller Party.

“ROFR Assets” shall have the meaning set forth in Section 7.3(c).

“Security Deposits” shall have the meaning set forth in Section 1.4(f).

“Security Liens” shall have the meaning set forth in Section 2.3(g)(i).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Designee” means any Affiliate of Seller designated by Seller as a “Seller Party” hereunder.

“Seller Entity” means a Seller Party or an Equity Entity.

“Seller Exit Right” means an Exit Right triggered by an Operating Partner pursuant to which a Seller Party or any GE Partner has the right to purchase or be offered the opportunity to purchase any Property, any Underlying Property or any Purchased Interest by a third party pursuant to any agreement, including “Venture Agreements, in effect as of the date hereof.

“Seller Financed Assets” shall have the meaning set forth in Section 9.3(d).

“Seller Financing Agreements” shall have the meaning set forth in Section 5.21.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Persons” means the Seller Parties, their respective subsidiaries and Affiliates, and each direct or indirect principal, partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of them, and any of their respective heirs, successors, personal representatives and assignees.

“Seller Representative” shall have the meaning set forth in Section 12.3(a).

“Seller Resignations” shall have the meaning set forth in Section 5.14.

“Seller VAT Group” means any group for the purposes of section 43 of the UK VAT Act which includes one or more UK Companies and one or more Seller Persons that are not UK Companies.

“Signing Portfolio Tape” shall have the meaning set forth in Section 3.8(a).

“Solvent” shall have the meaning set forth in Section 4.7.

“Specified Equity Asset” shall have the meaning set forth in Section 2.4(b)(i).

“Straddle Tax Periods” shall have the meaning set forth in Section 5.6(d).

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, directly or through one or more other Subsidiaries (a) owns a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, (b) with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control, and (c) holds the power to direct or cause the direction of the management and policies of such Person.

“Tax” or “Taxes” means any and all forms of taxation imposed by a Governmental Entity including all federal, state, local or foreign taxes whether levied by reference to or in connection with income, gross receipts, license, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, margins, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax, custom duty or governmental fee, or other like assessment charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Impound Account” shall have the meaning set forth in Section 1.4(d)(iii).

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.

“Tenant Lien” shall have the meaning set forth in Section 2.3(e)(x).

“Tenants” means all Persons occupying or entitled to possession or use of any portion of any Property pursuant to a Lease.

“Termination Fee” shall mean (i) during the period from the date hereof through the date on which both the Initial Debt Closing and the Initial Equity Closing have both occurred, an amount in cash equal to $1,500,000,000, and (ii) during the period from and after the occurrence of the last to occur of the Initial Debt Closing and the Initial Equity Closing, an amount in cash equal to the lesser of (x) 15% of the then aggregate Unadjusted Asset Purchase Price Amounts and Unadjusted Loan Purchase Prices for all remaining Deferred Assets that have not been Transferred to the Purchaser Parties at a prior Closing, and (y) $1,500,000,000.

“Texas Franchise Taxes” shall have the meaning set forth in Section 1.4(a)(iv)(C).

“Third Party Claim” shall have the meaning set forth in Section 11.5(b).

“Title Commitments” shall have the meaning set forth in Section 2.3(b).

“Title Company” shall have the meaning set forth in Section 2.3(b).

“Title Objection” shall have the meaning set forth in Section 2.3(c).

“Title Policies” shall have the meaning set forth in Section 2.3(d).

“Transactions” means the sale and purchase of the Purchased Interests, the Properties, the Underlying Properties, the Purchased Commercial Loans, the assumption of the Assumed Liabilities and the performance of the related covenants and agreements contemplated by this Agreement.

“Transfer” means to sell, transfer, convey and assign and deliver or cause to be sold, transferred, conveyed assigned and delivered.

“Transfer Taxes” shall not include UK VAT, Polish VAT, Italian VAT, and Spanish VAT, but shall otherwise mean any real property or other transfer, sales, use, goods and services, harmonized sales, value added, or stamp Taxes, fees, or duties, or any recording, registration or similar Taxes, fees or duties (together with any interest, penalty, or addition thereto).

“Transferred Properties” shall have the meaning set forth in Recital A.

“Transition Services Agreement” shall have the meaning set forth in Section 5.17.

“Triggering Event” shall have the meaning set forth in Section 5.28(a).

“UK Company” means any company incorporated in the United Kingdom which will as a result of the performance of this Agreement become an Affiliate of Purchaser.

“UK Purchased Commercial Loan” means a Purchased Commercial Loan in respect of which the related Commercial Loan Property is located in the United Kingdom of Great Britain and Northern Ireland.

“UK VAT” means value added tax as charged in accordance with the UK VAT Act.

“UK VAT Act” means the UK’s Value Added Tax Act 1994.

“Unadjusted Asset Purchase Price Amount” means, with respect to any Purchased Interest, Underlying Property, Transferred Property, the portion of the Unadjusted Purchase Price set forth on Schedule 1 or Schedule 2 hereto, as applicable, opposite the name of such Purchased Interests, Underlying Property or Transferred Property.

“Unadjusted Loan Purchase Price” means (i) with respect to the applicable Purchased Commercial Loans, other than Designated Backlog Assets, the product of (a) the Unpaid Principal Balance as reflected on the Signing Portfolio Tape, and (b) the Loan Portfolio Percentage Premium, and (ii) with respect to Designated Backlog Assets, the Unadjusted Loan Purchase Price agreed to in writing by the Seller Parties and the Purchaser Parties for each such Designated Backlog Asset.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Underlying Commercial Loan” means each of the Commercial Loans owned by an Equity Entity.

“Underlying Property” means a real property owned by an Equity Entity.

“Unpaid Principal Balance” means, with respect to any Purchased Commercial Loan, the unpaid principal balance of such Purchased Commercial Loan, as reflected on the Signing Portfolio Tape or the applicable Closing Date CL Portfolio Tape.

“US Purchased Commercial Loan” means a Purchased Commercial Loan in respect of which the related Obligor or Commercial Loan Property is domiciled or located in the United States.

“Venture Agreement” means the Organizational Documents for a Joint Venture.

“Venture Buy-Sell” shall have the meaning set forth in Section 7.2(c)(ii).

“Wells Designee Outside Date” shall have the meaning set forth in Section 9.1(a).

“Wells Initial Closing Date” shall have the meaning set forth in Section 9.1(a).

“Wells Designees” shall have the meaning set forth in Section 12.15.

“Wholly-Owned Purchased Entity” means any Purchased Entity that is not a Joint Venture.

ANNEXES

Schedule II

BXMT Allocated Loans

(See attached)